                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                      GATEFIELD CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                             GATEFIELD CORPORATION
              47436 Fremont Blvd., Fremont, California 94538-6503


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON FRIDAY, NOVEMBER 10, 2000


TO THE STOCKHOLDERS OF GATEFIELD CORPORATION:


    NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of GateField Corporation, a Delaware corporation (the "Company"), will be held on Friday, November 10, 2000 at 8:00 a.m., local time, at the Company's principal executive office located at 47436 Fremont Boulevard, Fremont, California 94538-6503 for the following purposes:


1. To approve and adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of a wholly-owned subsidiary of Actel Corporation with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Actel (the "Merger"). In the proposed Merger the holders of Common Stock of the Company will receive $5.25 in cash for each share of Common Stock held as of the effective time of the Merger. Approval of the Merger Agreement will also constitute approval of the Merger; and

2. To adjourn the Special Meeting to a future date, if necessary to seek additional votes, and to transact such business as may properly come before the Special Meeting.

    The proposed Merger is described in detail in the accompanying Proxy Statement and its annexes. Please read all of these materials carefully.

    THE COMPANY'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AT THE SPECIAL MEETING.

    The Board of Directors has fixed the close of business on September 20, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

    All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Special Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                          By Order of the Board of Directors

                                          /s/ LYNNE M. BENNETT

                                          Lynne M. Bennett
                                              SECRETARY


FREMONT, CALIFORNIA
OCTOBER 10, 2000

                             GATEFIELD CORPORATION
                            47436 Fremont Boulevard
                             Fremont, CA 94538-6503


                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                           FRIDAY, NOVEMBER 10, 2000



    This Proxy Statement (the "Proxy Statement") is being furnished to the holders of Common Stock, par value $0.10 per share ("Common Stock"), of GateField Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of stockholders (the "Special Meeting") of the Company to be held on Friday, November 10, 2000 at 8:00 a.m., local time, and any adjournments thereof, at the Company's principal executive office located at 47436 Fremont Boulevard, Fremont, California 94538-6503 for the following purposes:


1. To approve and adopt an Amended and Restated Agreement and Plan of Merger dated May 31, 2000 (the "Merger Agreement") by and among the Company, Actel Corporation, a California corporation and a principal stockholder of the Company ("Actel"), GateField Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Actel (the "Merger Sub"), and with respect to Section 5.17 thereof only, Idanta Partners Ltd., a Texas limited partnership ("Idanta"), and to approve the merger (the "Merger") of the Company and the Merger Sub as described therein; and

2. To adjourn the Special Meeting to a future date, if necessary to seek additional votes, and to transact such business as may properly come before the Special Meeting.

    The proposed Merger is described in detail in the accompanying Proxy Statement and its annexes. Please read all of these materials carefully.

    The Merger Agreement provides for the merger of the Merger Sub with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Actel. Subject to the terms and conditions of the Merger Agreement, each share of Common Stock of the Company outstanding as of the Effective Date (as defined below) will be converted into and become a right to receive $5.25 per share in cash, without interest, all as more fully described in the Proxy Statement.


    Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock held by stockholders of record on September 20, 2000 (the "Record Date").


    Actel and Idanta agreed, pursuant to the terms of the Merger Agreement, to vote all of the shares owned by them in favor of the approval and adoption of the Merger Agreement and the Merger. As of the Record Date, Actel owned 1,621,298 shares of Common Stock, representing approximately 26.2% of the outstanding shares of Common Stock, and intends to vote all of such shares in favor of the Merger, and Idanta and two affiliated entities, the Dunn Family Trust and The Perscilla Faily Trust, owned an aggregate of 517,723 shares of Common Stock, representing approximately 8.4% of the outstanding shares of Common Stock, and intend to vote all of such shares in favor of the Merger.

    The Board of Directors has fixed the close of business on September 20, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

    THE MERGER CONSIDERATION CONSISTS ONLY OF CASH. AFTER THE CLOSING OF THE MERGER, CURRENT COMPANY STOCKHOLDERS WILL HAVE NO FURTHER OWNERSHIP INTEREST IN THE COMPANY.


    This Proxy Statement, the accompanying form of proxy (the "Proxy") and the other enclosed documents are first being mailed to the stockholders of the Company on or about October 10, 2000.

THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


             The date of this Proxy Statement is October 10, 2000.

                               TABLE OF CONTENTS

Questions and Answers About the Merger......................    3
Summary.....................................................    5
Special Factors.............................................    8
  Past Contacts Between GateField and Actel.................    8
  Background of the Merger..................................   10
  Reasons for the Merger; Recommendation of the Board of
    Directors...............................................   14
  Interests of Affiliated Stockholders......................   18
  Interests of Unaffiliated Stockholders....................   20
  Opinion of Financial Advisor..............................   20
  Certain Federal Income Tax Consequences...................   24
The Special Meeting of Stockholders.........................   26
  Date, Place, and Time.....................................   26
  Purpose...................................................   26
  Revocability of Proxies...................................   26
  Solicitation of Proxies...................................   26
  Record Date and Voting Rights.............................   26
  Quorum....................................................   26
  Solicitation, Revocation and use of Proxies...............   27
  Required Vote.............................................   27
  Appraisal Rights of Dissenting Stockholders...............   27
The Merger Agreement........................................   28
  Effective Time............................................   28
  The Merger................................................   28
  Conversion of Securities..................................   28
  Payment of Merger Consideration...........................   29
  Stock Options.............................................   29
  Representations and Warranties............................   30
  Certain Pre-Closing Covenants.............................   30
  No Solicitation...........................................   31
  Conditions Precedent to the Merger........................   31
  Termination...............................................   32
  Fees and Expenses.........................................   32
  Indemnification; Insurance................................   33
The Company.................................................   33
  General...................................................   33
  Current Status............................................   34
  Properties................................................   34
  Legal Proceedings.........................................   34
  Selected Financial Data...................................   35
  Management's Discussion and Analysis of Financial
    Condition and Results of Operations.....................   36
  Quantitative and Qualitative Disclosure about Market
    Risk....................................................   40
  Changes In and Disagreements with Accountants on
    Accounting and Financial Disclosure.....................   40
Certain Effects of the Merger...............................   41
Interests of Executive Officers and Directors in the
  Merger....................................................   41
  Stock Ownership...........................................   41
  Indemnification...........................................   41
  Stock Option Plans........................................   41
  Employment with Gatefield.................................   42

  Employment Agreement with Actel...........................   42
  Stockholder Voting Obligation.............................   42
Information Concerning Actel and Merger Sub.................   43
  Actel.....................................................   43
  Merger Sub................................................   43
Information Concerning Idanta Partners Ltd..................   43
Financing of the Transaction................................   44
Security Ownership of Certain Beneficial Owners and
  Management................................................   45
Market Prices and Volume....................................   47
Appraisal Rights of Dissenting Stockholders.................   47
  Section 262 of the DGCL...................................   48
  Sections 1300-1312 of the CGCL............................   48
  Notice to the Company.....................................   48
Independent Auditors........................................   49
Stockholder Proposals for the 2001 Annual Meeting...........   49
Other Matters...............................................   49
Financial Statements........................................   50
Annexes.....................................................   78

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

    As used herein, unless the context otherwise clearly requires "Company," "we," "our" or "GateField" refers to GateField Corporation, "Merger Sub" refers to GateField Acquisition Corporation and "Actel" refers to Actel Corporation. Capitalized terms used in but not defined in this Proxy Statement are defined in the Merger Agreement.

                            ------------------------

                             AVAILABLE INFORMATION

    GateField is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the web site (http://www.sec.gov) maintained by the Commission; or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information are also available for inspection at 47436 Fremont Boulevard, Fremont, California 94538-6503.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHEN AND WHERE IS THE STOCKHOLDER MEETING?


A: The meeting will take place on Friday, November 10, 2000, in Fremont,
California. The exact location for the meeting can be found on page   . The
meeting may be postponed if there are not enough votes to approve the merger.


Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, the attachments to this document, and the documents referred to in this document, please fill out, sign and mail your signed proxy card in the enclosed return envelope as soon as possible so that we may vote your shares at the special meeting of our stockholders.

In order to assure that we obtain your vote, please give your proxy as instructed on your proxy card, even if you currently plan to attend the meeting in person.

Q: WHAT IF I DON'T INDICATE HOW TO VOTE MY PROXY?

A: If you do not include instructions on how to vote your properly signed proxy, your shares will be voted FOR adoption of the merger agreement and approval of the merger.

Q: WHAT IF I DON'T RETURN A PROXY CARD?

A: Not returning your proxy card will have the same effect as voting against the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to our Secretary at our principal executive office stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting, file a written notice of revocation of your proxy with our Secretary and vote in person. Your attendance alone will not revoke your proxy.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with instructions on how to vote, your shares will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger and the merger agreement and will have the same effect as voting against the merger. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive $5.25 in cash, without interest, for each share of our common stock that you own.

Q: WHEN CAN I EXPECT THE MERGER TO BE COMPLETE?


A: We are working toward completing the merger as quickly as possible. We hope to complete the merger by November 15, 2000.


Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Actel and/ or its exchange agent will send you written instructions for surrendering your stock certificate for cash.

Q: AM I ENTITLED TO DISSENTERS' RIGHTS OF APPRAISAL?

A: Yes. You have the right to dissent from the merger under both Delaware and California law and to receive payment of the fair market value of your shares of GateField common stock. Please see "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS"
beginning on page   and Annexes III and IV for further details on this issue.

Q: WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

A: In general, you will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash you receive as a result of the merger (or pursuant to your dissenter's rights under Delaware or California law) and the adjusted tax basis for your common stock. Generally, such gain or loss will be capital gain or loss if you have held your shares for more than one year as of the effective date of the merger. Please see "SPECIAL
FACTORS--CERTAIN FEDERAL INCOME TAX CONSEQUENCES" on page   for further details
on this issue.

You should consult with your tax adviser concerning your particular situation, including any state and foreign laws that might affect you, as a result of the merger.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: You can write or call our Corporate Secretary, Lynne M. Bennett, at GateField Corporation, 47436 Fremont Boulevard, Fremont, California 94538-6503, telephone
(510) 623-4400, fax (510) 623-4484, email bennett@gatefield.com, with any questions about the merger or the merger agreement.

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING OF STOCKHOLDERS?

A: We are not aware of any other matters to be voted on at the special meeting. If you are voting by proxy, however, we ask that you give the proxies listed in the proxy card the power to act in their discretion upon any other matters that may come before the special meeting or any adjournment or postponement of the special meeting.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER MORE FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS DOCUMENT AND THE MERGER AGREEMENT, THE OPINION OF NEEDHAM & COMPANY, INC., SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, AND SECTIONS 1300-1312 OF THE CALIFORNIA GENERAL CORPORATION LAW, COPIES OF WHICH ARE ATTACHED AS ANNEXES I, II, III AND IV, RESPECTIVELY.

THE COMPANIES

    GATEFIELD CORPORATION (SEE PAGE 33)

    GateField designs, develops and markets high-density, high performance programmable logic solutions and related development software.

    GateField's principal executive offices are located at 47436 Fremont Boulevard, Fremont, California 94538-6503, and its telephone number is
(510) 623-4400. For additional information relating to GateField's business, operations, properties and other matters, see "THE COMPANY."

    ACTEL CORPORATION (SEE PAGE 43)

    Actel designs, develops and markets field programmable gate array devices that are used in communications, computer, consumer and internet-appliance, industrial, military/aerospace and other electronic systems.

    Actel's principal executive offices are located at 955 East Arques Avenue, Sunnyvale, California 94086-4533, and its telephone number is (408) 739-1010. For additional information relating to Actel's business, operations, properties and other matters, see "INFORMATION CONCERNING ACTEL AND MERGER SUB--ACTEL."

PRINCIPAL REASONS FOR THE MERGER (SEE PAGE 14)


    We estimate that we will exhaust all of our currently available capital resources on or about December 31, 2000. If the merger does not occur and we are unable to obtain additional financing, the Company will be unable to continue as a going concern. The merger, if consummated, will give you some return of your investment in GateField and will remove the risk of losing all of your investment if GateField were unable to continue as a going concern.



    We believe that, if the merger is not consummated, we will need to raise between $8 million to $12 million to meet our capital requirements through the end of 2001. After unsuccessfully exploring various funding alternatives, we do not believe we would be able to raise the required funding.


    We believe that Actel is the best potential purchaser of GateField. We believe that Actel's exclusive worldwide right to market and sell our ProASIC products makes us less attractive to other potential purchasers. In addition, Actel's ownership of 26.2% of our common stock would enable it to significantly influence the stockholder vote on any other potential acquisition.

RECOMMENDATION TO STOCKHOLDERS (SEE PAGE 14)

    Our board of directors unanimously believes that the merger is fair to you and in your best interests and recommends that you vote FOR approval and adoption of the merger agreement and approval of the merger. Each of our principal stockholders, Actel and Idanta, have also determined that the merger is fair to all stockholders, whether or not affiliated with Actel or Idanta.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 20)

    Our financial advisor, Needham & Company, Inc. delivered an opinion to our board of directors on May 23, 2000 that, as of the date of such opinion, the per share consideration to be paid in the merger was fair, from a financial point of view, to the holders of our common stock. The complete Needham & Company, Inc. opinion is attached as ANNEX II and you are urged to read it in its entirety.

THE MERGER (SEE PAGE 28)

    Under the terms of the merger agreement, a wholly-owned subsidiary of Actel, formed for the purpose of the merger, will merge with and into GateField with GateField being the surviving corporation. As a result of the merger, we will become a direct, wholly-owned subsidiary of Actel.

    The merger agreement is attached as ANNEX I to this document. We encourage you to read the merger agreement as it is the legal document that governs the merger.

WHAT GATEFIELD STOCKHOLDERS WILL RECEIVE (SEE PAGE 28)

    The merger agreement provides that at the effective time of the merger, each issued and outstanding share of our common stock will be canceled and converted into the right to receive $5.25 in cash, without interest.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER (SEE PAGE 27)

    The affirmative vote of holders of a majority of the shares of common stock outstanding and entitled to vote on the record date of September 20, 2000 is required to approve the merger and adoption of the merger agreement.

    On the record date of September 20, 2000, Actel owned approximately 26.2% of our common stock and Idanta Partners Ltd. and two affiliated entities owned approximately 8.4% of our common stock. Actel, Idanta and certain entities affiliated with Idanta intend to vote their shares in favor of the approval of the merger and adoption of the merger agreement.

    In addition, while there is no formal agreement to do so, we expect and believe that all directors and executive officers of GateField will vote any shares over which they hold voting power in favor of the merger. Our directors and executive officers hold voting power over approximately 3.1% of our common stock as of the record date.

    You are entitled to cast one vote per share of GateField common stock you owned at the close of business on September 20, 2000, the record date on any matter which may properly come before the special meeting, including the proposal to adjourn the special meeting for the purpose of soliciting additional proxies. If any other matters properly come before the special meeting, the persons named on the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in their discretion.

    You should mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of GateField common stock may be represented at the special meeting. If you do not include instructions on how to vote your properly executed proxy, your shares will be voted FOR adoption and approval of the merger and the merger agreement and FOR any adjournment of the special meeting.

    If your shares are held in street name, your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. IF YOU DO NOT PROVIDE YOUR BROKER WITH VOTING INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED AT THE GATEFIELD SPECIAL MEETING, WHICH WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

    If you desire to change your vote, just send a written notice to our Secretary stating that you would like to revoke your proxy, or deliver to the Secretary of GateField a later-dated, signed proxy card before the special meeting, or attend the special meeting in person, revoke your proxy there and vote in person.

DISSENTERS' RIGHTS OF APPRAISAL (SEE PAGE 47)

    Under Section 262 of the Delaware General Corporation Law and Sections 1300-1312 of the California General Corporation Law, you and other GateField stockholders will have the right to dissent from the merger. Stockholders who dissent from the merger and otherwise comply with the provisions of Delaware or California law will be entitled to receive the fair market value of their shares as determined in accordance with applicable law.

INTERESTS OF UNAFFILIATED STOCKHOLDERS (SEE PAGE 20)

    The merger and the merger agreement must be approved by the holders of a majority of our common stock outstanding on the record date. Because Actel, Idanta, two entities affiliated with Idanta and our directors and executive officers collectively hold voting power over 37.7% of our common stock, they will significantly influence the outcome of the stockholder vote. The approval of a majority of our stockholders other than Actel is NOT required.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 41)

    When considering our board of directors' recommendation that you vote in favor of the merger, you should be aware that some of GateField's directors and officers may have interests in the merger that are different from or in addition to yours.

    In connection with the merger, the interests of the executive officers of GateField relate to the assumption by Actel of our stock options held by them. In addition and subject to consummation of the merger, Timothy Saxe, our Chief Executive Officer, will accept a Vice President position with

Actel. See "THE MERGER AGREEMENT--STOCK OPTIONS," "THE MERGER
AGREEMENT--INDEMNIFICATION; INSURANCE" AND "INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 24)

    In general, each stockholder will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the merger (or the exercise of dissenters' rights) and such stockholder's adjusted tax basis for its common stock. In general, such gain or loss will be capital gain or loss if the stockholder has held its common stock for more than one year as of the effective date of the merger. Such transactions may also be taxable under applicable state, local and foreign tax laws and may be subject to backup withholding. You and all other stockholders are urged to consult your own tax advisors. See "SPECIAL FACTORS--CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 31)

    The completion of the merger is subject to a number of conditions, including the following:

    - approval and adoption of the merger agreement by our stockholders;

    - absence of any law or court order prohibiting the merger; and

    - receipt of authorizations, consents or approvals needed to consummate the merger.

    The completion of the merger is not subject to governmental review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 32)

    Either GateField or Actel can terminate the merger agreement if any of the following occur:

    - we do not complete the merger within 60 days after the mailing of this proxy statement; or

    - a law or court order permanently prohibits the merger.

    We may terminate the merger agreement if any of the following occurs:

    - we receive an offer that is superior to the terms of the merger with Actel; or

    - Actel breaches any condition, representation or warranty contained in the merger agreement.

    Actel may terminate the merger agreement if any of the following occurs:

    - the stockholders of GateField do not approve the merger within 50 days after the mailing of this proxy statement;

    - our board recommends an acquisition proposal by another party;

    - our board modifies or withdraws its recommendation in favor of the merger in a manner adverse to Actel;

    - we breach any condition, representation or warranty contained in the merger agreement; or

    - by written notice to us.

EFFECT OF TERMINATION (SEE PAGE 32)

    If Actel terminates the merger agreement because of a breach by us of any condition, representation or warranty in the merger agreement or because stockholder approval is not obtained, Actel may choose to purchase a $3 million promissory note that is convertible into our common stock at the rate of $5.25 per share.

    If we terminate the merger agreement because of a breach by Actel of any condition, representation or warranty in the merger agreement or if Actel terminates the agreement without cause, we may require Actel to purchase a $3 million promissory note that is convertible into our common stock at the rate of $5.25 per share.

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF SHARES (SEE PAGE 29)

    The closing and effectiveness of the merger will occur after the conditions to closing have been satisfied or waived.

    Actel will appoint an exchange agent to handle the payment for the GateField shares. IF YOU HAVE CERTIFICATES REPRESENTING GATEFIELD SHARES, PLEASE DO NOT SEND THEM TO US NOW. THE EXCHANGE AGENT SELECTED BY ACTEL WILL CONTACT YOU WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR CERTIFICATES.

                                SPECIAL FACTORS

PAST CONTACTS BETWEEN GATEFIELD AND ACTEL

1998 STRATEGIC ALLIANCE

    In August 1998, the Company entered into a multi-year strategic alliance with Actel. In establishing the alliance, Actel purchased certain marketing and license rights, shares of the Company's Series C Preferred Stock, and the assets of the Company's Design Services Business Unit. Consideration paid in these transactions totaled $10.5 million, consisting entirely of cash. Since the establishment of this strategic alliance, the Company and Actel have been in constant contact.

    PRODUCT MARKETING AGREEMENT

    Under the terms of a Product Marketing Agreement dated as of August 14, 1998, Actel received exclusive, worldwide distribution rights to the Company's standard application specific integrated circuit technology ("ProASIC") and flash technology-based, high-density field programmable gate array ("FPGA") products with process geometries of less than 0.35-micron, including FPGA products that are integrated with static random access memory ("SRAM") or flash memory and all resulting next generation reduced process geometry ProASIC FPGA products. For these rights, Actel paid the Company an initial fee of $1.0 million and agreed to pay a $1.0 million fee upon qualification of the initial 0.25-micron product. In addition, Actel and the Company will split equally the gross margins from ProASIC product sales. The Company's recognition of the $1.0 million initial fee has been deferred until delivery to Actel of pre-production quality parts with process geometries of less than 0.35-micron.

    Under the terms of the Product Marketing Agreement, development of the underlying technology and products is managed and executed primarily by the Company. The Agreement contains certain milestones relating to the development schedule and manufacturing costs of the 0.25-micron product family. If the Company fails to achieve such cost milestones, it must notify Actel and seek its consent to corrective action. The Company has so notified Actel and the two companies are jointly working on corrective measures. The Product Marketing Agreement also contains Actel milestones with respect to the marketing and sale of the 0.25-micron products (including certain revenue targets). GateField's delays in meeting its milestones under the Product Marketing Agreement relieve Actel from meeting its marketing and sales milestones.

    LICENSE AGREEMENT

    Pursuant to the terms of a License Agreement dated as of August 14, 1998, the Company granted to Actel a fully paid, non-exclusive, non-transferable license to sell and, upon certain conditions, to make, have made, import, and use the Company's standard ProASIC FPGA products with process geometries of less than 0.35-micron and all resulting next-generation reduced process geometry ProASIC FPGA products. For these rights, Actel paid the Company a license fee of $1.0 million. The Company's recognition of the $1.0 million license fee as revenue has been deferred until delivery to Actel of pre-production quality parts with process geometries of less than 0.35-micron.

    PREFERRED STOCK PURCHASE AGREEMENT

    Pursuant to terms of a Series C Preferred Stock Purchase Agreement dated as of August 14, 1998, the Company issued 300,000 shares of Series C Convertible Preferred Stock, par value $0.10 (the "Series C Preferred"), to Actel for an aggregate purchase price of $3.0 million. Each share of Series C Preferred was entitled to certain preferential liquidation rights and was convertible into
6.67 shares of Common Stock plus an amount of shares at the conversion price equal to the amount of accrued and unpaid dividends on the Series C Preferred. In the event all shares of the Company's Series B Preferred Stock ("Series B Preferred") were redeemed, each share of Series C Preferred was subject to redemption at a price of

$10.00 per share plus the amount of declared but unpaid dividends. In addition, Actel was entitled to certain registration rights and had a right of first refusal to purchase its pro rata share of certain new securities that the Company issued. Pursuant to the terms of the Merger Agreement, Actel converted the Series C Preferred into 200,000 shares of Common Stock on May 24, 2000.

    ASSET PURCHASE AGREEMENT

    Pursuant to the terms of an Asset Purchase Agreement dated as of August 14, 1998, Actel purchased from the Company the assets of its Design Services Business Unit, which is located in Mt. Arlington, New Jersey, and engaged in the business of providing prototyping design services and verification services for electronic systems, integrated circuits and other electronic components. The purchase price for such assets was (i) $5.4 million plus (ii) contingent payments payable over a three-year period on a quarterly basis based on Design Services achieving certain profitability levels, which payments may not exceed $1.0 million in the aggregate. Actel has not yet become obligated to make any contingent payments.

1999 COMMON STOCK FINANCING

    Under the Series C Preferred Stock Purchase Agreement between Actel and the Company, Actel had a right of first refusal to purchase its pro rata share of certain new securities the Company may wish to sell. On September 30, 1999, the Company sold, and two subsidiaries of Mitsui High-tec Inc. (Mitsui Create USA, Inc. and MHT American Holdings, Inc.) purchased, a total of 307,696 shares of Company Common Stock at $6.50 per share, for an aggregate sales price of $2.0 million. Two of the holders of the Company's Series B Preferred Stock, Idanta and the Dunn Family Trust, exercised their rights to participate on a pro-rata basis and purchased a total of 51,225 shares of Company Common Stock for $338,223.44. Actel also exercised its right to participate on a pro-rata basis and purchased 112,129 shares of Company Common Stock for $728,829.75. The purchase of Company Common Stock by Actel was effected pursuant to a Common Stock Purchase Agreement between Actel and Company dated as of September 30, 1999.


1999 AND 2000 CONVERTIBLE NOTE FINANCINGS


    In May 1999, the Company issued and sold to Actel a convertible promissory note in the principal amount of $8.0 million (the "1999 Note"). The 1999 Note accrued interest at the rate of 5.22% per annum, had a five-year term, and was secured by a lien against all the assets of the Company. Interest under the 1999 Note was payable quarterly from the date of issuance. The 1999 Note was convertible at Actel's election into 420,000 shares of Series C-1 Convertible Preferred Stock (the "Series C-1 Preferred"), which was in turn convertible into 1,230,769 shares of Common Stock, equating to a price of $6.50 per share of Common Stock. Pursuant to the terms of the Merger Agreement, Actel converted the 1999 Note into 420,000 shares of Series C-1 Preferred, and converted the Series C-1 Preferred into 1,230,769 shares of Common Stock, on May 24, 2000.

    Under the terms of the Security Agreement dated May 25, 1999, pursuant to which the 1999 Note was secured, the Company could request that Actel make an additional loan to the Company on the same terms and conditions as the 1999 Note and, if Actel declined to make such additional loan, Actel agreed to execute a subordination agreement in favor of any third party lender for a loan of up to $4.0 million in aggregate principal amount. Since the 1999 Note did not commit Actel to the financing, the Company's planning never included an expectation of receiving those funds. The Company continued throughout 1999 to look for alternative sources of financing, which created a drain on the time and resources of its key employees. In the interim, the Company realized that much more than $4 million was needed, and approached Actel earlier this year with the merger suggestion. During the Merger negotiations it became apparent that GateField was running out of funds faster than expected, due in part to a sudden demand for payment of certain amounts due to the Company's chip fabricator and in part to the length of time necessary to consummate the Merger.

    On May 23, 2000, the Company requested that Actel make an additional loan of $4.0 million to the Company on the same terms as the 1999 Note. On May 24, 2000, Actel informed the Company that Actel was unwilling to make an additional loan on the terms requested. Actel advised the Company that it denied the request for two major reasons: (i) the Company continued to miss milestones for the production of the 0.25-micron product and (ii) the $4 million was contemplated at a per share conversion price of $6.50, which was excessive in light of the market price of the Common Stock, the missed milestones and the agreed upon Merger Consideration. SEE "SPECIAL FACTORS--BACKGROUND OF THE MERGER AT PAGE 10 BELOW. Although it was disappointing that Actel declined to provide the entire $4 million in financing, the Company was well involved in merger negotiations with Actel at the time, and Actel's refusal did not have further material impact on the Company's business or prospects. The parties did agree, however, on interim financing on different terms, and the Company's immediate cash crisis was averted.

    On May 25, 2000, the Company and Actel agreed that Actel would make a loan of $1.0 million to the Company on the same terms as the 1999 Note, except that such new loan would be convertible into the Company's Common Stock at an effective rate of $5.25 (rather than $6.50) per share. The Company accepted Actel's offer and, on May 31, 2000, the Company and Actel entered into a new security agreement granting Actel a lien against all of the Company's assets, the Company executed and delivered a 6.25% Convertible Note Due 2005 in the principal amount of $1.0 million (the "May 2000 Note"), and Actel loaned $1.0 million to the Company. The May 2000 Note is convertible at Actel's election into 35,000 shares of Series C-2 Convertible Preferred Stock (the "Series C-2 Preferred"), which are in turn convertible into 190,476 shares of Common Stock.


    Due to the extraordinary length of time necessary to consummate the Merger, the Company has continued to run short of funds. In August 2000, Actel loaned the Company $2.75 million (the "August 2000 Note") on substantially the same terms as the May 2000 Note financing. More specifically, the loan bears interest at the applicable federal rate, is convertible into 96,250 shares of Series C-2 Preferred, which are in turn convertible into 523,810 shares of Common Stock. In October 2000, Actel loaned the Company an additional $3.25 million (the
"October 2000 Note"), again with terms substantially similar to the May 2000 Note. The October 2000 Note bears interest at the applicable federal rate, is convertible into 113,750 shares of Series C-2 Preferred, which are in turn convertible into 619,048 shares of Common Stock. Both the August 2000 Note and the October 2000 Note are secured by a lien against all of the Company's assets.


BACKGROUND OF THE MERGER

    In 1997, GateField was successfully producing a 0.72-micron product, but competitors were able to bring to market a 0.35-micron product with better performance and much lower cost. The Company turned to an outside chip fabricator or "fab" to help develop and produce a 0.25-micron product with embeddable FLASH technology, planning to reach market in early 1998. For a variety of reasons, the fab was not able to keep to the development schedule, and a test product was not produced until early 1999. A number of parts were released to customers for "real world" testing at that time.

    In July 1998, the Company approached Actel about a possible merger or financing. Actel was not interested in a merger at that time, and the strategic alliance between the companies was structured to permit each to remain independent. Nonetheless, the Company and Actel have always recognized that the strategic alliance might lead to a merger of the two companies. Since the establishment of the strategic alliance in August 1998, the question of whether the Company and Actel should merge has been raised informally in a wide range of forums, but did not lead to any material or substantial discussions. It was not until March 2000 that any such inquiry received a positive response from the other company or led to serious negotiations.

    The Company continued to work with the fab to develop the 0.25-micron product. Unfortunately, due to miscommunication at the fab, the second lot of product did not perform as well as the first lot. A correction was made. The third lot drew excess current, and thus did not function. A correction was made. The fourth lot introduced new problems with etching and silicide. Corrections were made in early 2000. During this time competitors announced work on 0.18 and eventually 0.15-micron products. The Company realized that it needed additional resources to pursue a follow-on product at the same time it was attempting to bring the 0.25-micron product to market. At GateField's request, Actel agreed to loan the Company production personnel to achieve this goal. In the first quarter of 2000, the Company finally achieved a working 0.25-micron product, however, due to a change in manufacturing process at the fab, the product's retention rate (the rate at which data is retained after a chip is reprogrammed) was unreliable. Once again, corrections were made. In the second quarter of 2000, new material was received, but again, product retention was unpredictable or unacceptable. The timeframe for a successful resolution of this problem, leading to commercial viability of the product, could be as little as one (1) month or it may never be resolved.

    On March 7, 2000, Timothy Saxe, the Company's President & CEO, telephoned John East, Actel's President & CEO, to schedule a telephonic discussion between Mr. East and Jonathan Huberman, Chairman of the Company's Board of Directors, regarding a potential business combination between the Company and Actel. The telephonic discussion occurred March 15, 2000, when Mr. Huberman indicated to Mr. East that the Company was interested in being acquired by Actel and wished to begin negotiations immediately.

    Actel became interested in acquiring the Company in March 2000 principally because it had completed a strategic planning process that had stretched over one and one-half years and included comprehensive strategic analysis and discussions. Following the determination by Actel of its overall strategic objectives, Actel's management concluded that the addition of the Company's flash-based FPGA and embedded products would be consistent with and in furtherance of those objectives, subject to an assessment of the financial and technical risks.

    On March 21, 2000, Messrs. Huberman and Saxe met with Dennis Kish, Actel's Vice President of Strategic Marketing, Fares Mubarak, Actel's Vice President of Engineering, and David Van De Hey, Actel's Vice President & General Counsel. Mr. Huberman indicated that the Company was interested in being acquired by Actel because the Company had determined that it was no longer viable as a stand-alone entity, that it was going to lose employees if nothing were done, and that resources were being wasted managing the relationship between the two companies. The Actel representatives indicated that Actel believed an acquisition would permit the ProASIC technology to be brought to market faster and aid in the retention of the Company's employees, but that the Company's ongoing operating losses were a potentially insurmountable financial problem. With respect to price, the Company's representatives indicated that $10.00 per share was too low, while the Actel representatives indicated that $7.00 per share was too high.

    On March 30, 2000, Messrs. Huberman and Saxe again met with Messrs. Kish, Mubarak, and Van De Hey. At the conclusion of the meeting, the Company and Actel agreed to consider a three-tiered price structure for an acquisition in which the price would be $10.75 per share if the Company achieved certain technical milestones, $9.00 per share if the Company achieved certain lesser milestones, and $7.25 per share if the Company did not achieve either set of milestones.

    Over the next three weeks, while milestones and organizational issues were being negotiated, there were two significant developments. First, the Company recognized new technological problems with products under development, which caused Actel to indicate that it would pay no more than the lowest milestone if the Company did not achieve either set of milestones. Second, the Company experienced an increase in employee retention problems. This increased the desire of both the Company and Actel to complete the Merger as quickly as possible.

    On April 20, 2000, James Boyd, the Company's Chief Financial Officer, and Mr. Van De Hey met with outside legal counsel for the Company and Actel to discuss the three-tiered pricing structure. As new technological problems arose, it became apparent that the milestones leading to a higher range of per share merger consideration would not be met. Failure to meet milestones leads to later commercialization of products, which in turn leads to a lower valuation of the Company. As a result of this meeting, the Company and Actel both concluded that a fixed-price structure rather than the three-tiered range of prices would be more appropriate and would also permit the acquisition to be completed in a more timely manner. Actel also advised the Company that Actel believed it bore all of the risk in the three-tiered pricing structure, since the price would have been fixed by the time the Company's stockholders were asked to approve the acquisition.

    On April 21, 2000, Actel advised the Company that Actel's Board of Directors had authorized management to continue its discussions with the Company but did not approve the three-tiered price structure.

    On May 2, 2000, Messrs. Huberman and Saxe met with Messrs. Kish, Mubarak, and Van De Hey. At the conclusion of the meeting, the Company and Actel agreed that the acquisition should proceed at a fixed price, that the acquisition should take the form of a cash merger, and that the price should be negotiated following a thorough technical review. The parties agreed to a cash merger principally because it was the form of transaction that the parties believed could be consummated most quickly. Actel proposed the structure because it had significant available cash that it preferred to use rather than suffering increased equity dilution. In addition, because the parties expected that the merger consideration would be near the low end of GateField's historical trading range, they believed that many GateField stockholders would incur a loss in the proposed Merger. The parties therefore concluded that many GateField stockholders would not likely receive any benefit from structuring the Merger as a tax-free transaction and that some GateField stockholders might receive a benefit from structuring the Merger as a taxable transaction, in that they would be able to recognize an immediate capital loss. No analysis was made of actual tax effects of this or alternate transactions on GateField stockholders. The Company and Actel conducted joint technical reviews on May 5 and 6, 2000, and each company conducted an internal technical debriefing on May 8, 2000.

    On the evening of May 8, 2000, Mr. Saxe met with Messrs. Mubarak and Van De Hey with Mr. Huberman participating by telephone. The parties discussed the technical progress made by the Company to date. A review of the technical progress indicated that it was highly unlikely that the Company would achieve the milestones. At the conclusion of the meeting, the Actel representatives indicated that Actel would be interested in acquiring the Company for cash at a price of $5.25 per share, and the Company's representatives indicated that it was essential for Actel to be unconditionally committed to either consummate any proposed merger or provide additional financing. Continued negotiations over the next two days led to an agreement that Actel would loan the Company, at the Company's election, $3.0 million on the same terms as the Convertible Promissory Note (except that the new loan would be convertible into Common Stock at the rate of $5.25 per share) if Actel chose not to consummate the proposed merger (the "Call Option").

    On May 11, 2000, the Company and Actel executed and delivered a nonbinding letter of intent to merge. At 4:21 p.m., Eastern Time, on May 11, 2000, the Company and Actel issued a joint press release announcing the proposed merger. At approximately the same time, Mr. Saxe informed the Company's employees of the proposed merger, and representatives from Actel's Human Resources Department met individually with the Company's employees to discuss the implications of the proposed merger.

    Between May 10 and May 24, 2000, senior management of the Company and Actel and their respective legal counsel held extensive negotiations regarding the terms and conditions of the agreements relating to the proposed merger. On
May 16, 2000, Needham & Company, Inc. ("Needham") was retained by the Company as financial advisor relating to the proposed merger.


    In early May 2000, Actel provided the Company with a list of employees, including Mr. Saxe, it would retain following the Merger. GateField then provided a "reduction-in-force" notice to those employees who would not be offered employment with Actel. Each such employee was offered a termination package as incentive to remain in their positions until after the Merger was consummated. Details of Mr. Boyd's package may be found at page 42.


    On May 16, 2000, Mr. Saxe of the Company and Mr. East of Actel met with Franz Neppl of Infineon, the Company's wafer fabrication partner, to discuss the proposed merger of the Company and Actel. The meeting was requested by Actel in order to ascertain whether Infineon would continue to support the Company's ProASIC products following the proposed merger. Actel advised the Company it was satisfied with the results of such meeting.


    On May 23, 2000, the Company's Board of Directors met with its legal and financial advisors to discuss the final terms of the proposed merger. Needham reviewed its financial analysis of the proposed transaction, which is described below under "REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS--OPINION OF FINANCIAL ADVISOR." Needham answered questions posed by the Company's Board of Directors with respect to the results of the various financial analyses presented. Needham noted, with respect to these questions, the matters described below under "REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS--OPINION OF FINANCIAL ADVISOR" regarding, among other things, the Company's substantial liquidity constraints and, with respect to the Company's multiples and ratios for projected calendar 2000 and 2001 results, the likelihood that the Company would not achieve these projected results due to the Company's liquidity concerns and its performance to date in 2000. The Board also noted, in its discussions with management and Needham, that the Company's need for funds to continue operations beyond June 30, 2000 and its inability to secure additional funds made it likely that management's projected results would not be achieved. Needham delivered an oral opinion, subsequently confirmed in writing, that, as of such date and based upon the procedures followed, factors considered and assumptions made by Needham, and subject to the limitations set forth in its written opinion, the consideration to be received by the holders of the Common Stock other than Actel and its affiliates in the Merger was fair to such holders from a financial point of view. At the conclusion of these discussions and presentation, the Company's Board of Directors voted to approve the Merger Agreement.


    On May 24, 2000, the Company, Actel, Idanta, and Merger Sub entered into an Agreement and Plan of Merger. Immediately following the execution and delivery of such agreement, Idanta converted its shares of Series B Preferred into Common Stock, and Actel converted the 1999 Note into shares of Series C-1 Preferred and converted its shares of Series C Preferred and Series C-1 Preferred into Common Stock, as required by the Merger Agreement.

    The Company's Board of Directors also concluded at its meeting on May 23, 2000, that the Company would probably exhaust all of its cash resources before the contemplated closing of the Merger on June 30, 2000. Mr. Saxe was directed by the Company's Board of Directors to make a formal request on behalf of the Company that Actel make an additional loan of $4.0 million to the Company on the same terms as the 1999 Note. Mr. Saxe made such request on May 23, 2000. On
May 24, 2000, Actel informed the Company that Actel was unwilling to make an additional loan on the terms requested. On May 25, 2000, the Company and Actel agreed that Actel would make a loan of $1.0 million to the Company on the same terms as the 1999 Note, except that such new loan would be convertible into the Company's Common Stock at an effective rate of $5.25 per share.


    On May 31, 2000, Actel, Idanta and Merger Sub amended and restated the Agreement and Plan of Merger. This amendment and restatement added the Call Option and a provision under which Actel can, under certain circumstances and at its election, require the Company to borrow $3.0 million on the same terms as the Call Option (the "Put Option"). On May 31, 2000, the Company and Actel also entered into a security agreement, the Company executed and delivered the May 2000 Note, and Actel loaned $1.0 million to the Company. On August 1, 2000, Actel loaned the Company $2.75 million. In early October 2000, Actel loaned the Company an additional $3.25 million. As with the 1999 Note, all assets of the Company are pledged to secure these loans. The May 2000 Note is convertible at Actel's election into 35,000 shares of Series C-2 Preferred, which are in turn convertible into 190,476 shares of Common Stock. The August

2000 Note is convertible into 96,250 shares of Series C-2 Preferred, which are in turn convertible into 523,810 shares of Common Stock. The October 2000 Note is convertible into 113,750 shares of Series C-2 Preferred, which are in turn convertible into 619,048 shares of Common Stock.



    By the end of September 2000, the Company felt that it had resolved the issues that were preventing it from going into production with the 0.25-micron products, and consequently has started the qualification process. While there can be no assurance that the qualification process will be successful, the Company expects to achieve pre-production qualification before the end of 2000, and production qualification during the first quarter of 2001. This would be later than either the Company or Actel contemplated at the time the Merger Consideration was negotiated. The current product yield is both high enough and stable enough to satisfy initial customer requirements, although improvement is necessary before high volume sales can be profitable. For further information as to the status of the Company's product development, see "THE COMPANY--DESCRIPTION OF BUSINESS--CURRENT STATUS."


REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company has determined that the Merger is fair and in the best interests of the Company and its stockholders, including the Company's unaffiliated and affiliated stockholders other than Actel, and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors adopted the analysis of Needham relating to the fairness, from a financial point of view, of the consideration to be paid to holders of Common Stock (other than Actel and its affiliates) in the Merger, in addition to the various factors described below. SEE "OPINION OF FINANCIAL ADVISORS." THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT AND THE MERGER.

    In determining to recommend that the Company's stockholders vote FOR the Merger, the Board considered a number of factors, including the following:


    (i) THE UNCERTAINTY OF THE COMPANY CONTINUING AS A GOING CONCERN DUE TO ITS WEAK FINANCIAL CONDITION AND THE UNAVAILABILITY OF ADDITIONAL FUNDING. During the quarter ended March 31, 2000 and the year ended December 31, 1999, the Company incurred net losses of $1.3 million and $10.0 million, respectively. In the past three years the Company has been in a constant state of raising funds to continue its operations. In 1997 the Company sold some of its assets to fund the development of its FLASH based technology. Then in 1998, when the Company was running out of cash, it sought a potential purchaser. The Company approached all the existing FPGA manufacturers and only Actel expressed any interest in pursuing discussions with the Company. In 1998, the parties agreed to enter into a strategic agreement that included the sale of the marketing rights to the Company's 0.35-micron and below technology.


    From August 1998 until May 2000 the Company approached many potential investors, including competitors of Actel, institutional investors including Needham, buy-out funds and several venture capital firms, all of which (with the exception of Mitsui Create USA, Inc.) declined to provide funding to the Company. The potential investors expressed the following concerns: will the technology perform; can the Company produce the technology in commercial quantities at acceptable costs; will the products achieve sufficient sales volume to grow the Company; will the technology be successfully introduced; and is the Company in control of its own destiny if Actel controls the right to market its technology. Prior to entering into negotiations with Actel, the Company informally reviewed with Needham, in its capacity as an investment banker, the likelihood of obtaining additional funding from sources other than Actel. Needham informed the Company that it did not believe it would be successful in its efforts to market the Company to the investment community. Concurrently with its negotiations with Actel, the Company approached a buy-out fund in an effort to sell the Company. The buy-out fund reviewed the Company's proposal but declined to purchase the Company. The Board also examined other alternatives including sale of the technology, bankruptcy and downsizing. Since the technology remained unproven even after great time, expense and effort, the Board believed that its value would not exceed the Company's liabilities, and sale of the technology would therefore result in little or no return on stockholder's investment. If the Company pursued the alternative of bankruptcy, it would be able sell its intellectual property relating to its 0.25-micron products. However, given Actel's security interest in all of the assets of the Company and the unlikelihood of a higher bidder emerging in a bankruptcy procedure, it was believed that the Company's unaffiliated stockholders would receive nothing if the Company pursued this option. The Board believed that although the downsizing alternative could extend the life of the Company from three to six months, the Company could not resolve the fabrication process of its 0.25-micron products in this timeframe with the reduced staffing levels. Based on a number of factors, including but not limited to the Company's discussions with Needham, its prior financing efforts and the status of its products and technology development, the Board of Directors concluded that the Company would be unsuccessful in obtaining adequate and acceptable funding from sources other than Actel. Nevertheless, before signing the letter of intent with Actel, the Company held discussions with three other companies about the possibility of either an investment or an acquisition. These discussions did not result in any offers.


    The Company estimates it will exhaust its capital resources by the end of 2000 and anticipates that additional capital in the amount of $8.0 million to $12.0 million would be needed to meet its capital requirements through 2001. In addition, even more capital may be required for the 0.25-micron product to achieve commercial viability. The Company defines "commercial viability" as market acceptance of the product. To achieve market acceptance, the Company must first successfully complete the development phase, then fully qualify the product, and finally must successfully market the product. The product is already more than 18 months behind schedule, and the Company expects that it could take anywhere from 4 to 10 months more at a cost of up to $7.0 million to complete the development and qualification phases. The Company believes it could take up to an additional 18 months after completion of development and qualification to attain a break-even cash flow, at a cost of up to $6.0 million. Thus, the Company estimates that a total investment of up to $13.0 million could be needed for the product to achieve commercial viability. This amount is only an estimate and is based on many assumptions about future events.


    (ii) THE ABILITY OF THE COMPANY TO COMMERCIALIZE THE COMPANY'S 0.25-MICRON PRODUCTS AND RELATED SOFTWARE. The Board considered that the major factors in the competitive environment for the 0.25-micron products are performance, cost, features, design flow and reprogrammability/volatility. The Board and management each believe that the Company would have held the performance advantage if the Company could have introduced the 0.25-micron product at the same time that its competitors introduced their versions. Now that competitors are introducing 0.18-micron products, the Company is slightly behind in performance.

    Cost is determined by a combination of die size and defect density. At 0.25-micron, the Board believes that the Company has a clear die size advantage over other 0.25-micron competitors, a slight advantage over existing 0.18-micron products and none over potential 0.15-micron products. Defect density at the fab has not been reduced as fast as expected, which nullifies any die-size advantage over competitors at 0.18-micron.

    The Board also considered that competitors have introduced another generation of designs with much improved input-output designs. The Company had planned a follow-on design that would have kept its product competitive, but was not able to bring it to fruition as all efforts were devoted to tracking down and resolving problems with manufacturing processes on the existing product.

    The 0.25-micron product and software were designed to support "ASIC" design flow. While the competition has improved design flow, the Board believes that ASIC designers still prefer the GateField flow.

    Although the Company began testing its 0.25-micron products in November 1998, the results have not yet yielded production parts. Initially the tests showed large lot-to-lot variations in yield and reliability. Unfortunately, resolution of these problems has been time consuming and is attributable to three main factors.

    The first factor is the lengthy period of time required to cycle the product through the fab. It takes roughly three months for the fab to convert a raw wafer into a finished wafer. Thus, even when a solution for a problem is identified, it can take up to three months before the revised product is available.

    The second factor is that severe problems often hide underlying problems. For example, in one lot a high voltage well implant was set to the wrong depth, which made all of the high voltage circuitry useless. Without high voltage circuitry the product cannot be configured and tested. The Company could not perform further testing and identification of problems, and had to wait for three months until a lot with the corrected implant was available before testing and problem identification could resume.

    The third factor is that the amount of time required to identify some issues, particularly reliability issues, is lengthy. A particular example of this is data retention. When voltages decay too far, the part will slow down, and eventually cease to operate. In retention testing, the Company tries to establish that each of the two million FLASH cells on a part will maintain adequate voltage to assure correct operation at a given speed for the useful lifetime of the part, which is 15 to 20 years. The Company's measurement system allows it to measure changes in voltage that correspond to roughly 3,000 electrons, so the Company has to wait an additional two to three months before it can say with certainty that a device meets the retention requirements.


    In 1999, GateField struggled with the type of problems that directly affected the functionality of the part. These problems, such as the high voltage well problem, don't require a lot of test time to detect. With functionality problems, all of the time is spent in understanding the problem, creating a cure and implementing the cure. Normally, the Company would expect to cure all of these problems in a three to four month period. In this instance, however, it took 12 to 15 months to resolve, since several of the problems were severe enough that they masked underlying problems. Each problem could thus only be resolved sequentially, and several of the problems took most of a three month processing cycle to resolve. In the first and second quarters of this year, these problems finally came under control, so that now the Company has received successive lots that are functionally correct, which is to say that the functional yield has stabilized at a useful level.



    With the functional yield stabilized in mid-2000, the Company could then turn its attention to reliability issues, given a now steady flow of material that could be tested for reliability. The Company found that although the conventional reliability tests passed, there was a new defect mechanism that affected 0.25-micron devices in a way that hadn't shown up at 0.72-micron. During testing for this in April 2000, the Company found that the defect did exist on the material. Unfortunately, this particular problem was in fact a retention problem, for which each test cycle was six to eight weeks. Accordingly, the process of resolving the problem and testing that solution was very time-consuming. The first idea for a solution was tested during May and June 2000, and improved, but did not cure, the problem. A second approach was developed, and testing proceeded in July 2000. The results of testing this second approach suggested that it could solve the problem if coupled with a design change. The Company implemented the change and has received the first lots of material with the new design. Based upon its belief that this problem is now resolved, the Company is processing the required three lots through the qualification process. Provided that no new problems arise, the Company expects to achieve pre-production qualification before the end of 2000, and production qualification during the first quarter of 2001. This would be later than either the Company or Actel contemplated at the time the Merger Consideration was negotiated.



    Once the reliability of the product is demonstrated, the Company will be able to start engaging with customers to achieve design wins. The current yields, however, cause the cost of the product to be roughly the same as the expected sales price, and the Company does not expect the product to be profitable in volume until yield is improved. Profitability must be achieved before the Company can expect to sell high volumes of product to customers.



    These delays mean that the Company has not been able to market a saleable product, has not received profits from product sales and therefore has a constant need to raise additional funds. In addition, the

Company's competitors continue to improve their products' features and process technology, which simultaneously reduces the attractiveness of the Company's products and drives down the average selling price, which further reduces the potential profitability of the Company's products. At this time the Company's competitors are offering competitive products in 0.18-micron technology, which reduces the marketability of the Company's products and their ability to win designs.


   (iii) THE PROBLEM OF RETAINING AND RECRUITING KEY PERSONNEL. On December 31, 1999, the Company had 33 total employees and 19 research and development related employees. On April 30, 2000 the Company had 29 total employees and 18 research and development related employees.

    Since May 2000, the Company has lost four research and development employees or 19% of its research and development workforce and was concerned about losing more research and development employees due to the financial condition of the Company. The uncertainty surrounding the Company's future makes it difficult for the Company to attract and retain qualified replacements.

    (iv) THE BOARD OF DIRECTOR'S VIEW, AFTER CONSULTATION WITH MANAGEMENT, REGARDING THE LIKELIHOOD OF THE EXISTENCE OF OTHER VIABLE PURCHASERS. The Board of Directors considered the possibility that other companies might be willing to acquire the Company. As discussed above, informal discussions with three potential acquirers did not lead to any offers. The Board of Directors believed that the Company's strategic alliance with Actel, which gives Actel exclusive distribution rights to the Company's most valuable products, significantly reduces the Company's attractiveness to potential acquirers. In addition, the Board believes that most likely potential acquirers of the Company would be other producers of FPGAs and, therefore, direct or indirect competitors of Actel. As Actel owns 26.2% of the Common Stock of the Company, it can exercise significant influence on shareholder matters. The Board believed that it was likely that Actel would use that influence to oppose any proposed sale of the Company to a competitor. Taking these factors together, the Board concluded that it was highly unlikely that there was any other potential acquirer of the Company which would be willing to pay a higher price for the Company than Actel.

    (v) THE OPINION OF NEEDHAM DELIVERED TO THE BOARD ON MAY 23, 2000 TO THE EFFECT THAT, AS OF THE DATE OF SUCH OPINION, THE CONSIDERATION TO BE PAID TO HOLDERS OF COMMON STOCK (OTHER THAN ACTEL AND ITS AFFILIATES) IN THE MERGER (THE "MERGER CONSIDERATION") WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THOSE HOLDERS. On May 23, 2000 the Board received and reviewed the opinion of Needham, and determined that it was fair and accurate. On August 2, 2000, the Board again reviewed the opinion, given the length of time that had passed since the opinion was first delivered to the Board. The Board determined that, at this juncture, there were no new facts or events that would cause the opinion to be inaccurate, and that the considerable expense of updating the opinion was unwarranted. Nevertheless, the Board agreed that if some unforeseen circumstances arose which caused the opinion to become inaccurate, an updated analysis would be performed. The full text of the written opinion is attached hereto as ANNEX II. SEE "OPINION OF FINANCIAL ADVISOR" BELOW.

    (vi) THE AVAILABILITY OF APPRAISAL RIGHTS UNDER DELAWARE AND CALIFORNIA LAW FOR DISSENTING STOCKHOLDERS. Appraisal rights allow any stockholder who believes that the $5.25 Merger Consideration is insufficient to so assert under Delaware and/or California law. SEE "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS" BELOW.

   (vii) THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT ALLOW THE COMPANY TO ACCEPT A PROPOSAL THAT IS SUPERIOR TO THE MERGER PROPOSAL OF ACTEL. The members of the Board of Directors noted that the Merger Agreement provides that the Company may terminate the Merger Agreement and accept an alternative acquisition proposal if the Board determines in good faith that such proposal to be more favorable to the Company's stockholders than the Merger. Despite the provisions in the Merger Agreement which allow the Company to respond to unsolicited third party offers, no such third party offer has been forthcoming since the proposed Merger was publicly announced.

  (viii) THE COVENANT BY IDANTA, THE HOLDER OF A MAJORITY OF THE SERIES B PREFERRED, TO CONVERT ALL OF SUCH SHARES INTO COMMON STOCK PRIOR TO THE RECORD DATE AND TO VOTE ALL SHARES OF COMMON STOCK OVER WHICH IT OR ANY OF ITS GENERAL PARTNERS HAVE VOTING AND INVESTMENT POWER IN FAVOR OF THE MERGER. The Board of Directors also took into consideration that Idanta agreed to support the Merger and forego its liquidation rights and preferences that would otherwise have been available upon consummation of the Merger.

    (ix)  THE RECOMMENDATION OF THE COMPANY'S MANAGEMENT IN FAVOR OF THE MERGER.

    (x) THE FAIRNESS OF THE MERGER CONSIDERATION OF $5.25 PER SHARE OF COMMON STOCK. The Board of Directors was mindful of the fact that an all cash offer of $5.25 per share of the Company's Common Stock provided certainty of value to the stockholders in contrast to the speculative nature of a continuing interest in the Company. The Merger, if consummated, would give the stockholders some return of their investment and remove the risk of losing all of their investment if the Company is unable to continue as a going concern. Among other things, the Board of Directors considered the continuing declining price performance and low trading volume of the Common Stock.

    (xi) THE POTENTIAL CONFLICT OF INTEREST OF ANY DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY WITH RESPECT TO THE MERGER BY REASON OF SUCH DIRECTOR'S OR EXECUTIVE OFFICER'S STOCK OWNERSHIP, EMPLOYMENT ARRANGEMENTS, STOCK OPTIONS OR STOCKHOLDER VOTING AGREEMENTS. In particular, the Board considered that
Mr. Saxe was likely to be employed by Actel; that each of Mr. Saxe, Mr. Sandfort and Mr. Boyd held stock options that might be converted into Actel stock options; and that Mr. Huberman is an affiliate of Idanta, a principal stockholder of the Company. SEE "INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER" AT PAGE 41 BELOW.

    The foregoing discussion of the information and factors considered by the Board of Directors is not meant to be exhaustive but includes all material factors considered by it. The Board of Directors did not believe there were any material negative factors inherent in the Merger when compared to the alternatives available to the Company. In view of the variety of factors considered, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination that the Merger is fair to the unaffiliated stockholders and affiliated stockholders other than Actel.

INTERESTS OF AFFILIATED STOCKHOLDERS

    ACTEL

    Actel does not believe that it is under a fiduciary duty to either the Company or the Company's stockholders with respect to the proposed Merger. The purchase price was negotiated at arm's-length with the Company's management and approved by the Board of Directors, including its independent members, and at that time represented a significant premium over the trading price of the Company's Common Stock. Nevertheless, based on its assessment of the Company's technology, Actel believes that the proposed transaction is fair to the Company's unaffiliated stockholders. Stockholders who do not agree that the price is fair may exercise dissenter's rights under either California or Delaware law. Actel has also adopted the analysis of Needham relating to the fairness, from a financial point of view, of the consideration to be paid to holders of Common Stock (other than Actel and its affiliates) of the consideration to be paid in the Merger. Needham's fairness opinion does not include an analysis of the value of the Company's technology.

    An immediate benefit of the Merger to Actel would be the retention of the Company's key personnel. The principal near-term benefits of the proposed merger to Actel would be the alignment of corporate and strategic objectives and increased managerial flexibility and productivity. As long as GateField is an independent corporation, it will owe fiduciary duties to its public stockholders that may cause it to take corporate actions (such as in ordering priorities or allocating resources) that are to some extent inconsistent with Actel's strategic objectives. This includes the licensing of the Company's technology as an embedded product. In addition, a great deal of time and effort has been required to manage the interface between the Company and Actel. Following the Merger, Actel will control the deployment of GateField's resources, including the licensing of embedded products, which should assist Actel in reaching its strategic objectives in a more efficient manner. In the longer term, Actel would stand to benefit financially from the Merger if GateField's technology is successful, since Actel would no longer be required to share the profits with the Company.



    The principal detriments of the Merger to Actel are adverse financial effects and greater risk. Following the Merger, Actel will absorb the Company's operating losses of approximately $1.0 million per quarter and goodwill amortization estimated at $2.5 million per quarter. Together, these will have an initial negative impact on Actel's quarterly earnings of approximately $0.09 per share per quarter. In addition, to facilitate the consummation of the Merger, Actel converted an $8 million note that was secured by all of GateField's assets into Common Stock. Actel has since loaned the Company an additional
$7.0 million on a secured basis. In the event the Merger does occur, Actel will also have increased its investment, and hence its risk in the event of failure, by approximately $25 million.


    The Merger will be treated for federal income tax purposes as a taxable acquisition of the outstanding GateField stock. As such, Actel's basis in the GateField stock it will own immediately after the Merger will equal the fair market value of the consideration it has paid to acquire such stock. Actel's shareholders will not be affected by the Merger. GateField's net operating loss and other carryforwards will be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code. The annual limitation could result in the expiration of some or all of the carryforwards before utilization by GateField or Actel.

    IDANTA PARTNERS LTD.

    Idanta's principal purpose for the transaction, given the Company's inability to sustain its operations, is to achieve the maximum total return on its investment in the Company. As a result of the transaction, Idanta will receive $5.25 per share in cash for each share of Common Stock that it owns. Idanta is not affiliated with Actel, and will not retain any interest in the Company following the consummation of the Merger.

    Idanta has concluded, based solely on the analysis and conclusions of the Board of Directors of GateField as set forth in this Proxy Statement, the fact that Needham delivered its fairness opinion to the Board, the fact that the terms of the Merger Agreement were the result of negotiations between the Company and its advisors and Actel and the fact that unaffiliated stockholders will receive the same consideration per share to be received by Idanta, that the merger consideration is fair to, and in the best interests of, the unaffiliated stockholders of the Company. In reaching its conclusion, Idanta has adopted the analysis of the factors referred to above as having been taken into account by the Board, including without limitation, with respect to the value of the Company's technology, and those discussed in Needham's fairness opinion. Idanta did not find it practicable to, and did not, quantify or otherwise attach relative weights to such factors independent of the Board's and Needham's analysis in reaching its conclusion as to fairness. In addition, please note that Needham's fairness opinion does not include analyses relating to the values of the business or assets of the Company, including without limitation, its technology, and does not purport to be an appraisal or necessarily reflect the price at which such business or assets may actually be sold.

    Idanta has not received any report, opinion or appraisal from an outside party that is materially related to the Merger.

    Idanta is not aware of any reasons for the structure of the transaction, other than those described elsewhere in this Proxy Statement. The structure of the transaction was determined by negotiation between the Company and Actel. In connection with the Merger, Idanta was asked to agree to convert its shares of preferred stock into Common Stock and to vote its shares in favor of the Merger. Idanta is not aware of any effects of the transaction on the Company, its other affiliates or unaffiliated security holders, other than those described elsewhere in this Proxy Statement.

INTERESTS OF UNAFFILIATED STOCKHOLDERS

    The affirmative vote of the holders of a majority of the outstanding shares of the Company is required for approval of the Merger and the Merger Agreement. As Actel, Idanta and two entities affiliated with Idanta and the Company's directors and executive officers collectively hold voting power over approximately 37.7% of the outstanding shares of the Common Stock of the Company, they will significantly influence the results of the stockholder vote. The transaction has not been structured so as to require the affirmative vote of the holders of the majority of the outstanding shares excluding Actel's shares.

    The Merger and the Merger Agreement were unanimously approved by the Company's Board of Directors, including the two members of the Board of Directors who are not employees of the Company. The non-employee directors did not retain a separate representative to act solely on behalf of the stockholders other than Actel in connection with the negotiation of the Merger. The Board consists of three (3) members: Mr. Saxe, whose potential conflict of interest was known to the Board; Mr. Sandfort, who is not otherwise affiliated with the parties to the merger; and Mr. Huberman, who is an affiliate of Idanta. Idanta has agreed to forego the preferential treatment it would otherwise have expected to receive as a holder of Preferred Stock of GateField, and will instead receive the same Merger Consideration as will all other unaffiliated stockholders. Thus, under the simplest analysis, one director of the Company has interests that might favor Actel, one director is neutral and one director has interests aligned with the unaffiliated stockholders of the Company. Under these circumstances, the Board believed that there was no need for an additional unaffiliated stockholder representative. The Board further believes that the Merger is fair to the Company's unaffiliated stockholders because the terms of the Merger Agreement allows the Company to accept a proposal that is superior to the Merger proposal of Actel and any stockholder who believes that the $5.25 merger consideration is insufficient may exercise dissenter's rights under either California or Delaware law.

    The principal detriment of the Merger to unaffiliated stockholders and affiliated stockholders, other than Actel, would be the risk that the $5.25 per share merger consideration paid by Actel would be inadequate if the Company was able to successfully commercialize its 0.25-micron products and related software. The principal benefit of the Merger to unaffiliated stockholders and affiliated stockholders, other than Actel, would be that the Merger would give these stockholders some return on their investment and remove the risk of losing all of their investment if the Company is unable to continue as a going concern.

OPINION OF FINANCIAL ADVISOR

    The Company retained Needham to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Merger to the holders of Common Stock (other than Actel and its affiliates). The amount of consideration to be paid in the Merger was determined through arm's length negotiations between the Company and Actel and not by Needham.

    At a meeting of the Company's Board of Directors on May 23, 2000, Needham delivered its oral opinion, which it subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions and other matters described in the written Needham opinion, the proposed Merger Consideration is fair to the holders of Common Stock (other than Actel and its affiliates) from a financial point of view. THE NEEDHAM OPINION IS ADDRESSED TO THE COMPANY'S BOARD, IS DIRECTED ONLY TO THE FINANCIAL TERMS OF THE MERGER AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

    The complete text of the Needham opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this document as ANNEX II, and the summary of the Needham opinion set forth in this Proxy Statement is qualified in its entirety by reference to the Needham opinion. STOCKHOLDERS ARE URGED TO READ THE NEEDHAM OPINION CAREFULLY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, AND THE ASSUMPTIONS MADE BY NEEDHAM.

    In arriving at its opinion, Needham, among other things:

    - reviewed a draft of the Merger Agreement dated May 12, 2000;

    - reviewed selected publicly available information concerning the Company and selected other relevant financial and operating data of the Company furnished to it by the Company;

    - held discussions with members of the Company's management concerning current and future business prospects;

    - reviewed and discussed with the Company's management various financial forecasts and projections prepared by management;

    - reviewed the historical stock prices and trading volumes of the Company's Common Stock;

    - compared publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed generally relevant to similar data for the Company; and

    - reviewed the financial terms of selected other business combinations that Needham deemed generally relevant.

    Needham also considered and discussed with the Company's management various issues with respect to the Company's liquidity position, including management's estimate that the Company would use all of its available capital resources by June 30, 2000, its ability to continue as a going concern absent additional financing, its ability to raise equity capital in the current market, and its negative book value. Needham also noted that Actel owned over 25% of the Company and considered the potential impact of that ownership stake on the Company's ability to enter into financing or merger and acquisition transactions with other parties.

    Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion, Needham assumed that the financial forecasts provided to Needham by the Company's management were reasonably prepared on bases reflecting the best currently available estimates and judgments of management, at the time of preparation, of the Company's future operating and financial performance. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company. The Needham opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham expressed no opinion as to the prices at which the Common Stock will trade at any time. In addition, Needham was not asked to consider, and the Needham opinion does not address:

    - the Company's underlying business decision to engage in the merger,

    - the relative merits of the merger as compared to any alternative business strategies that might exist for the Company, or

    - the effect of any other transaction in which the Company might engage.

    No limitations were imposed by the Company on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinion.

    Based on this information, Needham performed a variety of financial analyses of the merger and the merger consideration. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinion. Needham delivered to the Company's Board written materials with respect to these analyses. A copy of Needham's written materials has been filed as an exhibit to the Schedule 13E-3 filed by Actel and the Company with the Commission and will be available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or a representative of that stockholder who has been so designated in writing.

    SELECTED COMPANY ANALYSIS. Using publicly available information, Needham compared selected historical and projected financial and market data ratios for the Company to the corresponding data and ratios of other publicly traded semiconductor companies that Needham deemed relevant because their lines of businesses are similar to the Company's line of business. These companies (the "Selected Companies") consisted of:

    Altera Corporation
    Xilinx, Inc.
    QuickLogic Corporation

    The following table sets forth information, for the Selected Companies and for the Company, concerning multiples of total market capitalization to last twelve months' revenues ("LTM revenues"). Needham calculated multiples for the Selected Companies based on the closing stock prices on May 22, 2000 and for the Company based on the Merger Consideration of $5.25 per share of Common Stock.

                                                                                                    GATEFIELD
                                                                                                     IMPLIED
                                                                                        GATEFIELD    BY THE
                                                             SELECTED COMPANIES          IMPLIED     MERGER
                                                       ------------------------------    BY THE       FULLY
                                                         HIGH       LOW        MEAN      MERGER      DILUTED
                                                       --------   --------   --------   ---------   ---------
Total market capitalization to LTM revenues..........   23.1x      13.7x      18.3x       20.3x       23.5x

    Needham calculated the market value of Common Stock as a multiple of earnings per share, or price/ earnings multiple, for the last twelve months, and market value as a multiple of historical book value, but determined that the results were not meaningful because of the Company's net losses for the last twelve months and negative book value.

    Needham also calculated multiples and ratios for projected calendar 2000 and 2001 results, but considered those multiples and ratios to be of very little relevance because Needham believed, after discussions with the Company's Board and management, that the Company would likely not achieve those projected results due to its lack of capital resources and its performance to date in 2000, which fell substantially short of those projections.

    SELECTED TRANSACTION ANALYSIS. Needham also analyzed publicly available financial information for 63 selected mergers and acquisitions of companies in the semiconductor sector that represent transactions since January 1, 1990 (the "Selected Transactions"). Needham also analyzed two subsets of the Selected
Transactions: 30 transactions with transaction values between $10 million and $100 million and 12 transactions with transaction values between $25 million and $50 million. In examining the Selected Transactions, Needham analyzed

    - the premium of consideration offered to the acquired company's stock price one day prior to the announcement of the transaction,

    - the premium of consideration offered to the acquired company's stock price four weeks prior to the announcement of the transaction and

    - the aggregate transaction value as a multiple of sales for the last twelve months ("LTM sales").

    Needham also analyzed, for the Selected Transactions,

    - the aggregate transaction value as a multiple of earnings before interest and taxes for the last twelve months,

    - the aggregate transaction value as a multiple of earnings before interest, taxes, depreciation and amortization for the last twelve months,

    - market value as a multiple of net income for the last twelve months and

    - market value as a multiple of historical book value,

but determined that the results were not meaningful because of the Company's net losses for the last twelve months and negative book value. In some cases, complete financial data was not publicly available for the Selected Transactions and only partial information was used in those instances.

    The following table sets forth information concerning the stock price premiums in the Selected Transactions and the stock price premiums implied by the proposed merger. The premiums implied by the proposed merger were based on the Merger Consideration of $5.25 per share of Common Stock.

                                                                                                     ACTEL/
                                                                                                    GATEFIELD
                                                          HIGH       LOW        MEAN      MEDIAN     MERGER
                                                        --------   --------   --------   --------   ---------
ALL SELECTED TRANSACTIONS
One day stock price premium...........................    189.2%     10.2%      49.1%      42.9%      22.0%
Four week stock price premium.........................    209.9%     15.4%      73.9%      66.7%      18.0%

$10 MILLION--$100 MILLION SELECTED TRANSACTIONS
One day stock price premium...........................     66.7%     25.6%      47.4%      50.9%
Four week stock price premium.........................    131.3%     44.6%      77.6%      61.9%

$25 MILLION--$50 MILLION SELECTED TRANSACTIONS
One day stock price premium...........................     62.4%     55.6%      59.0%      59.0%
Four week stock price premium.........................    131.3%     51.4%      91.3%      91.3%

    The following table sets forth information concerning the multiples of aggregate transaction value to LTM sales for the Selected Transactions and the same multiples implied by the proposed merger. The multiples for the proposed merger were based on the Merger Consideration of $5.25 per share of Common Stock.

                                                                                                        ACTEL/
                                                                                                       GATEFIELD
                                                             HIGH       LOW        MEAN      MEDIAN     MERGER
                                                           --------   --------   --------   --------   ---------
ALL SELECTED TRANSACTIONS
Aggregate transaction value to LTM sales.................    60.9x      0.1x       3.7x       1.2x       17.9x*

$10 MILLION--$100 MILLION SELECTED TRANSACTIONS
Aggregate transaction value to LTM sales.................     4.4x      0.3x       1.4x       1.1x

$25 MILLION--$50 MILLION SELECTED TRANSACTIONS
Aggregate transaction value to LTM sales.................     4.4x      0.3x       1.7x       1.6x

------------------------

*   21.1x based on fully diluted shares outstanding.

    No company, transaction or business used in the "Selected Company Analysis" or "Selected Transaction Analysis" as a comparison is identical to the Company, Actel or the Merger. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions, or the business segment, company or transaction to which they are being compared.

    OTHER ANALYSES. In rendering its opinion, Needham considered various other analyses, including, among other things, a history of trading prices and volumes for the Company, noting that the Common Stock has had low trading volumes, is traded over-the-counter and is quoted on the OTC Bulletin Board.

    The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of the Company or Actel. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Needham opinion and Needham's related analyses were only one of many factors considered by the Company's Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board of Directors or management with respect to the Merger Consideration or the Merger.

    Under the terms of Needham's engagement letter with the Company, the Company has paid Needham $300,000 for rendering the Needham opinion. None of Needham's fees are contingent on consummation of the Merger. The Company has also agreed to reimburse Needham for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of the rendering of the opinion or other services performed under the engagement letter by Needham as financial advisor to the Company.

    Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the Board of Directors to act as the Company's financial advisor in connection with the merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with the semiconductor industry. Needham has had no other investment banking relationship with the Company or Actel during the past two years. In the normal course of its business, Needham may actively trade the equity securities of the Company or Actel for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in those securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material federal income tax consequences of the Merger to owners of Common Stock, and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including those that are subject to special tax rules, such as dealers in securities, mutual funds, insurance companies, tax-exempt entities, stockholders who do not hold their Common Stock as capital assets and stockholders that, for federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.

    The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. Stockholders are advised and expected to consult with their own legal and tax advisers regarding the income tax consequences of the Merger under federal, state, local and foreign tax laws.

    In general, each stockholder will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the Merger or pursuant to the exercise of dissenters' rights and such stockholder's adjusted tax basis for its Common Stock. In general, such gain or loss will be capital gain or loss if the stockholder has held its Common Stock for more than one year as of the effective date of the Merger.

    Unless a stockholder entitled to receive cash payments pursuant to the Merger complies with certain reporting and certification procedures, or otherwise demonstrates to the satisfaction of the Exchange Agent under the Merger Agreement that it is an exempt recipient under applicable withholding provisions of the Code and the Treasury regulations promulgated thereunder, such stockholder may be subject to federal backup withholding at a rate of 31% with respect to all such cash payments which such stockholder is entitled to receive. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld.

    Consummation of the Merger will result in a change of control under Internal Revenue Code Section 382, limiting the future use of the Company's existing net operating loss carry forwards.

                      THE SPECIAL MEETING OF STOCKHOLDERS

DATE, PLACE AND TIME


    The Special Meeting will be held at 8:00 a.m., local time, on Friday, November 10, 2000 at the Company's principal executive office located at 47436 Fremont Boulevard, Fremont, California 94538-6503.


PURPOSE

    At the Special Meeting, the Company's stockholders will consider and vote upon the Merger Agreement and the Merger.

    The Company's Board of Directors has determined that the Merger is fair and in the best interests of the Company and its stockholders and has unanimously approved the Merger Agreement and the Merger. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE MERGER. SEE "REASONS FOR MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS."

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 47436 Fremont Boulevard, Fremont, California 94538-6503, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, revoke a proxy.

SOLICITATION OF PROXIES

    Proxies are being solicited hereby on behalf of the Board of Directors of the Company. The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the accompanying proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Beacon Hill Partners, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Beacon Hill Partners, Inc. will be paid reasonable fees and out-of-pocket expenses if it renders solicitation services.

RECORD DATE AND VOTING RIGHTS

    Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. On the close of business on the Record Date, the Company had outstanding 6,177,163 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately.

QUORUM

    A majority of the outstanding shares of the Common Stock must be represented in person or by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. Brokers generally will not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement and approve the Merger.

SOLICITATION, REVOCATION AND USE OF PROXIES

    Shares of Common Stock represented by a properly executed proxy by the Company will, unless such proxy is properly revoked prior to the Special Meeting, be voted at the Special Meeting in accordance with the instructions thereon. Shares of Common Stock represented by properly executed proxies that do not contain instructions to the contrary will be voted for adoption of Merger Agreement and approval of the Merger and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting of any adjournment or postponement thereof.

    The Board of Directors knows of no business that will be presented for consideration at the Special Meeting other than the proposal to adopt the Merger Agreement and aprove the Merger. If other matters should properly come before the Special Meeting, the proxy holders will vote on such matters in accordance with their best judgments. Proxies are being solicited hereby on behalf of the Board of Directors. The Special Meeting may be adjourned even if a quorum is present if sufficient proxies or votes approving the Merger have not been received. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn. The Special Meeting may reconvene without notice to stockholders, other than an announcement at the prior adjournment of the Special Meeting, unless the adjournment is for more than thirty days or a new record date has been set.

REQUIRED VOTE

    Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of shares of the Common Stock outstanding on the Record Date. As of the Record Date, Actel owned 1,621,298 shares of Common Stock, representing approximately 26.2% of the outstanding shares of Common Stock, and intends to vote all of such shares in favor of the Merger, and Idanta and two affiliated entities, the Dunn Family Trust and The Perscilla Faily Trust, owned an aggregate of 517,723 shares of Common Stock, representing approximately 8.4% of the outstanding shares of Common Stock, and intend to vote all of such shares in favor of the Merger. In addition the Company's directors and executive officers collectively hold voting power over 3.1% of the Common Stock and may also vote these shares in favor of the Merger.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

    Under the Delaware General Corporations Law ("DGCL"), holders of Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon full compliance with Section 262 of the DGCL, attached as ANNEX III hereto. In addition, under the California General Corporations Law ("CGCL"), holders of Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon full compliance with Sections 1300-1312 of the CGCL, attached as ANNEX IV hereto. In order to dissent (i) under the DGCL the dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, a written demand for appraisal of such stockholder's Common Stock, (ii) under the CGCL the dissenting stockholder must deliver such written demand to the Company within 30 days following the Special Meeting and (iii) in either case, the dissenting stockholder must not vote in favor of the Merger. SEE "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS" AND ANNEXES III AND IV HERETO.

                              THE MERGER AGREEMENT

    The description of the Merger Agreement contained in this Proxy Statement discusses the material aspects thereof, but does not purport to be complete in every respect. It is qualified in its entirety by reference to the Amended and Restated Merger Agreement, a copy of which is attached hereto as ANNEX I.

EFFECTIVE TIME

    As soon as practicable after the satisfaction or waiver of the conditions to the Merger (including those set forth below), a certificate of merger will be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time of acceptance of such filings with the Secretary of State of Delaware (the "Effective Time"). On the same day as such filing with the Secretary of State of Delaware a closing of the Merger will be held (the "Closing"). The date of the Closing is hereinafter referred to as the Closing Date.

THE MERGER

    At the Effective Time, the Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (in such capacity, the "Surviving Corporation") and a wholly-owned subsidiary of Actel. As a result of the Merger, the separate existence of the Merger Sub will cease and all the rights and property of Merger Sub and the Company will vest in the Surviving Corporation, and all debts and liabilities of Merger Sub and the Company will become the debts and liabilities of the Surviving Corporation.

    At the Effective Time, the Certificate of Incorporation and the Bylaws of the Merger Sub as in effect immediately prior thereto will become the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    The directors and officers of Merger Sub immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation.

CONVERSION OF SECURITIES

    COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company:

    (i) each issued and outstanding share of Common Stock (other than shares held by dissenting stockholders, or by the Company or Actel or any of their subsidiaries) shall be canceled and converted into and become a right to receive the Merger Consideration of $5.25 in cash, without interest;

    (ii) each share of Common Stock held in the treasury of the Company, or issued and outstanding and owned by Actel or any subsidiaries of the Company or Actel, will be canceled and retired without consideration; and

    (iii) each dissenting stockholder who perfects and does not withdraw or lose such holder's right of appraisal will be entitled to receive the "fair market value" of such shares of Common Stock held by them in accordance with the applicable provisions of Delaware Law or California Law. SEE "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS."

    Shares of Common Stock which immediately prior to the Effective Time are held by stockholders who have properly exercised and perfected appraisal rights under either Section 262 of the DGCL or Sections 1300-1312 of the CGCL (the "Dissenting Shares") will not be converted into or represent the right to receive the Merger Consideration. The holders of Dissenting Shares will be entitled to receive such consideration as shall be determined pursuant to
Section 262 of the DGCL or Sections 1300-1312 of the CGCL; provided, however, that if any such holder fails to perfect or effectively withdraws or loses such holder's right to appraisal or payment under the DGCL or CGCL, each of such holder's shares of

Common Stock will be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration, without any interest thereon, and such shares will no longer be Dissenting Shares. Although stockholders may perfect their appraisal rights under both the DGCL and the CGCL, Actel and the Merger Sub will make a "fair market value" payment under only one of such remedies.

    After the Effective Time, holders of certificates to be exchanged for Merger Consideration will cease to have rights with respect thereto, except the right to surrender such certificates in exchange for payment of the Merger Consideration or the right to perfect appraisal rights.

PAYMENT OF MERGER CONSIDERATION

    Prior to the Effective Time, Actel will designate the Exchange Agent under the Merger Agreement. On or before the Effective Time, Actel will deposit with the Exchange Agent the aggregate Merger Consideration (the "Deposit Amount").

    Promptly after the Effective Time, the Exchange Agent will mail to each record holder of certificates for Common Stock that immediately prior to the Effective Time represented Common Stock of the Company a letter of transmittal and instructions for use in surrendering such certificates and receiving the Merger Consideration. Upon the surrender to the Exchange Agent of an outstanding certificate together with a duly completed and validly executed letter of transmittal and such other document as the Exchange Agent may require, the Exchange Agent will deliver the applicable Merger Consideration without interest. Any portion of the Deposit Amount that remains unclaimed for one year after the Effective Time will be delivered by the Exchange Agent to Actel and any holder of a certificate that immediately prior to the Effective Time represented Common Stock of the Company may surrender such certificate to Actel and receive in exchange therefor the Merger Consideration, without interest, subject in all events to applicable abandoned property, escheat and similar laws.

    If the amount to be paid from the Deposit Amount upon surrender of a certificate that immediately prior to the Effective Time represented Common Stock of the Company is to be delivered to a person other than the person in whose name such certificate is registered, it will be a condition to such payment or exchange that the person requesting such payment or exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or such person will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    STOCKHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY RETURN THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

STOCK OPTIONS

    At the Effective Time, each option to purchase Common Stock pursuant to the Company's 1993 Stock Option Plan, as amended, 1996 Stock Option Plan, as amended, 1999 Stock Option Plan or any other employee stock option plan or arrangement of the Company except the Company's 1995 Directors Plan and the Company's 1999 Employee Stock Purchase Plan (a "Company Stock Option") that is then outstanding will be assumed by Actel and converted into an option to purchase .16713 shares of Actel Common Stock (rounded down to the nearest whole share). The exercise price per share of the options assumed by Actel (rounded up to the nearest penny) will be equal to (A) the former exercise price per share of the Company Common Stock under such option immediately prior to the Effective Time divided by (B) .16713. The fractional conversion rate of .16713 is achieved by dividing the per share Merger Consideration of $5.25 by the average closing price of one share of Actel common stock during the five business days surrounding the announcement of the Merger, or an average per share price of $31.4125 for the period of May 9 through 15, 2000. This conversion ratio is designed to both fairly compensate employees with outstanding GateField options for the loss of those options and to provide incentive to those employees scheduled to become employees of Actel. Stock ownership and stock options are important components of employee recruiting and retention at Actel. As such, it was deemed optimal to provide the GateField employees with conversion rights as to their existing options. All employees who are also GateField stockholders as of the Record Date will receive the standard Merger Consideration of $5.25 per share of stock actually owned. In the case of any Company Stock Option that is an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code), the conversion formula will be adjusted in a manner consistent with Section 424(a) of the Internal Revenue Code.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the Company relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) due organization, power and standing of, and similar corporate matters with respect to the Company, (ii) the capital structure of the Company;
(iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (iv) the absence of any conflict with the Company's Certificate of Incorporation and Bylaws, as well as certain laws, agreements, contracts, license and permits; (v) reports and other documents filed with the Commission and the accuracy of the information contained therein; (vi) the absence of certain changes involving the Company since December 31, 1999; (vii) the absence of litigation except those set forth in the Company's reports and other documents filed with the Commission; (viii) the payment of taxes and the filing of tax returns by the Company; (ix) the Company's title to its properties and use of its leased properties; (x) the Company's intellectual property rights; (xi) the absence of any material misstatement or omission by the Company in this Proxy Statement; (xii) the absence of written notices, citations or decisions of any governmental or regulatory body that any product is defective or fails to meet any applicable standards and the obtainment by the Company, in all countries where its products are marketed or have been marketed, of all applicable licenses, registrations, approvals, clearances and authorizations required by local, state, or federal agencies in such countries regulating the safety, effectiveness and market clearance of the such products; and (xiii) the absence of broker fees.

    The Merger Agreement contains several representations and warranties of Actel and the Merger Sub relating, among other things, to: (i) their organization, existence and good standing; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; and (iii) the availability of all funds necessary to satisfy Actel's obligations under the Merger Agreement.

CERTAIN PRE-CLOSING COVENANTS

    During the period from the date of the Merger Agreement until the Effective Time (except to the extent that Actel shall otherwise consent in writing), the Company has agreed that the Company and its subsidiaries will conduct their respective operations according to the ordinary course of business consistent with past practice, and will use its reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with the Company.

    The Merger Agreement contains certain other covenants of the Company relating, among other things, to changes in share capital, the issuance of securities, the amendment of corporate governance documents, the incurrence and satisfaction of indebtedness, executive compensation and employee benefit plans, accounting methods, taking of actions affecting the representations and warranties of the Company in the Merger Agreement, income tax elections, and access to the Company's officers, employees, agents, properties, books, records and contracts information.

    The Merger Agreement also contains certain covenants of Actel relating, among other things, to indemnification of the Company's officers and directors and honoring all employees severance plans (or policies) of the Company.

NO SOLICITATION

    The Company has agreed that, from the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, it will not, nor will it authorize or permit any officer, director, affiliate or agent of the Company or any of its subsidiaries to, solicit, initiate, entertain or encourage (including by way of furnishing nonpublic information) any proposals or offers from any party other than Actel or its affiliates regarding any merger, sale of substantial assets, sale of (or right to sell) shares of capital stock (other than pursuant to the exercise of options outstanding on the date of the Merger Agreement) or similar transactions involving the Company or any of its subsidiaries (any of the foregoing inquiries or proposals being hereinafter referred to as an "Acquisition Proposal"). Notwithstanding the foregoing, the Company, to the extent required by the fiduciary obligations of the Company's Board of Directors, may, in response to a request or inquiry that could reasonably be expected to result in an Acquisition Proposal, which request or inquiry was unsolicited after the date of the Merger Agreement, participate in discussions or negotiations with and furnish information with respect to the Company to any person. In addition, following the receipt of an Acquisition Proposal, if the Board of Directors determines in good faith that an Acquisition Proposal is more favorable to the Company's stockholders than the Merger, the Company may terminate the Merger Agreement and accept such superior proposal, and the Board may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger.

    The Company has agreed to promptly inform Actel of any inquiry (including the terms thereof and the identity of the party making the inquiry) that it receives in respect of an Acquisition Proposal and furnish Actel a copy of any such written inquiry.

CONDITIONS PRECEDENT TO THE MERGER

    The obligations of the Company and Actel to consummate the Merger are conditioned, among other things, upon: (i) the approval and adoption of the Merger and the Merger Agreement by a majority of the outstanding shares of the Company's Common Stock; (ii) the absence of any law of any governmental entity of competent jurisdiction restraining, enjoining or otherwise preventing or restricting the consummation of the Merger; and (iii) obtaining all authorizations, consents or approvals of a governmental entity required in connection with the execution and delivery of the Merger Agreement and the performance of the obligations under the Merger Agreement shall have been obtained. The consummation of the Merger is not subject to governmental review under the Hart-Scott-Rodino Act of 1976.

    The obligations of Actel and the Merger Sub to consummate the Merger are subject to the additional conditions that: (i) the representations and warranties of the Company set forth in the Merger Agreement are true in all material respects as of the Closing Date and that Actel and the Merger Sub shall have received an officers' certificate to that effect; (ii) the Company and Idanta shall have performed or complied in all material respects with all agreements and conditions contained in the Merger Agreement and that Actel and the Merger Sub shall have received an officers' certificate to such effect; and
(iii) Actel shall have made arrangements with Timothy Saxe, Chief Executive Officer of the Company, for employment with Actel following the Merger.

    The obligation of the Company to consummate the Merger is subject to the additional conditions that: (i) the representations and warranties of Actel and the Merger Sub set forth in the Merger Agreement are true in all material respects as of the Closing Date and that the Company shall have received an officers' certificate to such effect; and (ii) Actel and the Merger Sub shall have performed in all material respects all agreements and conditions contained in the Merger Agreement and that the Company shall have received an officers' certificate to such effect.

    As of the date hereof, the Company is not aware of the occurrence of any event that may prevent the consummation of the Merger.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

    (i) by mutual written agreement of the Boards of Directors of Actel and the Company;

    (ii) by either Actel or Company if (a) any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (b) if there has been a willful breach by the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach is not reasonably capable of being cured and such condition satisfied prior to the Closing Date; or (c) if the Closing has not occurred within 60 days after mailing of this Proxy Statement (or any supplement or amendment thereto), provided that the party terminating the Merger Agreement has performed or complied in all material respects with all agreements and conditions in the Merger Agreement required to be performed or complied with by it prior to or at the time of the Closing;

    (iii) by Actel: (a) if the Board of Directors of the Company or any committee thereof shall have approved or recommended an Acquisition Proposal by a third party, or withdrawn or modified in a manner adverse to Actel its approval or recommendation of the Merger Agreement or the transactions contemplated hereby; (b) if GateField stockholder approval of the Merger Agreement has not been obtained within 50 days after the mailing of this Proxy Statement (or any supplement or amendment thereto); or (c) if Actel sends written notice to the Company;

    (iv) by the Company in the event the Company has complied with all the terms of Section 5.5 and has determined to accept an Acquisition Proposal that is superior to the Merger. See "THE MERGER AGREEMENT--NO SOLICITATION."

    In the event the Merger Agreement is terminated due to a willful breach by the Company or Actel, the party committing such breach will be subject to liability for damages actually incurred as a result of such breach. In addition, if termination occurs due to a willful breach by the Company, Actel will be entitled to exercise the Put Option within 90 days of notice of such termination. If termination occurs due to a willful breach by Actel, the Company will be entitled to exercise the Call Option within 90 days of such termination. The Put Option and the Call Option are described in "SPECIAL FACTORS--BACKGROUND OF THE MERGER." Actel would also be entitled to exercise the Put Option if the Merger Agreement is terminated by Actel for the following reasons: (a) if the Board of Directors of the Company or any committee thereof shall have approved or recommended an Acquisition Proposal by a third party, or withdrawn or modified in a manner adverse to Actel its approval or recommendation of this Agreement or the transactions contemplated hereby; or (b) if GateField stockholder approval of this Agreement has not been obtained within 50 days after the mailing of this proxy statement. The Company would also be entitled to exercise the Call Option if Actel terminates the Merger Agreement without cause.

FEES AND EXPENSES

    Regardless of whether the Merger is consummated, all expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. Expenses incurred in connection with preparing and mailing this Proxy Statement will be borne by the Company. Fees and expenses of the Company in connection with the Merger, including filing fees, printing costs, attorneys' fees and costs, the fees of the Company's independent accountants and fees to Needham, are expected to total approximately $1.2 million. The Company has paid a total of $558,960 in attorneys' fees and costs, solicitation expenses and fees to Needham.

INDEMNIFICATION; INSURANCE

    Pursuant to the Merger Agreement, all rights to indemnification (including advancement of expenses incurred in the defense of any action or suit) provided by the Company to its present and former directors, officers, employees and agents under the Company's Certificate of Incorporation and Bylaws or otherwise existing on the date of the Merger Agreement will survive the Merger for a period of six years from the Effective Time. Pursuant to the Merger Agreement, Actel has agreed, to the fullest extent permitted by law or its Articles of Incorporation, to indemnify the present and former directors, officers, employees and agents of the Company against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently indemnified under the Company's Certificate of Incorporation and Bylaws, for a period of six years from the Effective Time. Actel has also agreed to maintain, for a period of six years from the Effective Time, the Company's current directors' and officers' insurance and indemnification policy (to the extent that it provides coverage for events occurring prior to the Effective
Time) for all persons who are directors and officers of the Company on the date of the Merger Agreement.

                                  THE COMPANY

GENERAL

    The Company designs, develops and manufactures high-density field programmable gate array ("FPGA") devices and related development software and markets embedded programmable logic solutions. The Company was originally a division of the Zycad Corporation, a company that was engaged in the development, manufacturing and marketing of design verification tools and services. Zycad was founded in 1981 and became a public corporation in 1984. The GateField division of Zycad was formed in the third quarter of 1993 to research and develop a new and innovative semiconductor logic product: a flash technology-based, high-density FPGA.

    During 1997, Zycad transitioned from a provider of high-performance verification products to a provider of FPGA products based on the GateField division's research and development of an application specific integrated circuit technology called ProASIC-TM-. Zycad introduced and first shipped its 0.72-micron ProASIC products in 1997. This transition required the sale of several of Zycad's assets, including: its stock ownership in QSS Inc.; products and assets relating to its verification product line, including its rights, title and interest in hardware and software simulation products; and the assets related to the semiconductor test software product line. In addition, Zycad sold its maintenance division for the verification products to Zycad TSS, Inc.

    In October 1997, a new management team was put in place and Zycad was renamed "GateField Corporation". A month later, the Company announced a strategic alliance with Infineon Technologies AG (formerly Siemens Aktiengesellschaft) ("Infineon"). In this alliance, Infineon licensed the ProASIC technology for use in nonstandard FPGA products and purchased Common Stock and a warrant for $3.25 million. In addition, Infineon agreed to provide the Company with early access and foundry service for Infineon's advanced embedded flash technology for the Company's products at 0.25-micron and below. The Company and Infineon concluded a foundry agreement in June 1998.

    In August 1998, the Company entered into a strategic alliance with Actel. See "SPECIAL FACTORS--PAST CONTACTS BETWEEN GATEFIELD AND ACTEL."

    The Company's products are designed to provide high integration, fast time-to-market and fast time-to-volume for electronic equipment manufacturers in the networking, telecommunications, computer, peripheral, industrial control, instrumentation and consumer markets. When and if the 0.25-micron and below ProASIC products are successfully produced, they will be subject to exclusive distribution by Actel. Infineon has agreed to manufacture the 0.25-micron product in its production facility in Dresden, Germany.

CURRENT STATUS


    The Company believes that it will exhaust all of its currently available capital resources on or about December 31, 2000. The Company estimates that it will need an additional $8.0 million to $12.0 million to meet its capital requirements through 2001. Development of the Company's 0.25-micron product is still not complete. In 1999, the 0.25-micron product suffered from erratic and very low functional yield. By the end of the second quarter of 2000, yield had become stable, allowing the Company to focus on testing the reliability of the product. In the course of doing so, the Company identified what appeared to be two significant problems. Upon further investigation, one of these problems was demonstrated to be a measurement issue, but the other, a retention issue, was determined to be sufficiently severe to cause the product to fail qualification criteria. A program to determine the root cause and to resolve the problem was initiated in April 2000. Due to the lengthy time required to test for data retention, the Company pursued four possible solutions simultaneously. Based on the testing so far, the Company believes that it has a solution, and has thus started the qualification process with three separate product lots. Provided that no new problems arise, the Company expects to achieve pre-production qualification before the end of 2000, and production qualification during the first quarter of 2001. Before going into full production, however, product yield must also be improved. During the initial engagement phase, customers typically purchase a few parts for design development and debugging, and there are no volume discounts, so it is acceptable for the manufacturing cost to be high. Later, when the design goes into production and customers are purchasing in volume, the price drops and the manufacturing cost must be kept low. At this time the functional yield per lot is too low to allow volume pricing, but high enough to allow low volume pricing and commencement of the engagement phase.


    The current competitive situation also affects the Company. The Company's competitors continue to improve their products, which makes the Company's products less attractive. Some competitors are already launching products made with 0.18-micron technology. While the Company's 0.25-micron products could have enjoyed a substantial performance advantage over competitive 0.25-micron products, their performance will be comparable to competitive 0.18-micron products. The Company's 0.25-micron products enjoyed a substantial die size advantage over competitive 0.25-micron products, however, the advantage in die size is reduced by 50% when the competitors are using 0.18-micron technology. Since die size translates into cost, this means that the ability to sustain margins and profits is reduced. The Company believes that while the delays in releasing the product to production have undoubtedly reduced the potential value of the product, there will still be some customers who value the product for its unique combination of non-volatility, re-programmability and ASIC-like design flow. The commercial viability of the product rests on how soon the reliability issues can be resolved, how many customers the product can attract, and how well yield can be improved and costs reduced.

PROPERTIES

    The Company leases approximately 24,000 square feet of office space in Fremont, California, which is currently used for its headquarters and test and engineering operations.


    As of October 6, 2000, the Company had a total of 24 full-time employees. The Company's employees are not represented by any collective bargaining agreement with respect to their employment by the Company, and the Company has never experienced an organized work stoppage.


LEGAL PROCEEDINGS

    There are no ongoing material legal proceedings with respect to the Company.

SELECTED FINANCIAL DATA

                                 SIX MONTHS ENDED
                                     JUNE 30,                          YEARS ENDED DECEMBER 31,
                                -------------------   ----------------------------------------------------------
                                  2000       1999       1999       1998       1997(C)        1996         1995
                                --------   --------   --------   --------     --------     --------     --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Revenues......................  $   625    $ 1,114    $ 1,987    $ 7,700(b)   $ 15,503(b)  $ 33,577     $51,117(a)
Gross profit..................  $   472    $   407    $   690    $   393      $  4,600     $ 16,569     $33,624
Operating income (loss).......  $(3,831)   $(3,837)   $(8,946)   $(8,061)     $(15,101)    $(18,435)    $ 2,324
Net income (loss).............  $(3,900)   $(5,089)   $(9,961)   $(8,268)     $(16,432)    $(21,376)    $ 1,957
Basic net income (loss) per
  share:
  Profit (loss) before
    extraordinary item........  $ (0.78)   $ (1.21)   $ (2.30)   $ (2.00)     $  (7.15)    $ (10.30)    $  0.90
  Extraordinary item..........                                                   (0.35)
                                -------    -------    -------    -------      --------     --------     -------
  Net income (loss) per
    share.....................  $ (0.78)   $ (1.21)   $ (2.30)   $ (2.00)     $  (7.50)    $ (10.30)    $  0.90
Diluted net income (loss) per
  share:
  Profit (loss) before
    extraordinary item........  $ (0.78)   $ (1.21)   $ (2.30)   $ (2.00)     $  (7.15)    $ (10.30)    $  0.90
  Extraordinary item..........                                                   (0.35)
                                -------    -------    -------    -------      --------     --------     -------
  Net income (loss) per
    share.....................  $ (0.78)   $ (1.21)   $ (2.30)   $ (2.00)     $  (7.50)    $ (10.30)    $  0.90
Basic weighted average shares
  outstanding.................    5,001      4,215      4,332      4,125         3,030        2,066       1,939
Diluted weighted average
  shares outstanding..........    5,001      4,215      4,332      4,125         3,030        2,066       2,123
                                -------    -------    -------    -------      --------     --------     -------
YEAR END FINANCIAL DATA:
Working capital (deficit).....  $(3,395)   $ 1,212    $  (561)   $(3,510)     $    (47)    $ (1,240)    $ 6,741
Total assets..................  $ 2,405    $ 9,212    $ 7,085    $ 6,853      $ 11,256     $ 29,527     $28,980
Redeemable preferred stock....  $     4    $ 3,084    $ 3,086    $ 3,083      $  4,594           --          --
Long-term debt................  $ 1,000    $ 8,208    $ 8,079    $   330      $     58     $  6,636(c)  $ 1,207
                                -------    -------    -------    -------      --------     --------     -------

--------------------------

(a) Revenues, net income and net income per share for 1995 included amounts related to a technology distributed by the Company and owned by a U.K. company. Effective January 1, 1996, the two companies formed a joint venture. Consequently, specific revenues and costs related to this product were no longer consolidated in the Company's financial statements beginning in 1996.

(b) Revenues decreased in 1998 and 1997 due to the sale of certain assets of the Company (see Note 3 of Notes to Consolidated Financial Statements).

(c) As restated, see Note 11 of Notes to Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 2000 AND 1999

    REVENUES

    Total revenues for the six months ended June 30, 2000 and 1999 were $625,000 and $1,114,000, respectively, a decrease of 44%. Total ProASIC product revenues accounted for the increase to $625,000 from $624,000 in the same time frame. ProASIC product revenues in 2000 consisted entirely of deferred revenue from license fees from Rohm Co. Ltd. that were collected in fiscal 1998. Revenues in the year 2000, if any, will come from the Company's 0.25-micron products. The Company began sampling its 0.25-micron product to initial customers in the first quarter of 1999 and began shipping engineering samples in limited volumes in the fourth quarter of 1999. The Company does not expect to begin shipment of pre-production quality parts for this family until the third quarter of 2000 and does not expect sales to reach a volume that could generate operating cash flow break-even in fiscal year 2000. While the Company expects to have the capacity to produce pre-production parts in volume in the third quarter of 2000, there can be no assurance that sales will indeed begin at that time, if at all. Nor can there be any assurance how many products will be introduced in 2000 or in what packages or volumes those products will ship. In addition, it is impossible to anticipate the degree of market acceptance of this new technology, or whether it will be accepted at all. Therefore the revenues associated with the new 0.25-micron product cannot be predicted with any degree of accuracy. The Company's failure to introduce its 0.25-micron products on a timely basis and to achieve market acceptance of such products would have a material adverse effect on the Company's business, financial condition and results of operations.

    Service revenues for the six months ended June 30, 2000 and 1999 were zero and $490,000, respectively. Service revenues in 1999 represent the Company's portion of a profit sharing agreement with the purchaser of the verification assets that were sold in 1997.

    GROSS PROFIT

    Gross profit for the six months ended June 30, 2000 and 1999 were $472,000 and $407,000, respectively. Gross profit as a percentage of total revenues was 76% in the six months ended June 30, 2000 and 37% in the six months ended
June 30, 1999.

    Gross profit from ProASIC product revenues for the six months ended
June 30, 2000 was $472,000, as compared to a gross profit of $55,000 at June 30, 1999. The increase in margin reflects slightly lower overhead costs required to maintain the Company's manufacturing capabilities until product sales could begin.

    Gross profit from service revenues was $352,000 in the six months ended June 30, 1999 and relates to maintenance contracts on the verification systems. The verification maintenance revenues and, hence, the related gross profits ceased in 1999 and therefore the Company does not expect any gross margin contribution from this source in fiscal 2000.

    SALES AND MARKETING

    Sales and marketing expenses were $219,000 for the six months ended
June 30, 2000 and $385,000 for the six months ended June 30, 1999. Expenses incurred in the six months ended June 30, 2000 and 1999 related to the Company's efforts to support strategic initiatives and product designs and the 43% decline represents reduced head count and expenses associated with new designs in 1999.

    RESEARCH AND DEVELOPMENT

    Research and development expenses for the six months ended June 30, 2000 were $3,417,000 as compared with $2,426,000 for the six months ended June 30, 1999. The increase in expenses is due to an increase in the number of engineering lots produced in order to resolve process related issues encountered in commercializing the manufacturing process for the 0.25-micron product.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses for the six months ended June 30, 2000 and 1999 were $667,000 and $1,433,000, respectively. The reduction is mainly due to collection of a $720,000 debt in the first quarter of 2000 that was previously written off.

    OTHER INCOME AND EXPENSE

    Other expense for the six months ended June 30, 2000 were $69,000 as compared to other expense of $1,252,000 for the six months ended June 30, 1999. This reduction reflects lower interest expense due to conversion of the 1999 Note to Common Stock.

RESULTS OF OPERATIONS--FISCAL YEAR ENDED 1999, 1998 AND 1997

    REVENUES

    Total product revenues declined to $1.3 million in 1999 down from $2.6 million in 1998 and $5.4 million in 1997. The 1997 figure includes $2.5 million in verification products from assets the Company sold in that year. Sales of ProASIC related products were $1.4 million in 1999, $2.6 million in 1998 and $2.9 million in 1997. ProASIC product revenue included deferred license revenue from Infineon and from Rohm of approximately $0.9 million in 1999 and $1.1 million in 1998. The decline in ProASIC revenues from 1997 through 1999 was due to a decision by the Company to halt active sales of the 0.72-micron product in the third quarter of 1998 and due to the current delay in shipment of the 0.25-micron product, which was originally scheduled to begin in the second half of 1999.

    Service revenues were $0.6 million, $5.1 million and $10.1 million in 1999, 1998 and 1997, respectively. Service revenues are comprised of two components: maintenance contracts on the verification systems and design services. Verification maintenance revenues were $.6 million in 1999, $2.3 million in 1998 and $8.7 million in 1997. The decline in verification maintenance revenues in 1998 from 1997 relates to the sale of the underlying verification products and the termination of new sales of those products by the purchaser. Service fees related to the Company's Design Service product line, which was sold to Actel in August 1998, were $2.8 million in 1998, and $3.8 million in 1997.

    GROSS MARGIN

    Gross margin in 1999, 1998 and 1997 was affected by many factors, including but not limited to: license fees, pricing strategies, product mix, yield variations and increased costs incurred in the introduction of new products. Gross margin was approximately $690,000 in 1999, $393,000 in 1998 and $4.6 million in 1997. Gross margin as a percentage of total revenues was 35% in 1999, 5% in 1998 and 30% in 1997.

    Gross margin (deficit) from product revenues was $213,000 in 1999, ($2.0) million in 1998, and ($1.0) million in 1997. Gross margin related to verification products was ($1.8) million in 1997. Gross margin (deficit) related to ProASIC products was $.2 million in 1999, $(2.0) million in 1998, ($3.3) million in 1997. In 1998, negative ProASIC product margins were due in part to a $1.8 million inventory write-down charge for 0.72-micron product inventories to reflect a decrease in the net realizable value, which was partially offset by $1.2 million in license revenue with minimal related costs. The decline in ProASIC gross margins in 1998 versus 1997 was largely due to volume differences and the inventory write-down charge.

    Gross margin from service revenues was $.5 million in 1999, $2.4 million in 1998, and $5.6 million in 1997. Gross margin as a percentage of service revenues was 75%, 48%, and 56% for the three years respectively. Margins related to maintenance contracts on the verification systems were $2.2 million or 69.7% in 1998 and $4.8 million or 77.5% in 1997. Margins related to design services were $277,000 or 14% in 1998 and $725,000 or 19% in 1997.

    SALES AND MARKETING

    Sales and marketing expenses were $.8 million or 39% of total revenue in 1999, $4.1 million or 53% in 1998, and $9.7 million or 62% in 1997. In 1999, sales and marketing expenses declined 81% due to the Company's decision to largely eliminate that function in August of 1998 and enter into an exclusive marketing agreement with Actel. In 1998, sales and marketing expenses also decreased 58% or $5.6 million from earlier year figures reflecting reduced staffing levels in the second half of 1997 resulting from the disposition of product lines in 1997.

    RESEARCH AND DEVELOPMENT

    The Company's research and development expenses were $5.9 million or 298% of total revenue in 1999, $5.5 million or 71% of total revenue in 1998 and $7.9 million or 51% of total revenue 1997. Research and development expenses increased 8% in 1999 over 1998 due to $.8 million in wafer costs necessary to refine the design of the 0.25-micron family and develop the manufacturing process with Infineon, these costs were partially offset by reduced headcount. The 30% decrease in research and development costs in 1998 over 1997 was principally due to reduced staffing levels resulting from the sale of the verification businesses in 1997. Research and development expenses related to ProASIC development remained relatively constant over the three-year period from 1997 to 1999.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses were $2.7 million, $3.3 million and $4.2 million in 1999, 1998 and 1997, respectively. This declining trend in general and administrative expenses in 1999 as compared to 1998 and in 1998 as compared to 1997 was primarily related to decreased staffing levels, cost cutting measures and reduced overhead. These reduced expenses were partially offset by higher legal, financial, and consulting expenses associated with the implementation of strategic relationships in 1997 and 1998. 1999 expenses included $0.2 million related to moving the Company's offices to a smaller facility.

    OTHER INCOME AND EXPENSE

    Net interest expense was $1.3 million in 1999 compared to $173,000 in 1998 and $1.4 million in 1997. The increase in 1999 relates to an $8.0 million convertible promissory note issued in May 1999 to Actel, while the decrease in 1998 reflects the lack of interest-bearing debt compared to earlier periods and interest income on positive bank balances held throughout the year due to the Company's issuance of equity at the end of 1997 and during 1998. Interest expense in 1997 relates primarily to subordinated convertible debentures that were converted to Common Stock in 1997.

    Other income was $114,000 in 1999, $4.4 million in 1998 and $3.1 million in 1997. These amounts include a $4.5 million gain in 1998 from the sale of the Design Service assets to Actel, a $2.7 million gain from the sale of the verification and LightSpeed product families and the sale of the Company's interest in QSS in 1997. See Note 3 of the "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS."

    NET LOSS

    The net loss for 1999 was $10.0 million, which compares to a net loss of $8.3 million in 1998 and a net loss of $16.4 million in 1997. The 1999 figure includes a $1.2 million conversion discount recognized in the second quarter of 1999 as a non-cash interest expense and $.8 million in wafer costs necessary to develop the manufacturing process at the foundry. Recognizing the impact of lower sales in these years, the Company took steps to decrease operating expenses through a series of reorganizations.

    The $8.3 million net loss in 1998 was aided by a $4.5 million gain in other income from the sale of the Company's Design Services business unit to Actel. This compares with a $16.4 million net loss in 1997 which was also aided by a $2.7 million gain in other income from the sale of certain assets in that year and offset by $500,000 in debt discount amortization and $1 million debt extinquishment losses. See Note 3 of the "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS." The loss in 1998 was additionally impacted by a $2.2 million one-time inventory write-down charge to cost of sales.


ESTIMATED RESULTS OF OPERATIONS--QUARTER ENDED SEPTEMBER 30, 2000



    The Company estimates that revenues for the quarter ended September 30, 2000 were approximately $312,000, consisting entirely of deferred revenue from license fees from Rohm Co. Ltd. that were collected in fiscal 1998. The Company experienced significantly higher than usual research and development expenses during the third quarter partially due to non-recurring engineering charges and an increased volume of wafers required to resolve design and process issues. As a result, the Company believes it incurred a significantly greater net loss in the third quarter of 2000 than in the second quarter of 2000 or the third quarter of 1999.


LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically used private offerings of convertible debt and convertible preferred stock, public and private offerings of Common Stock, sale and leaseback arrangements and bank financing and credit lines to finance its business.


    At June 30, 2000, the Company had cash and cash equivalents of approximately $879,000 and a working capital deficit of $3.4 million. During the six month periods ended June 30, 2000 and 1999, the Company incurred net losses of approximately $3.9 million and $5.1 million, respectively. The Company expects to continue to generate such losses for at least the remainder of 2000. In addition, at March 31, 2000, the Company had an outstanding payable due to Infineon for $1.9 million, which has since been paid in full.


    Cash used in operations was $5.3 million in the first six months of 2000 compared with the same amount of $5.3 million for the first six months of 1999. Net cash used in operations was $8.8 million in 1999 compared to $8.2 million in 1998 and $11.3 million in 1997. During 1999, 1998 and 1997, there was a significant decline in the size of the business as the Company transitioned to a provider of FPGA products Company and sold off its other significant assets related to non-ProASIC product lines. This decrease in the size of the business resulted in decreasing accounts receivable, accounts payable and accrued liabilities balances and decreasing depreciation expenses. The decrease in net cash used in operations was partially offset in 1998 by the receipt of $4.5 million in license fees resulting in deferred revenue.

    Net cash used by investing activities during the six month period ended June 30, 2000 was $139,000, for acquisition of equipment. The Company expects it would need to invest a minimum of $700,000 and possibly as much as $1.5 million in new mask sets for the 0.25-micron and smaller product during 2000, but does not anticipate any other significant capital asset acquisitions.


    Net cash provided by financing activities was $920,000 in the first six months of 2000 which represents the net proceeds of the May 2000 Note. Net cash generated by financing activities was $10.8 million in 1999, which compares to $2.9 million in 1998 and $3.0 million in 1997. The increase in 1999 includes the sale of $3.1 million of Common Stock to private investors and the issuance to Actel of the 1999 Note. The increase in 1998 was due to the $4.6 million sale of Common Stock to a single investor in the first quarter of 1998, the $3.0 million sale of Convertible Preferred Stock in August 1998, and the $4.6 million redemption of the Company's Series B Preferred in December 1998. The 1997 figure includes the sale of $4.6 million in Convertible Preferred Stock. SEE NOTE 9 OF THE "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS."



    At September 30, 2000, the Company had cash and cash equivalents of approximately $337,000. In August and October 2000, the Company borrowed from Actel an aggregate of $6.0 million that the Company expects will cover cash flow requirements through the end of 2000. After that the Company would be unable to continue as a going concern if the Merger is not consummated or other sufficient funding were not available.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    The Company is exposed to market risk related to fluctuations in interest rates and in foreign currency exchange rates:

    INTEREST RATE EXPOSURE

    The Company maintains its funds in money market and Certificate of Deposit accounts at banks. The Company's exposure to market risk due to fluctuations in interest rates relates primarily to its interest earnings on its cash deposits. These securities are subject to interest rate risk inasmuch as their fair value will fall if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from the levels prevailing at December 31, 1999, the fair value of the portfolio would not decline by a material amount. The Company does not use derivative financial instruments to mitigate risks. However, it does have an investment policy that would allow it to invest in short-term investments such as money market instruments and corporate debt securities. The Company's policy does attempt to reduce such risks by typically limiting the maturity date of such securities to no more than eighteen months with a maximum average maturity to its whole portfolio of such investments at six months, placing its investments with high credit quality issuers and limiting the amount of credit exposure with any one issuer.

    FOREIGN CURRENCY EXCHANGE RATE EXPOSURE

    The Company's exposure to market risk due to fluctuations in foreign currency exchange rates relates primarily to the inter-Company balances with its UK, German and Japanese subsidiaries. The Company closed these subsidiaries in 1999 and only has some insignificant cash balances remaining in these countries. Although the Company transacts business in various foreign countries, settlement amounts are usually based on U.S. currency. Transaction gains or losses have not been significant in the past, and there is no hedging activity on the pound, mark, yen or other currencies. The Company would not experience a material foreign exchange loss based on a hypothetical 10% adverse change in the price of the pound, mark or yen against the U.S. dollar. Consequently, the Company does not expect that a reduction in the value of such accounts denominated in foreign currencies resulting from even a sudden or significant fluctuation in foreign exchange rates would have a direct material impact on the Company's financial position, results of operations or cash flows.

    Notwithstanding the foregoing analysis of the direct effects of interest rate and foreign currency exchange rate fluctuations on the value of certain of the Company's investments and accounts, the indirect effects of such fluctuations could have a material adverse effect on the Company's business, financial condition and results of operations. For example, international demand for the Company's products is affected by foreign currency exchange rates. In addition, interest rate fluctuations may affect the buying patterns of the Company's customers. Furthermore, interest rate and currency exchange rate fluctuations have broad influence on the general condition of the U.S. foreign and global economics, which could materially adversely affect the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    There are no changes in or disagreements with the Company's accountants on accounting and financial disclosure.

                         CERTAIN EFFECTS OF THE MERGER

    Upon consumation of the Merger, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. Actel will own all of the outstanding shares of common stock of the Surviving Corporation and will be entitled to all of the benefits and detriments resulting from that interest. After the Effective Time, the present stockholders of the Company, other than Actel, will no longer have any equity interest in GateField or any right to vote on corporate matters; instead the outstanding shares of Common Stock will be converted into the right to receive the Merger Consideration. Because all of the Company's Common Stock that is outstanding immediately prior to the consummation of the Merger will be canceled and (except for shares owned by Actel) exchanged for the right to receive payment of the Merger Consideration as a result of the Merger, the Common Stock will no longer be traded on the OTC Bulletin Board and the registration of the Common Stock under the Exchange Act will be terminated. The termination of the registration of Common Stock under the Exchange Act will eliminate the Company's obligation to file periodic financial and other information with the Securities and Exchange Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

    Generally, any dividends and other distributions by the Company having a record date prior to the date of completion of the Merger will remain payable to the Company's stockholders who held their shares on such record date. The Company has never declared or paid any dividends on its capital stock and does not anticipate paying a final dividend. Any other distributions by the Surviving Corporation after completion of the Merger will be paid to Actel and not to the Company's current stockholders.

          INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

    In considering the recommendations of the Board of Directors with respect to the Merger, stockholders should be aware that certain directors and executive officers of the Company have certain interests in the Merger that are in addition to or different from the interests of the Company's unaffiliated stockholders. The Board of Directors (including the non-management members of the Board) is aware of the potential conflicts described below and considered them in addition to the other matters described under "SPECIAL FACTORS--REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS."

STOCK OWNERSHIP

    Shares of Common Stock held by officers and directors of the Company will be converted into the right to receive the same consideration as shares of Common Stock held by other stockholders.

INDEMNIFICATION

    Pursuant to the Merger Agreement, Actel has agreed to indemnify for six years after the Effective Time all present and former directors, officers, employees and agents of the Company and will, subject to certain limitations, maintain for six years directors' and officers' liability insurance and fiduciary liability insurance policies containing terms and conditions which are not less advantageous than any such policies in effect at the time the Merger Agreement was signed. SEE "THE MERGER AGREEMENT--INDEMNIFICATION; INSURANCE."

STOCK OPTION PLANS


    Pursuant to the Merger Agreement, outstanding options to purchase Common Stock (including unvested options) previously granted to executive officers and employees of the Company will be assumed by Actel and become exercisable for a certain number of shares of Actel stock. Certain options issued under the Company's option plans will fully vest either upon the consummation of the Merger or two years thereafter. As a result, 360,659 options will vest immediately upon the consummation of the Merger, and

65,834 options will vest over the next two years. Of these options, Mr. Saxe holds 72,519 that will vest immediately upon the consummation of the Merger, and 24,173 that will vest over the next two years.


    The table below sets forth the number of Company options owned by each of the Company's current directors and executive officers and the equivalent number of Actel options to be issued to such director or executive officer:

                                                              GATEFIELD          ACTEL
                                                               OPTIONS        EQUIVALENTS
                                                              ---------       -----------
Timothy Saxe................................................   252,339(1)        42,173
James B. Boyd...............................................    47,500(2)         7,938
Jonathan S. Huberman........................................         0                0
Horst G. Sandfort...........................................     2,250(3)             0(4)

------------------------

(1) 179,721 shares of which have an exercise price of less than $5.25 per share.

(2) 20,000 shares of which have an exercise price of less than $5.25 per share.

(3) None of which have an exercise price of less than $5.25 per share.

(4) The 1995 Directors Plan will not be assumed by Actel in the Merger.

EMPLOYMENT WITH GATEFIELD

    Mr. Saxe is an at-will employee of the Company. He will not receive additional salary upon a change of control of the Company. Mr. Saxe owns options to purchase 252,339 shares of Common Stock at prices ranging from $4.00 to $6.44 per share.

    Mr. Boyd is an at-will employee of the Company. Upon consummation of the Merger, Mr. Boyd is entitled to receive six months annual base salary under a severance agreement with the Company dated May 11, 2000. Mr. Boyd owns options to purchase 47,500 shares of Common Stock at prices ranging from $4.00 to $17.50 per share. These options vest upon termination of Mr. Boyd's employment following the change of control of the Company.

EMPLOYMENT AGREEMENT WITH ACTEL


    Actel and Mr. Saxe have entered into an employment agreement pursuant to which Mr. Saxe will serve as Actel's Vice President of Engineering Development, FLASH-Based Products. Mr. Saxe will receive an annual salary of $225,000, a signing bonus of $22,500 upon commencement of employment, and a retention bonus of $225,000 upon completion of 18 months of service. In addition, Mr. Saxe will receive an option to purchase 75,000 shares of Actel's common stock and will be eligible to participate in Actel's standard bonus and benefit plans for officers. The agreement provides for at-will employment except that Mr. Saxe has agreed to provide consulting services to Actel should he terminate his employment prior to May 31, 2001. Mr. Saxe has also agreed to certain non-competition and non-solicitation covenants.


STOCKHOLDER VOTING OBLIGATION

    Mr. Huberman is a general partner of Idanta. Pursuant to Section 5.17 of the Merger Agreement, Idanta has converted all of its shares of Series B Preferred into Common Stock prior to the Record Date and has agreed to vote all shares of Common Stock over which Idanta or any of its general partners have voting and investment power in favor of the Merger at the Special Meeting.

                  INFORMATION CONCERNING ACTEL AND MERGER SUB

ACTEL


    Actel designs, develops and markets FPGAs and associated design and development software and programming hardware. FPGAs are used by designers of communications, computer, consumer and internet-appliance, industrial, military/aerospace and other electronic systems. Actel's product line includes antifuse-based FPGAs; Designer Series Development System, DeskTOP and CoreHDL software; Silicon Sculptor device programmers; Silicon Explorer debugging and diagnostic tools; and an evaluation board and sockets. Actel also offers system-level design, prototyping, and consulting services through its Protocol Design Service Group, which was purchased by Actel from the Company in August 1998. At that time, Actel and the Company also entered into a strategic alliance under which Actel received exclusive, worldwide distribution rights to the Company's 0.25-micron standard ProASIC products and ASICmaster design tool software. Actel also purchased $3.0 million of the Company's Series C Preferred, which has been converted into 200,000 shares of Common Stock. During 1999, Actel increased its ownership of Common Stock from 16,500 shares to 190,529 shares and loaned $8.0 million to the Company in exchange for a promissory note which has since been converted into 1,230,769 shares of Common Stock. During 2000, Actel loaned the Company an additional $7.0 million on a secured basis. Actel's principal executive offices are located at 955 East Arques Avenue, Sunnyvale, California 94086-4533 and its telephone number is (408) 739-1010. Actel was incorporated in 1985.


MERGER SUB

    Merger Sub is a newly formed Delaware corporation that was incorporated solely for the purpose of consummating the Merger. Merger Sub has minimal assets and no business and has carried on no activities that are not directly related to its formation and its execution of the Merger Agreement. The address of the principal executive office is c/o Actel Corporation, Inc., 955 East Arques Avenue, Sunnyvale, California 94086-4533 and its telephone number is (408) 739-1010.

                  INFORMATION CONCERNING IDANTA PARTNERS LTD.

    Certain of the information contained in this Proxy Statement regarding Idanta Partners Ltd. ("Idanta") and its general partners, including the information contained in this section and the section captioned "Interests of Affiliated Stockholders--Idanta Partners Ltd.," is being provided in response to comments received by the Securities and Exchange Commission ("SEC"). The SEC has indicated that Idanta is required to make certain disclosures to the stockholders of the Company because it is engaged in the merger transaction between the Company and Actel. You should be aware that Idanta is not affiliated with Actel, and will not be treated differently in the Merger from any unaffiliated stockholder of the Company. Under the Merger Agreement, Idanta agreed to convert its shares of Series B Preferred into Common Stock and to vote all shares over which Idanta or any of its general partners have voting and investment power in favor of the transaction. Idanta does not have any other agreement or understanding with the Company or Actel concerning the transaction.

    Idanta is a limited partnership organized under the laws of the State of Texas. Idanta's business address is 4660 La Jolla Village Drive, Suite 850, San Diego, California 92122, and its telephone number is (858) 452-9690. Idanta is a private venture capital partnership making strategic investments in public and private enterprises primarily in the high-tech and healthcare sectors. Idanta has or shares voting power and/or investment power, directly or indirectly, over 517,723 shares of Common Stock (approximately 8.4% of the shares of Common Stock outstanding as of the Record Date), and one of its general partners, Jonathan S. Huberman, is the Chairman of the Board of the Company.

    The name, current principal occupation, five-year employment history and country of citizenship of each of the general partners of Idanta, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth in the following table:

DAVID J. DUNN,                  The Dunn Family Trust, a California trust, is a general
TRUSTEE OF THE DUNN             partner of Idanta, and its address is 4660 La Jolla Village
FAMILY TRUST                    Drive, Suite 850, San Diego, California 92122. Mr. Dunn is
                                the trustee of the Dunn Family Trust, and has served as the managing general partner of Idanta since 1971. Mr. Dunn has served as Chairman of the Board of Iomega Corporation
                                ("Iomega") since 1980. Mr. Dunn also served as President and
                                Chief Executive Officer of Iomega from August 1999 to
                                November 1999, and as its Chief Executive Officer until
                                January 2000. Mr. Dunn is a citizen of the United States of
                                America.

JONATHAN S. HUBERMAN            Mr. Huberman joined Idanta in 1995 and has been a general
                                partner of Idanta since 1997. Mr. Huberman is the Chairman of the Board of the Company. Mr. Huberman is a citizen of
                                the United States of America.

MAHESH KRISHNAMURTHY            Mr. Krishnamurthy joined Idanta in 1997 and has been a
                                general partner of Idanta since January 2000.
                                Mr. Krishnamurthy was employed by AT&T Corporation from
                                June 1995 to June 1996, and by McKinsey & Company from 1991 to June 1995. Mr. Krishnamurthy is a citizen of the United
                                States of America.

    Idanta has not made any provision in connection with the transaction to grant unaffiliated security holders access to its corporate files or to obtain counsel or appraisal services at its expense.

    Neither Idanta nor any of its general partners will acquire any shares of the Company's Common Stock in the merger.

    In December 1998, pursuant to Idanta's request, the Company redeemed 770,304 shares of Series B Preferred held by Idanta at a redemption price of $4.7335 per share in accordance with the terms of the Company's Series B Preferred. In
May 1999, Idanta purchased 40,818 shares of Common Stock from the Company at a purchase price of $6.50 per share. In June 2000, Idanta converted all of its shares of the Company's Preferred Stock into an aggregate of 6,471 shares of Common Stock without additional consideration. In December 1999, at the time that Michael J. Kucha resigned as a director of the Company, Idanta requested that the Company elect Jonathan S. Huberman, a general partner of Idanta, as a director to replace Mr. Kucha on the Board of Directors and to appoint
Mr. Huberman as the Chairman of the Board of Directors.

    The Company, Idanta, Dunn Family Trust and Perscilla Faily Trust are parties to a Stock Purchase Agreement and a Registration Rights Agreement, each dated as of November 10, 1997. The Stock Purchase Agreement provided for the issuance and sale of preferred stock and common stock of the Company to Idanta and the other parties to the agreement and includes certain covenants made by the Company in favor of Idanta and such other parties. The Registration Rights Agreement provides for customary registration rights in favor of Idanta and the other parties to the agreement.

                          FINANCING OF THE TRANSACTION

    Actel estimates that the total funds required to purchase all Common Stock that is validly surrendered pursuant to the Merger Agreement, consummate the Merger and pay all related costs and expenses will be approximately
$26 million. Actel intends to finance the payment of the Merger Consideration and its share of costs and expenses with available cash.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of
September 20, 2000 by: (i) each director; (ii) each executive officer;
(iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table, based on the information provided by such persons, have sole voting and investment power with respect to all shares of stock beneficially owned by them.


                                                               BENEFICIAL OWNERSHIP(1)
                                                              -------------------------
                                                                          PERCENTAGE OF
                                                                              TOTAL
                                                              NUMBER OF    OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                           SHARES     COMMON STOCK
------------------------------------                          ---------   -------------
Actel Corporation(2)
955 East Argues Avenue, Sunnyvale, CA 94086.................  2,954,632        35.8

Idanta Partners Ltd.(3)
4660 La Jolla Village Drive, Suite 850, San Diego, CA
  92122.....................................................    517,723         6.3

Infineon(4)
Hofmannstr. 51, 81359 Munich, Germany.......................    402,375         4.7

Mitsui(5)
1500 East Higgins Road, Unit B, Elk Grove Village, IL
  60067.....................................................    307,696         3.7

Timothy Saxe(6).............................................    252,339         3.1

Horst G. Sandfort(7)........................................      2,250           *

Jonathan S. Huberman(8).....................................    414,016         5.0

James R. Fiebiger(9)........................................     70,788           *

James B. Boyd(10)...........................................     52,703           *

All directors and executive officers as a group (4 persons)
  (11)......................................................    721,308         8.7


------------------------

*   Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders owning greater than five percent of the outstanding securities of the Company, as set forth in filings required by the Commission, or as otherwise provided herein. Percentages are based on 6,177,163 shares of Common Stock outstanding on the Record Date, adjusted as required by rules promulgated by the Commission. The address of each officer and director identified in this table is that of GateField's executive offices, 47436 Fremont Blvd., Fremont, CA 94538.


 (2) The address of Actel is 955 East Argues Avenue, Sunnyvale, California 94086. Includes (i) 190,476 shares of Common Stock issuable upon conversion of 35,000 shares of Series C-2 Preferred that Actel may acquire pursuant to the conversion of the May 2000 Note; (ii) 523,810 shares of Common Stock issuable upon conversion of 96,250 shares of Series C-2 Preferred that Actel may acquire pursuant to the conversion of the August 2000 Note; and
     (iii) 619,048 shares of Common Stock issuable upon conversion of 113,750 shares of Series C-2 Preferred that Actel may acquire pursuant to the conversion of the October Note; all of which shares of Common Stock are not issued and outstanding and are therefore not eligible to be voted at the Special Meeting.


 (3) Consists of 406,752 shares (6.6% of the shares outstanding on the Record
     Date) held by Idanta, 103,707 shares (1.6% of the shares outstanding on the Record Date) held by the Dunn Family Trust, a general partner of Idanta, and 7,264 shares (less than 1% of the shares outstanding on the Record Date) held by the Perscilla Faily Trust.
     David J. Dunn is the trustee of the Dunn Family Trust and the Perscilla Faily is the trustee of the Perscilla Faily Trust. Pursuant to a power of attorney granted by Ms. Faily, Mr. Dunn and Jonathan S. Huberman, a general partner of Idanta, share voting power over the shares held by the Perscilla Faily Trust. Mahesh Krishnamurthy is a general partner of Idanta and may be deemed to beneficially own the shares held by Idanta. Idanta disclaims beneficial ownership of the shares held by the Dunn Family Trust and the Perscilla Faily Trust. The address of each general partner of Idanta is 4660 La Jolla Village Drive, Suite 850, San Diego, CA 92122.

 (4) The address of Infineon, formally known as Siemens Aktiengesellschaft ("Infineon") is Hofmannstr. 51, 81359 Munich, Germany. Includes 352,375 shares of Common Stock which Infineon has the right to acquire within 60 days of the date of this table upon the exercise of outstanding warrants.

 (5) The address of Mitsui Create USA, Inc ("MCU") and MHT America
     Holdings, Inc. ("MHT") is 1500 East Higgins Road, Unit B, Elk Grove Village, Illinois 60067. Consists of 153,848 shares of Common Stock each.


 (6) Includes 72,519 shares, which Mr. Saxe has the right to acquire within 60 days after the date of this table upon the exercise of outstanding Common Stock options.


 (7) Consists of shares which Mr. Sandfort has the right to acquire within 60 days after the date of this table upon the exercise of outstanding Common Stock options.

 (8) Consists of 406,752 shares held by Idanta and 7,264 shares held by The Perscilla Faily Trust. Mr. Huberman shares voting power over the shares held by The Perscilla Faily Trust. See footnote 3 above.

 (9) Includes 40,000 shares which Mr. Fiebiger has the right to acquire within 60 days after the date of this table upon the exercise of outstanding Common Stock options. Mr. Fiebiger resigned as Director and Chief Executive Officer of the Company on February 8, 1999.

 (10) Includes 47,500 shares which Mr. Boyd has the right to acquire within 60 days after the date of this table upon the exercise of outstanding Common Stock options.

 (11) Includes shares described in the notes above, as applicable.

                            MARKET PRICES AND VOLUME

    The Company's Common Stock is quoted on the OTC Bulletin Board ("OTCBB") under the symbol "GATE." On July 15, 1998, GateField Corporation's stock was delisted from the Nasdaq National Market and began trading on the Nasdaq SmallCap Market. On September 17, 1998, the Company's stock was delisted from the Nasdaq SmallCap Market for failing to meet Nasdaq's on-going minimum bid price requirement. At that date, the Company's stock immediately began to trade on the OTCBB.

    On May 10, 2000, the day before the public announcement of the Merger, the last reported sales price of the Common Stock, as reported on the OTCBB, was $4.13 per share.

    The following table sets forth for the periods indicated the high and low sales prices for the Common Stock as adjusted for the 1-for-10 reverse stock split in June 1999:

                        GATEFIELD STOCK PRICE AND VOLUME


                                                 DAILY STOCK PRICES            DAILY STOCK VOLUMES
                                               -----------------------       -----------------------
                                                 HIGH           LOW            HIGH           LOW
                                               --------       --------       --------       --------
2000
First Quarter................................   $ 6.31         $ 4.75         67,400         2,200
Second Quarter...............................   $ 5.25         $ 4.00        373,200           100
Third Quarter................................   $ 5.19         $ 4.50        180,000           300

1999
First Quarter................................   $ 9.20         $ 6.40         37,510           670
Second Quarter...............................   $17.80         $ 6.20        128,000         1,060
Third Quarter................................   $ 7.63         $ 3.44        184,000         1,100
Fourth Quarter...............................   $ 7.00         $ 3.81         57,500           100

1998
First Quarter................................   $22.50         $10.30        119,651         2,714
Second Quarter...............................   $21.30         $ 8.40        131,615         2,725
Third Quarter................................   $13.10         $ 3.00         58,880         1,300
Fourth Quarter...............................   $11.30         $ 2.70         72,100           740



    There were approximately 1,118 record holders of Common Stock as of the Record Date. The Company has not paid dividends on the Common Stock since its inception and has no ability to pay dividends in the foreseeable future.


                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

    DISSENTERS' AND APPRAISAL RIGHTS UNDER DELAWARE AND CALIFORNIA LAW ARE AVAILABLE TO THE COMPANY'S STOCKHOLDERS IF THE MERGER IS CONSUMMATED. A STOCKHOLDER'S VOTE AGAINST APPROVAL OF THE MERGER IS NOT SUFFICIENT TO PRESERVE DISSENTING STOCKHOLDER'S RIGHT TO RECEIVE SUCH APPRAISAL RIGHTS. A DISSENTING STOCKHOLDER MUST AFFIRMATIVELY COMPLETE CERTAIN PROCEDURES INCLUDING GIVING NOTICE TO THE COMPANY WITHIN CERTAIN STATUTORY TIME FRAMES IN ORDER TO PRESERVE THE DISSENTER'S RIGHTS OF APPRAISAL. IMPORTANT DETAILS CONCERNING THESE REQUIREMENTS ARE SET FORTH BELOW; FAILURE TO TAKE THESE ACTIONS IN A TIMELY AND PROPER FASHION WILL RESULT IN THE LOSS OF DISSENTERS' APPRAISAL RIGHTS. ALTHOUGH A DISSENTING STOCKHOLDER MAY PERFECT ITS APPRAISAL RIGHTS UNDER BOTH THE DELAWARE GENERAL CORPORATION LAW ("DGCL") AND THE CALIFORNIA GENERAL CORPORATION LAW ("CGCL"), ACTEL WILL MAKE A "FAIR VALUE" OR "FAIR MARKET VALUE" PAYMENT UNDER ONLY ONE OF SUCH STATE COURT REMEDIES. THE PARTIES ARE NOT AWARE OF ANY LAW OR LEGAL PRECEDENT WHICH WOULD CAUSE THE LAWS OF EITHER DELAWARE OR CALIFORNIA TO GOVERN THESE MATTERS TO THE EXCLUSION OF THE LAWS OF THE OTHER STATE AND BELIEVE THAT THE COURTS WOULD ULTIMATELY DETERMINE WHICH STATE LAWS WOULD GOVERN IN THE EVENT OF A CONFLICT.

    The following is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to ANNEX III and ANNEX IV hereto, Section 262 of the DGCL and Sections 1300-1312 of the CGCL, respectively. This discussion and each of ANNEX III and ANNEX IV should be reviewed carefully by any stockholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth therein will result in the loss of dissenters' rights.

    All references in CGCL Sections 1300-1312 to a "shareholder" and all references in DGCL Section 262 and in this summary to a "stockholder" are to the record holder of the shares of the Company's Common Stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF THE COMPANY'S COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

SECTION 262 OF THE DGCL

    If the Merger is consummated, those stockholders who elect to exercise their dissenters' rights under Delaware law and who in a timely and proper fashion perfect such rights, will be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of their shares. Pursuant to Section 262 of the DGCL, such "fair value," together with a fair rate of interest, if any, would be determined by taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger. THE NOTICE AND DEMAND TO THE COMPANY REQUIRED UNDER THE DGCL AND DESCRIBED BELOW MUST BE DELIVERED TO THE COMPANY PRIOR TO THE SPECIAL MEETING.

SECTIONS 1300-1312 OF THE CGCL

    If the Merger is consummated, those stockholders who elect to exercise their dissenters' rights under California law and who in a timely and proper fashion perfect such rights, will be entitled to file a complaint in the superior court of the proper California county for determination of the "fair market value" of their shares. The court, or an appraiser appointed by the court, shall determine such "fair market value" as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation caused by the Merger. THE NOTICE AND DEMAND TO THE COMPANY REQUIRED UNDER THE CGCL AND DESCRIBED BELOW MUST BE DELIVERED TO THE COMPANY WITHIN 30 DAYS FOLLOWING THE SPECIAL MEETING.

NOTICE TO THE COMPANY

    If any stockholder elects to demand appraisal of his or her shares of Common Stock, such holder must satisfy each of the following conditions: (i) the holder must deliver to the Company, in a timely fashion and in accordance with DGCL
Section 262 and/or CGCL Sections 1300-1312, a written demand for appraisal of his or her shares of Common Stock (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger; voting against or failing to vote for the Merger by itself does not constitute a demand for appraisal); and (ii) the stockholder must not vote in favor of the Merger (an abstention or failure to vote will satisfy this requirement, but a vote in favor, by proxy (including by returning an executed but otherwise unmarked proxy card) or in person, will constitute a waiver of the stockholder's appraisal rights in respect to the shares so voted and will nullify any previously filed written demands for appraisal). Such demand should be sent to the Company's offices at 47436 Fremont Boulevard, Fremont, California 94538-6503. Such written demand must reasonably inform the Company of the identity of the stockholder and the intention of such stockholder to demand appraisal of his or her shares of Common Stock.

    If the Merger is approved by the Company's stockholders, Actel will, within 10 days after the affirmative vote, mail to stockholders of record who did not vote in favor of the Merger a notice that the required stockholder approval of the Merger was obtained (the "Notice of Approval"). The Notice of

Approval will set forth the price determined by Actel and the Company to represent the "fair market value" of any dissenting shares, and will set forth a brief description of the procedures to be followed by the dissenting stockholders who wish to pursue further their statutory rights, including a discussion of the time in which written demand must be made on the Company in order to perfect the right of dissent.

    The statement in the Notice of Approval of the determination of the fair market value of the dissenting shares will constitute an offer by Actel to purchase shares from dissenting stockholders at the price stated, assuming the Merger is consummated. However, the determination by Actel and the Company of fair market value is not binding on its stockholders, and if a dissenting stockholder chooses not to accept that offer, he or she has the right during a period of 6 months following the mailing of the Notice of Approval to commence a lawsuit to have the fair market value, as described in Section 262 of the DGCL or Section 1304 of the CGCL, determined by a court. The fair market value as determined by the court in these circumstances could be higher or lower than the amount offered by Actel in the Notice of Approval or the consideration provided for in the Merger Agreement, and any such determination would be binding on the dissenting stockholder or stockholders involved in the lawsuit and on Actel. Any party may appeal from the judgment. However, the court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of stockholders in authorizing the Merger.

    Dissenting shares may lose their status as such if any of the following occur: the Merger is abandoned (in which case the Company shall pay on demand to any stockholder who has initiated proceedings in good faith as provided under appropriate law all necessary expenses and reasonable attorneys' fees incurred in such proceedings); the shares are transferred before being submitted to the Company for endorsement; the stockholder withdraws his or her demand with the consent of the Company; or, in the absence of agreement between the stockholder and the Company as to the price of his or her shares, the stockholder fails to file suit against the Company or otherwise fails to become a party to such suit within 6 months following the mailing of the Notice of Approval.

    FAILURE TO FOLLOW THE STEPS OUTLINED HEREIN FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION IN ACCORDANCE WITH THE MERGER AGREEMENT FOR EACH SHARE OF COMMON STOCK HELD BY SUCH STOCKHOLDER).

                              INDEPENDENT AUDITORS

    Deloitte & Touche LLP are the Company's independent auditors.
Representatives of Deloitte & Touche LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    If the Merger is not consummated, the Company will hold its 2001 Annual Meeting of its stockholders in accordance with its Bylaws and the DGCL. Any proposals of stockholders to be presented at the 2001 Meeting must be received by the Secretary of the Company no later than December 28, 2000 for inclusion in the Company's Proxy Statement and form of Proxy.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that may properly be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting the persons named in the accompanying Proxy may vote on such other matters in accordance with their best judgment.

    It is important that your shares be represented at the Special Meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying Proxy in the envelope which has been enclosed.

                             GATEFIELD CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                                                JUNE 30,     DECEMBER 31,
                                                                  2000           1999
                                                              ------------   -------------
                                                              (UNAUDITED)      (AUDITED)
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                        AMOUNTS)
ASSETS
Current assets
  Cash and cash equivalents.................................   $     879       $  5,418
  Accounts receivable, less allowance for doubtful accounts
    of $12 in 2000 and $536 in 1999.........................          27             33
  Other current assets......................................         143            205
                                                               ---------       --------
    Total current assets....................................       1,049          5,656

Property and equipment, net.................................       1,285          1,423
Other assets................................................          71              6
                                                               ---------       --------
    Total assets............................................   $   2,405       $  7,085
                                                               =========       ========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Current portion of long-term obligations..................   $     202       $    244
  Accounts payable..........................................         595          1,586
  Accrued expenses..........................................         647            825
  Deferred revenues.........................................       2,959          3,562
                                                               ---------       --------
    Total current liabilities...............................       4,403          6,217

Long-term obligations.......................................       1,000          8,079
                                                               ---------       --------
    Total liabilities.......................................       5,403         14,296
Redeemable Preferred Stock
  $0.10 par value; 2,000,000 shares authorized; shares
    issued and outstanding: 0 in 2000 and 318,000 in 1999...          --          3,086
Stockholders' deficit
  Common stock
    $0.10 par value; 65,000,000 shares authorized; shares
      issued and outstanding: 6,157,173 in 2000 and
      4,693,000 in 1999.....................................         616            469
    Additional paid-in capital..............................      97,339         86,307
  Accumulated other comprehensive loss......................        (469)          (489)
  Accumulated deficit.......................................    (100,544)       (96,584)
                                                               ---------       --------
    Total stockholders' deficit.............................      (2,998)       (10,297)
                                                               ---------       --------
    Total liabilities and stockholders' deficit.............   $   2,405       $  7,085
                                                               =========       ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                             GATEFIELD CORPORATION

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS,
                                                               EXCEPT PER SHARE
                                                                   AMOUNTS)
Revenues
  Product...................................................  $   625    $   624
  Service...................................................       --        490
                                                              -------    -------
    Total revenues..........................................      625      1,114
                                                              -------    -------

Cost of revenues
  Product...................................................      153        569
  Service...................................................       --        138
                                                              -------    -------
    Total cost of revenues..................................      153        707
                                                              -------    -------

    Gross profit............................................      472        407
                                                              -------    -------

Operating expenses
  Sales and marketing.......................................      219        385
  Research and development..................................    3,417      2,426
  General and administrative................................      667      1,433
                                                              -------    -------
    Total operating expenses................................    4,303      4,244
                                                              -------    -------

Operating loss..............................................   (3,831)    (3,837)
                                                              -------    -------

Other expense
  Interest expense, net.....................................      (81)    (1,221)
  Other expense, net........................................       12        (31)
                                                              -------    -------
    Total other expense.....................................      (69)    (1,252)

Net loss....................................................  $(3,900)   $(5,089)

Other comprehensive loss
  Currency translation adjustments..........................  $   (20)   $   (36)
                                                              =======    =======
Comprehensive loss..........................................  $(3,920)   $(5,053)

Loss attributable to common stockholders....................  $(3,901)   $(5,090)
                                                              =======    =======

Basic and diluted net loss per share........................  $ (0.78)   $ (1.21)
                                                              =======    =======

Basic and diluted weighted average shares outstanding.......    5,001      4,215
                                                              =======    =======

     See accompanying Notes to Condensed Consolidated Financial Statements.

                             GATEFIELD CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Operating activities:
  Net loss..................................................  $(3,900)   $(5,089)
  Reconciliation to net cash used in operating activities:
    Depreciation and amortization...........................      288        480
    Noncash subordinated convertible debt interest..........       --      1,231
    Changes in assets and liabilities:
      Accounts receivable...................................        6        213
      Inventories...........................................       --        108
      Other assets..........................................       (3)      (544)
      Accounts payable and accrued expenses.................   (1,128)    (1,185)
      Deferred revenues.....................................     (603)      (478)
                                                              -------    -------
        Net cash used in operating activities...............   (5,340)    (5,264)
                                                              -------    -------
Investing activities:
  Property and equipment purchases..........................     (139)        --
                                                              -------    -------
        Net cash used in investing activities...............     (139)        --
                                                              -------    -------
Financing activities:
  Proceeds from issuance of convertible note................       --      8,000
  Principal payments on long term debt and capital lease
    obligations.............................................      (80)      (228)
  Proceeds from issuance of common stock....................    1,000        161
                                                              -------    -------
        Net cash provided by financing activities...........      920      7,933

Effect of exchange rate changes on cash and cash
  equivalents...............................................       20        (78)
                                                              -------    -------

Net change in cash and cash equivalents.....................   (4,539)     2,591

Cash and cash equivalents, beginning of period..............    5,418      3,832
                                                              -------    -------

Cash and cash equivalents, end of period....................  $   879    $ 6,423
                                                              =======    =======

Supplemental disclosure of cash flow information:
  Noncash activities:
    Accrued dividends on preferred stock....................  $     1    $     1
  Cash activities:
    Cash paid during the year for interest..................  $    18    $    25

     See accompanying Notes to Condensed Consolidated Financial Statements.

                             GATEFIELD CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                 JUNE 30, 2000

1. BASIS OF PRESENTATION

    The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the quarters ended June 30, 2000 and 1999, the Company incurred net losses of approximately $2,621,000 and $2,847,000, respectively. Additionally, the Company had stockholders' deficits of approximately $3,043,000 at June 30, 2000 and $10,297,000 at December 31, 1999, and is highly dependent on obtaining additional financing in order to fund current and planned operating levels. These factors among others raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

    The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing to complete its new product development and begin commercial sales, and ultimately obtain sufficient customer demand to attain profitable operations. Management intends to maintain operating expenses at current or slightly higher levels, begin sales of new products currently in development and obtain additional financing to cover its additional cash flow requirements until it reaches a break-even level of operations. No assurance can be given that the Company will be successful in these efforts.

    Interim results of operations are not necessarily indicative of the results to be expected for the full year. The Company's interim fiscal quarter ended on June 30, 2000 and 1999, respectively. In the opinion of the Company, all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2000, and for all periods presented, have been made. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1999 Annual Report on Form 10-K.

2. AGREEMENT AND PLAN OF MERGER

    On May 11, 2000, GateField Corporation and Actel Corporation announced the signing of a letter of intent. In the merger, Actel would pay cash consideration of $5.25 per share of GateField Common Stock not already owned by Actel (approximately 4.5 million shares). Actel would also assume all outstanding GateField stock options. On May 24, 2000 the Company, Actel, Idanta, and Merger Sub entered into an Agreement and Plan of Merger which was amended and restated on May 31, 2000. The Merger is subject to several conditions, including approval by GateField's stockholders at a special meeting. Pursuant to the Merger Agreement, Actel converted its $8.0 million 1999 Note into Series C-2 Preferred and Actel and Idanta Partners, Ltd. converted their Series C-2 Preferred into Common Stock. Actel and Idanta also agreed to vote their shares of Common Stock for approval of the Merger.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of GateField Corporation:

    We have audited the accompanying consolidated balance sheets of GateField Corporation and its subsidiaries at December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the GateField Corporation and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations, working capital deficit, and stockholders' deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE, LLP

San Jose, California

February 19, 2000

                             GATEFIELD CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 SHARE AMOUNTS)
ASSETS
Current assets
  Cash and cash equivalents.................................  $  5,418    $  3,832
  Accounts receivable, less allowance for doubtful accounts
    of $536 in 1999 and $244 in 1998........................        33         463
  Inventories...............................................        --         117
  Other current assets......................................       205         556
                                                              --------    --------
    Total current assets....................................     5,656       4,968
Property and equipment, net.................................     1,423       1,783
Other assets................................................         6         102
                                                              --------    --------
    Total assets............................................  $  7,085    $  6,853
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Current portion of long-term obligations..................  $    244    $    393
  Accounts payable..........................................     1,586       1,372
  Accrued expenses..........................................       825       1,941
  Deferred revenues.........................................     3,562       4,772
                                                              --------    --------
    Total current liabilities...............................     6,217       8,478
Long-term obligations.......................................     8,079         330
                                                              --------    --------
    Total liabilities.......................................    14,296       8,808
Commitments and contingencies (Note 5)
Redeemable Preferred Stock
  $0.10 par value; 2,000,000 shares authorized; shares
  issued and outstanding: 318,000 in 1999 and 1998--at
  redemption value..........................................     3,086       3,083
Stockholders' deficit
  Common stock
    $0.10 par value; 65,000,000 shares authorized; shares
    issued and outstanding: 4,693,000 in 1999 and 4,193,000
    in 1998.................................................       469         419
  Additional paid-in capital................................    86,307      81,900
  Accumulated deficit.......................................   (96,584)    (86,620)
  Accumulated other comprehensive loss......................      (489)       (737)
                                                              --------    --------
    Total stockholders' deficit.............................   (10,297)     (5,038)
                                                              --------    --------
    Total liabilities and stockholders' deficit.............  $  7,085    $  6,853
                                                              ========    ========

          See accompanying Notes to Consolidated Financial Statements.

                             GATEFIELD CORPORATION

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Revenues
  Product...................................................  $  1,348     $ 2,624    $  5,385
  Service...................................................       639       5,076      10,118
                                                              --------     -------    --------
    Total revenues..........................................     1,987       7,700      15,503
                                                              --------     -------    --------
Cost of revenues
  Product...................................................     1,135       4,648       6,421
  Service...................................................       162       2,659       4,482
                                                              --------     -------    --------
    Total cost of revenues..................................     1,297       7,307      10,903
                                                              --------     -------    --------
    Gross profit............................................       690         393       4,600
                                                              --------     -------    --------
Operating expenses
  Sales and marketing.......................................       783       4,112       9,664
  Research and development..................................     5,915       5,478       7,854
  General and administrative................................     2,739       3,256       4,202
  Loss/(gain) on sale of assets.............................       199      (4,392)     (2,019)
                                                              --------     -------    --------
    Total operating expenses................................     9,636       8,454      19,701
                                                              --------     -------    --------
Operating loss..............................................    (8,946)     (8,061)    (15,101)
                                                              --------     -------    --------
Other income (expense)
  Interest expense, net.....................................    (1,328)       (173)     (1,379)
  Other income (expense), net...............................       313         (34)      1,096
                                                              --------     -------    --------
    Total other expense.....................................    (1,015)       (207)       (283)
                                                              --------     -------    --------
Loss before extraordinary item..............................    (9,961)     (8,268)    (15,384)
Extraordinary item--loss on early extinguishment of debt....        --          --      (1,048)
                                                              --------     -------    --------
Net loss....................................................    (9,961)     (8,268)    (16,432)
Other comprehensive loss:
  Currency translation adjustments..........................      (248)       (193)       (496)
                                                              --------     -------    --------
Comprehensive loss..........................................  $(10,209)    $(8,461)   $(16,928)
                                                              ========     =======    ========
Loss attributable to common stockholders....................  $ (9,964)    $(8,405)   $(22,725)
                                                              ========     =======    ========
Basic and diluted net loss per share:
  Loss before extraordinary item............................  $  (2.30)    $ (2.00)   $  (7.15)
  Extraordinary item........................................        --          --       (0.35)
                                                              --------     -------    --------
Basic and diluted net loss per share........................  $  (2.30)    $ (2.00)   $  (7.50)
                                                              ========     =======    ========
Basic and diluted weighted average shares outstanding.......     4,332       4,125       3,030
                                                              ========     =======    ========

          See accompanying Notes to Consolidated Financial Statements.

                             GATEFIELD CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Operating activities
  Net loss..................................................  $(9,961)   $(8,268)   $(16,432)
  Reconciliation to net cash used in operating activities
    Depreciation and amortization...........................      894      1,866       3,124
    Subordinated convertible debt interest and debt
      extinquishment loss...................................    1,231         --       1,745
    Loss on disposition of property and equipment...........      199         70         722
    Gain on sale of assets..................................       --     (4,462)     (2,741)
    Stock compensation expense..............................       --         56           9
    Sales under capital leases..............................       --         --        (606)
    Collections under capital leases........................       --         --         620
    Changes in assets and liabilities
      Accounts receivable...................................      430      1,484       9,543
      Inventories...........................................      117        618         143
      Other assets..........................................      447        159          31
      Accounts payable and accrued expenses.................     (902)    (3,578)     (5,951)
      Deferred revenues.....................................   (1,210)     3,819      (1,549)
                                                              -------    -------    --------
        Net cash used in operating activities...............   (8,755)    (8,236)    (11,342)
                                                              -------    -------    --------
Investing activities:
  Property and equipment purchases..........................     (733)      (332)     (1,568)
  Proceeds from sale of assets..............................       --      5,400      12,750
  Proceeds from sale of short-term investments..............       --         98          --
                                                              -------    -------    --------
        Net cash provided by (used in) investing
          activities........................................     (733)     5,166      11,182
                                                              -------    -------    --------
Financing activities:
  Proceeds from issuance of convertible debt, net...........    8,000         --       2,650
  Proceeds from issuance of common stock....................    3,226      5,108         458
  Proceeds from issuance of redeemable preferred stock......       --      3,000       4,583
  Redemption of preferred stock.............................       --     (4,648)     (1,827)
  Proceeds from subscribed stock............................       --         --         761
  Proceeds from warrants....................................       --        161       1,589
  Bank financing, net.......................................       --         --      (3,203)
  Borrowings under debt obligations.........................       --         --         199
  Repayments of debt obligations............................     (400)      (676)     (2,161)
                                                              -------    -------    --------
        Net cash provided by financing activities...........   10,826      2,945       3,049
                                                              -------    -------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      248       (232)       (403)
                                                              -------    -------    --------
Net change in cash and cash equivalents.....................    1,586       (357)      2,486
Cash and cash equivalents, beginning of year................    3,832      4,189       1,703
                                                              -------    -------    --------
Cash and cash equivalents, end of year......................  $ 5,418    $ 3,832    $  4,189
                                                              =======    =======    ========
Supplemental disclosure of cash flow information
  Noncash activities
    Common stock issued for convertible debentures..........  $    --    $    --    $  5,998
    Preferred stock issued for convertible debentures.......  $    --    $    --    $  3,553
    Accretion of redeemable preferred stock (Note 9)........  $    --    $    --    $  5,866
    Accrued dividends on preferred stock....................  $     3    $   137    $    283
    Common stock issued for preferred stock.................  $    --    $    --    $  1,805
    Equipment acquired under capital leases.................  $    --    $   825    $     19
  Cash activities
    Cash paid during the year for interest..................  $   173    $   429    $    363

          See accompanying Notes to Consolidated Financial Statements.

                             GATEFIELD CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                           COMMON STOCK
                                                 --------------------------------
                                                                       ADDITIONAL   ACCUMULATED
                                                                        PAID-IN        OTHER      ACCUMULATED
                                                  SHARES     AMOUNT     CAPITAL     COMP. LOSS      DEFICIT      TOTAL
                                                 --------   --------   ----------   -----------   -----------   --------
                                                                             (IN THOUSANDS)
Balances, January 1, 1997......................   2,322       $232      $59,300        $ (48)      $(55,490)    $  3,994
Exercise of common stock options...............      28          3          250           --             --          253
Compensation for accelerated vesting of stock
  options......................................      --         --           47           --             --           47
Sale of common stock to employees..............       9          1           78           --             --           79
Issuance of common stock to nonemployees for
  services.....................................       6          1           69           --             --           70
Issuance of common stock for debentures, net...     742         74        5,924           --             --        5,998
Discount on convertible debentures.............      --         --          875           --             --          875
Accrued dividends on preferred stock...........      --         --           63           --           (283)        (220)
Conversion of preferred stock to common
  stock........................................     455         45        1,760           --             --        1,805
Redemption of preferred stock..................      --         --                        --           (144)        (144)
Exercise of common stock warrants..............      10          1           55           --             --           56
Subscribed common stock........................      50          5          756           --             --          761
Accretion of preferred stock...................      --         --        5,866           --         (5,866)          --
Issuance of warrants...........................      --         --        1,589           --             --        1,589
Current translation adjustment.................      --         --           --         (496)            --         (496)
Net loss.......................................      --         --           --           --        (16,432)     (16,432)
                                                  -----       ----      -------        -----       --------     --------
Balances, December 31, 1997....................   3,622        362       76,632         (544)       (78,215)      (1,765)
Exercise of common stock options...............      74          7          381           --             --          388
Sale of common stock to employees..............      25          2          148           --             --          150
Issuance of common stock to nonemployees for
  services.....................................       1          1            5           --             --            6
Issuance of common stock.......................     459         46        4,536           --             --        4,582
Cash received for warrants.....................      --         --          161           --             --          161
Exercise of common stock warrants..............      12          1           37           --             --           38
Accretion of preferred stock...................      --         --           --           --           (137)        (137)
Current translation adjustment.................      --         --           --         (193)            --         (193)
Net loss.......................................      --         --           --                      (8,268)      (8,268)
                                                  -----       ----      -------        -----       --------     --------
Balances, December 31, 1998....................   4,193       $419      $81,900        $(737)      $(86,620)    $ (5,038)
Exercise of common stock options...............      17          1           83           --             --           84
Sale of common stock to employees..............       8          1           58           --             --           59
Issuance of common stock.......................     470         47        3,014           --             --        3,061
Exercise of common stock warrants..............       5          1           22           --             --           23
Discount on conversion of promissory note......      --         --        1,230           --             --        1,230
Accretion of preferred stock...................      --         --           --           --             (3)          (3)
Current translation adjustment.................      --         --           --          248             --          248
Net loss.......................................      --         --           --           --         (9,961)      (9,961)
                                                  -----       ----      -------        -----       --------     --------
Balances, December 31, 1999....................   4,693       $469      $86,307        $(489)      $(96,584)    $(10,297)
                                                  =====       ====      =======        =====       ========     ========

          See accompanying Notes to Consolidated Financial Statements.

                             GATEFIELD CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 1: ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

    GateField Corporation, (the "Company"), based in Fremont, California, designs, develops, manufactures and markets high density, high performance programmable logic solutions and related development software. During 1998, the Company disposed of its system engineering services and custom solutions assets (see Note 3). During 1997, the Company disposed of its verification and simulation assets (see Note 3).

    On July 16, 1998 the Company's common stock was delisted from the Nasdaq National Market (a distinct tier of the Nasdaq Stock Market) and moved to the Nasdaq SmallCap Market. Effective September 17, 1998 the Company's stock was delisted from The Nasdaq SmallCap Market for failure to meet the on-going minimum bid price requirement. Since that time, the Company's stock has traded on the OTC Bulletin Board.

    The Company reviewed its strategies, organization and expenses in the fourth quarter of 1998 and as a result of management actions, reduced its monthly cash expenditures. Management's plan in 2000 is to maintain the level of operating expenses it established in the fourth quarter of 1999, begin volume shipment of its .25-micron standard ProASIC products manufactured by Infineon, and to obtain additional financing. Because the Company is essentially a restart, its historical financial performance cannot and should not be used to indicate future financial performance.

    In June 1999, the Company effected a ten-for-one reverse stock split. All shares and per share amounts in these financial statements have been adjusted to give effect to the stock split.

BASIS OF PRESENTATION

    The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during 1999, 1998 and 1997, the Company incurred net losses of approximately $10.0 million, $8.3 million and $16.4 million, respectively. Additionally, the Company had stockholders' deficits of approximately
$10.3 million and $5.0 million at December 31, 1999 and 1998, respectively, and is highly dependent on its ability to obtain sufficient additional financing in order to fund the current and planned operating levels. These factors among others raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

    The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing to complete its new product development and begin commercial sales, and ultimately obtain sufficient customer demand to attain profitable operations. Management intends to reduce operating expenses, begin sales of new products currently in development and obtain additional financing to cover its additional cash flow requirements until it reaches a break-even level of operations. No assurance can be given that the Company will be successful in these efforts.

RECLASSIFICATIONS

    Certain prior period amounts have been reclassified to conform to the 1999 presentation. Such reclassification had no effect on previously reported results of operations or financial position.

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 1: ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PRINCIPLES OF CONSOLIDATION AND PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation. The functional currency of the Company's foreign subsidiaries is the local currency.

ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BUSINESS RISKS AND UNCERTAINTIES

    The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: dependence on independent wafer manufacturers and assembly subcontractors; changes in certain strategic partners or customer relationships; competitive pressures in the form of new products or price reductions on existing products; advances and trends in new technologies; ability to capture design wins; cyclical economic effects of the semiconductor industry; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors and the Company's ability to attract and retain employees necessary to support its growth.

CASH EQUIVALENTS

    Cash and cash equivalents consist of cash on deposit with banks and money market instruments with maturities of three months or less when acquired.

SHORT-TERM INVESTMENTS

    Short-term investments consist of Certificates of Deposit, stated at cost plus accrued interest, which approximates market.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests in high credit quality short-term money market instruments and certificates of deposit and limits the amount of credit exposure to any one entity. The majority of the Company's trade accounts receivables are derived from sales to manufacturers in the semiconductor, computer, military and aerospace industries. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary, but generally requires no collateral. The Company maintains reserves for estimated potential credit losses.

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 1: ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Equipment acquired under capital lease obligations is stated at the lower of fair value or the present value of future minimum lease payments at the inception of the lease. Depreciation and amortization is provided over the shorter of the estimated useful lives of the assets or the life of the lease, using the straight-line method. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset including disposition, is less than the carrying value of the asset.

INCOME TAXES

    The Company follows Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes," which requires an asset and liability approach to account for income taxes and requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely then not to be realized.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board No. 25 (APB
No. 25), "Accounting for Stock Issued to Employees".

REVENUE RECOGNITION

    The Company recognizes product revenues at the time of shipment, but may delay revenue recognition until products are installed or accepted, depending on the particular product and contract terms. Design and verification service revenues are recognized as the services are performed. Revenues from the sale of maintenance contracts are recognized over the term of the respective contract. ProASIC products are shipped to Actel who in turn may ship them to distributors under agreements allowing certain rights of return and price protection on unsold merchandise. Because of this two-layer process of sales, the Company defers recognition of revenue and related cost of revenue on sales of products to Actel until such products are sold by Actel or Actel's distributors.

    In 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and SOP No. 98-9, "Modification of SOP No. 97-2" which requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenue for software licenses included in product revenues is recognized when an agreement has been signed, the product has been shipped, the fee is fixed or determinable, and collection of resulting receivable is probable. When arrangements include multiple elements and vendor specific objective evidence exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the residual method prescribed by SOP 98-9. Maintenance has to date been the only

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 1: ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) undelivered element for which vendor specific objective evidence is determined by reference to the price customers are required to pay when renewing maintenance. Software support and maintenance revenue are deferred and amortized over the maintenance period on a straight-line basis. Adoption of this statement did not have a material impact on the Company's financial position, results of operations and cash flows.

NET INCOME (LOSS) PER SHARE

    Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income or loss attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, warrants to purchase common stock and common stock options using the treasury stock method) were exercised or converted into common stock. The following potential weighted average common shares in the diluted EPS computation are excluded in net loss periods, as their effect would be antidilutive.

                                                     1999       1998       1997
                                                   --------   --------   --------
Conversion of preferred stock....................  208,250    514,200    171,800
Warrants.........................................  379,159    398,100    135,600
Stock options....................................  376,099    268,500    268,600
Convertible Promissory Note......................  745,204         --         --

    In the computation of loss per share, loss attributable to common stockholders includes the accretion and dividends on Preferred Stock totaling $6,293,000 in 1997 and the accrual of dividends on Preferred Stock of $3,000 and $137,000 in 1999 and 1998, respectively.

COMPREHENSIVE LOSS

    In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS"), No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. Statements of comprehensive loss for 1999, 1998 and 1997 have been included with the statements of operations.

GEOGRAPHIC AND OPERATING SEGMENT INFORMATION

    In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company has two reportable segments under SFAS No. 131 (Note 8).

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001.

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 1: ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Management believes that these statements will not have a significant impact on the Company's financial position, results of operations or cash flows.

NOTE 2: STRATEGIC ALLIANCES

PRODUCT MARKETING AGREEMENT

    In August 1998, the Company and Actel Corporation ("Actel") entered into a Product Marketing Agreement (the "Marketing Agreement"). Under the terms of the Marketing Agreement, Actel received exclusive, worldwide distribution rights to the Company's standard ProASIC FPGA products utilizing less than 0.35-micron geometries, including FPGA products that are integrated with SRAM or Flash memory and all resulting next generation reduced process geometry ProASIC FPGA products. For these rights, Actel agreed to pay the Company an initial fee of $1.0 million and a second $1.0 million fee upon commercial qualification of the 0.25-micron product. The Company has received the initial $1.0 million fee and deferred the revenue recognition until the delivery of pre-production quality parts to Actel. The second $1.0 million fee has not been received nor recognized as revenue and will only be recorded as revenue when commercial qualification of the 0.25-micron product has been achieved.

ACTEL LICENSE AGREEMENT

    In August 1998, the Company and Actel entered into a license agreement pursuant to which the Company granted to Actel a fully paid, non-exclusive, non-transferable license to sell and upon certain events, make, have made, import and use the Company's standard ProASIC FPGA products below 0.35-micron and all resulting next generation reduced process geometry ProASIC FPGA products (the "Actel License Agreement"). Actel agreed to pay the Company a $1.0 million fee for such license. Revenue recognition of the $1.0 million license fee received has been deferred until delivery of pre-production quality parts to Actel of products below 0.35-micron.

ROHM LICENSE AGREEMENT

    In July 1998, the Company and Rohm Co., Ltd. ("Rohm") entered into a license agreement (the "Rohm License Agreement"). Pursuant to the Rohm License Agreement, the Company granted to Rohm for a license fee of $2.5 million: (i) a worldwide, nonexclusive and royalty-free license of the Company's ProASIC Technology for Standard ProASIC and embedded products down to 0.35-micron with no limitation on density; and (ii) a license for 0.25-micron and below embedded products with a per unit royalty. Revenue recognition of the $2.5 million license fee was initially deferred but is currently being recognized as the underlying work is performed.

INFINEON LICENSE AGREEMENT

    In October 1997, the Company and Infineon Technologies, ("Infineon") formerly Siemens AG entered into a license agreement (the "Infineon License Agreement"). Pursuant to the Infineon License Agreement, the Company sold to Infineon for an unlimited, worldwide, non-exclusive right and license to use the technology, software, engineering services, and equipment related to ProASIC products; 50,000 shares of common stock and warrants to purchase 9.9% of the Company's outstanding common stock for a fee of $3,250,000. The fair value of common stock issued was $761,000 and the fair value of the warrant of $900,000 was determined by using a Black-Scholes model with the following assumptions: volatility of 65%, no dividends during the expected term, risk-free interest rate of 5.52% and a life of 5 years. The residual

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 2: STRATEGIC ALLIANCES (CONTINUED)
$1,589,000 remaining under this agreement was attributed to the licensed technology, software, engineering services and related equipment. In 1997, the Company received $1,500,000, of which $761,000 was allocated to the shares of Common Stock (see Note 9) and $739,000 was allocated to warrants net of a warrant receivable of $161,000 (see Note 9). In 1998, the Company received $1,750,000, of which $750,000 was recorded as Service Revenue for consulting services, and $839,000 was recorded as Product Revenue for license fees, and $161,000 was recorded as a receipt of cash for warrants issued in 1997.

NOTE 3: LOSS (GAIN) ON SALE OF ASSETS

DESIGN SERVICES

    In August 1998, the Company sold certain assets relating to its Design Services products, providing prototyping design services and verification services for electronic systems, integrated circuits and other electronic components, located in Mt. Arlington, New Jersey to Actel. The purchase price for such assets was (i) $5.4 million plus (ii) contingent payments to be paid over a three-year period on a quarterly basis based on Design Services achieving certain profitability levels which payments shall not exceed $1.0 million in the aggregate. The Design Services represented approximately 17% of 1998 revenues. See table below for details of the transaction.

VERIFICATION PRODUCT

    In August 1997, the Company sold its assets relating to its verification products, excluding the maintenance and support business, for a total of $4,450,000. As defined in the purchase agreement, all of the rights, title and interest to the intangible assets of the XP and PXP hardware fault simulation product business were sold to IKOS for $2,200,000. In a separate agreement, all of the assets of the Attest division were sold to Test Systems Strategies, Inc., a subsidiary of Credence Systems Corporation for $2,250,000. The verification products represented approximately 16% of 1997 revenues. See table below for details of the transaction.

    In October 1997, as a result of the Company selling its rights, title, and interest in the assets of the XP and PXP hardware fault simulation product, the Company transferred its related maintenance contracts to Zycad TSS Corporation ("Zycad TSS") in October 1997 for future royalties. Zycad TSS is a Company formed by former employees of the Company to perform maintenance services. The agreement with Zycad TSS entitles the Company to receive 30% of all domestic XP/PXP maintenance revenue in the first two years and 10% in the third year. In addition, the Company is generally entitled to receive 10% of Japanese revenues for the first five years up to a $1.8 million.

LIGHTSPEED PRODUCT

    In April 1997, the Company sold its software and hardware simulation technology relating to its LightSpeed product family to IKOS for $5,000,000. Revenues in 1997 were nominal. See table below for details of the transaction.

QUALITY SYSTEMS SOFTWARE, INC.

    In May 1997, the Company sold its interest in QSS Inc. a distributor of the DOORS technology for $3,500,000. See table below for details of the transaction.

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 3: LOSS (GAIN) ON SALE OF ASSETS (CONTINUED)

    Details of these transactions are as follows (in thousands):

                                                                  YEARS ENDED DECEMBER 31,
                                     ----------------------------------------------------------------------------------
                                         1999            1998                               1997
                                     ------------   ---------------   -------------------------------------------------
                                     OTHER ASSETS   DESIGN SERVICES   VERIFICATION   LIGHTSPEED     QSS      1997 TOTAL
                                     ------------   ---------------   ------------   ----------   --------   ----------
Sales Price........................      $ --           $(5,400)         $(4,450)      $(5,000)   $(3,500)    $(12,950)
Net Assets disposed................         0               687            5,130         3,201        179     $  8,510
Liabilities incurred...............         0               251              245         1,454         --     $  1,699
Loss on disposition of other
  assets...........................       199                70               --            --         --          722
                                         ----           -------          -------       -------    -------     --------
  Loss (Gain) on sale of assets....      $199           $(4,392)         $   925       $  (345)   $(3,321)    $ (2,019)
                                         ====           =======          =======       =======    =======     ========

NOTE 4: LONG-TERM DEBT

    Debt obligations consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Capital leases (see Note 5).................................   $  323     $ 723
Convertible Promissory Note.................................   $8,000     $  --
                                                               ------     -----
                                                               $8,323     $ 723
Current portion.............................................     (244)     (393)
                                                               ------     -----
Long term debt..............................................   $8,079     $ 330
                                                               ======     =====

TERM LOANS

    In May 1999, the Company issued a convertible promissory note in the aggregate principal amount of $8.0 million (the Note). The Note accrues interest at 5.22% per annum, has a five-year term and is secured by a lien against all the assets of the Company. The Note is convertible into 420,000 shares of the Company's Series C-1 Convertible Preferred Stock. The Series C-1 Convertible Preferred Stock is in turn convertible into 1,230,769 shares of the Company's common stock, or the equivalent price of $6.50 per share of common stock.

    The Note is convertible at the option of the noteholder. On the date of issuance, the Note was convertible into common stock at a price equal to approximately a 13% discount (the Conversion Discount) to the closing market price as reported on the OTCBB. The Company recognized the Conversion Discount of $1.2 million during the second quarter of 1999 as a non-cash interest expense with a corresponding increase in the common stock additional paid in capital.

    In 1997, the Company obtained promissory notes from key vendors that bear interest rates from 12% to 18%. At December 31, 1997 all amounts were classified as current positions of long-term obligations.

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 4: LONG-TERM DEBT (CONTINUED)
SUBORDINATED CONVERTIBLE DEBENTURE NOTES

    In May 1996, the Company sold a total of $10,000,000 of subordinated convertible debenture notes (the "Notes") to institutional investors as part of a private placement. The Notes accrue interest at an annual rate of 6%, beginning on the date of issue, with the principal due and payable three years from the date of issue if and to the extent that the Notes are not previously converted. The Notes were convertible at the option of the noteholders into Common Stock at a price equal to 80% to 85% of the average closing bid price for the Common Stock on the Nasdaq National Market for the five trading days prior to the date of conversion. During 1997, an aggregate of $5,998,000 ($5,700,000 of the original principal of the Notes and $298,000 of accrued interest) were converted into 741,800 shares of Common Stock.

    In February 1997, the Company completed a $3,500,000 private placement with investors whereby the Company issued 6% Subordinated Convertible Debentures (the Debentures) with warrants to purchase 50,000 shares of Common Stock at $22.50 per share. The warrants are valued at $850,000 and recorded as a discount to the debentures. The Debentures accrue interest at an annual rate of 6%, beginning on the date of issue, with principal due and payable three years from the date of issue, if and to the extent that the Debentures are not previously converted. The Debentures are convertible at the option of the holder into the Company's Common Stock at a discount up to 20% from market price (the Conversion Discount) resulting in debenture discount of $875,000. In May 1997, the Debentures were converted into 100,000 shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") having an aggregate stated value of $3,500,000. In addition, Preferred Stock Purchase Warrants (the "Preferred Warrants") were issued to the holders of the Debentures to purchase a total of 42,858 shares of the Series A Stock. The conversion of the debentures to Series A Stock resulted in a debt extinguishment loss of $1,048,000. During the year ended December 31, 1997, a total of $456,000 was recorded as interest expense relating to the Debentures and $272,000 was recorded as accrued dividends on the Series A Stock. The interest expense and dividend principally include a charge for the Conversion Discount and default discounts. During 1997, 51,972 shares of the Series A Preferred Stock were converted to 454,693 shares of the Company's Common Stock. In August 1997, the Company redeemed all of the remaining outstanding shares of the Company's Series A Stock and the Preferred Warrants for $1,827,000 and all of the outstanding common stock warrants were exchanged for 35,000 warrants for the Company's Common Stock at an exercise price of $5.30 per share. A preferred dividend of $144,000 was recognized for the excess of the redemption price over the carrying amount of the preferred stock. During 1997, 10,500 of the warrants were exercised for $56,000.

NOTE 5: LEASES AND COMMITMENTS

    The Company leases its facilities and other equipment under operating lease agreements, which expire at various dates through 2004. The Company also leases certain manufacturing equipment under

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 5: LEASES AND COMMITMENTS (CONTINUED) capital leases that expire in 2001. Approximate future minimum lease payments under these leases are as follows (in thousands):

                                                             CAPITAL    OPERATING
YEAR                                                          LEASES     LEASES
----                                                         --------   ---------
2000.......................................................    $269      $  298
2001.......................................................      81         275
2002.......................................................      --         290
2003.......................................................      --         299
2004.......................................................      --         178
                                                               ----      ------
                                                                350      $1,340
                                                                         ======
Less amount representing imputed interest..................      27
                                                               ----
                                                                323
Less current portion.......................................     244
                                                               ----
                                                               $ 79
                                                               ====

    Accumulated depreciation of equipment under capital leases totaled $517,915 and $747,000 at December 31, 1999 and 1998, respectively. Depreciation expense on equipment under capital leases was $257,867 in 1999 and $127,000 in 1998 and $203,000 in 1997.

    The Company leases office facilities under an operating lease, which expires in July 2004. Rent expense of $538,000, $948,000 and $1,582,000 was incurred in 1999, 1998, and 1997, respectively. A portion of the Company's facilities had been sublet and sublease income received was $291,583, $491,000, and $76,000 during 1999, 1998, and 1997, respectively.

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 6: SELECTED BALANCE SHEET INFORMATION

    Selected Balance Sheet information is summarized as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Accounts receivable
  Accounts receivable.......................................   $  569     $  707
  Less allowance for doubtful accounts......................     (536)      (244)
                                                               ------     ------
                                                               $   33     $  463
                                                               ======     ======
Inventories
  Finished goods............................................       --        117
                                                               ------     ------
                                                               $   --     $  117
                                                               ======     ======
Property and equipment
  Engineering, manufacturing, and general office
    equipment...............................................   $2,562     $3,761
  Leasehold improvements....................................      205      1,064
  Equipment under capital lease.............................      865      1,752
                                                               ------     ------
                                                                3,632      6,577
Accumulated depreciation and amortization...................   (2,209)    (4,794)
                                                               ------     ------
                                                               $1,423     $1,783
                                                               ======     ======
Accrued expenses
  Salaries and commissions..................................   $  348     $  521
  Other accrued expenses....................................      477      1,420
                                                               ------     ------
                                                               $  825     $1,941
                                                               ======     ======

NOTE 7: INCOME TAXES

    The Company was not required to pay income taxes in 1999, 1998 or 1997 due to its net operating loss carryforwards.

    The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statements of
Operations:

                                                                1999       1998       1997
                                                              --------   --------   --------
Computed "expected" tax benefit.............................  $(3,486)   $(2,811)   $(5,587)
State tax...................................................     (665)      (504)    (1,514)
Other.......................................................      553       (162)       544
Valuation Allowance.........................................    3,598      3,477      6,557
                                                              -------    -------    -------
Income tax benefit..........................................  $    --    $    --    $    --
                                                              =======    =======    =======

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 7: INCOME TAXES (CONTINUED)

    Significant components of the Company's deferred tax asset are as follows (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Deferred Tax Assets:
Net operating loss carryforwards..........................  $30,809    $24,457
Tax credit carryforwards..................................    2,659      3,529
Capitalized research and development costs................      638        433
Depreciation..............................................      253        853
Accruals and reserves not currently deductible............      338      3,318
                                                            -------    -------
  Total gross deferred tax assets.........................   34,697     32,590
Valuation allowance.......................................  (34,697)   (32,590)
                                                            -------    -------
  Total deferred tax assets...............................  $    --    $    --
                                                            =======    =======

    The net change in the total valuation allowance for the year ended
December 31, 1999 was a net increase of $2,107,000. The increase in the valuation allowance was primarily a result of increased net operating loss and tax credit carryforwards and capitalized research and development costs generated in 1999 which the Company provided a full valuation allowance against based on the Company's evaluation of the likelihood of realization of future tax benefits resulting from the deferred tax assets.

    Net pretax foreign income (losses) were $65,000, ($405,000) and ($93,000) in 1999, 1998 and 1997, respectively. The Company has net operating loss carryforwards of approximately $80,700,000 for federal tax purposes and $18,162,000 for state tax purposes that will begin to expire in 2005 and 2000, respectively. Of the $18,162,000 net operating loss carryforwards for state tax purposes, $94,000 will expire in 2000, $3,056,000 in 2001 and $8,042,000 in
2002. The Company's tax credit carryforwards of $1,922,000 and $1,133,000 are available to reduce future federal and California income taxes, respectively. Of the $1,922,000 tax credit carryforwards for federal income tax purposes, $636,000 will expire in 2000, $962,000 in 2001 and $39,000 in 2002. The Company
also has foreign net operating loss carryforwards of approximately $3,057,000 that may be used to offset future foreign taxable income.

    The Tax Reform Act of 1986 and California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating losses and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. If there should be such a change, the Company's ability to utilize the stated carryforwards could be significantly limited.

NOTE 8: GEOGRAPHIC SEGMENT AND OPERATING INFORMATION

    Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker. Using this definition the Company operates in two reportable segments: product and services and follows the requirements of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." In 1997 through 1999 these segments reflect the Company's transition from the design, development and marketing of special purpose systems for the EDA market to the design, development, and marketing of high density, high performance programmable logic solutions and related development software. Included in the product segment are all hardware, software and license revenue and costs related to the Company's

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 8: GEOGRAPHIC SEGMENT AND OPERATING INFORMATION (CONTINUED) proprietary technology. Included in the service segment are fees and costs associated with the maintenance of hardware systems related software and consulting services related to the design of programmable logic solutions. The Company evaluated performance and allocates resources based on the gross margin of the reportable segments and does not identify assets to any segment.

NET REVENUES BY REPORTABLE SEGMENT (IN THOUSANDS):

                                                             DECEMBER 31,
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
Product
  Revenues........................................   $1,348    $ 2,624    $ 5,385
  Cost of Revenues................................    1,135      4,648      6,421
                                                     ------    -------    -------
    Gross Margin..................................   $  213    $(2,024)   $(1,036)
                                                     ======    =======    =======
Services
  Revenues........................................   $  639    $ 5,076    $10,118
  Cost of Revenues................................      162      2,659      4,482
                                                     ------    -------    -------
    Gross Margin..................................   $  477    $ 2,417    $ 5,636
                                                     ======    =======    =======

NET REVENUES TO UNAFFILIATED CUSTOMERS BY GEOGRAPHIC REGION (IN THOUSANDS):

                                                       1999       1998       1997
                                                     --------   --------   --------
United States......................................   $1,696     $5,613    $ 9,565
Japan..............................................      291      1,947      4,382
Other..............................................        0        140      1,556
                                                      ------     ------    -------
                                                      $1,987     $7,700    $15,503
                                                      ======     ======    =======

    The amounts reported for Japan and other reflect amounts sold by foreign subsidiaries. Included in the United States revenue amounts are sales directly to Japan and other Asian countries amounting to $291,000 in 1999, $217,000 in 1998 and $1,648,000 in 1997. Outside the United States, the Company operated three subsidiaries in Europe, one subsidiary in Japan and also supported a branch office in Taiwan. All these subsidiaries have been or are in the process of being shut down and dissolved. For the years ended December 31, 1999, 1998 and 1997, export sales (including sales by foreign subsidiaries), principally to Europe and Japan, comprised approximately 15%, 38% and 38% of consolidated revenues, respectively. During 1999, Rohm accounted for 47% and Zycad TSS accounted for 18% of consolidated revenues. During 1998 and 1997, Infineon accounted for 22% and Intel Corporation accounted for 16% of consolidated revenues, respectively.

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 8: GEOGRAPHIC SEGMENT AND OPERATING INFORMATION (CONTINUED)
    LONG-LIVED ASSETS BEFORE DEPRECIATION BY GEOGRAPHIC LOCATION ARE AS FOLLOWS (IN THOUSANDS):

                                                                1999       1998
                                                              --------   --------
Long-lived assets
United States...............................................   $3,631     $5,949
Japan.......................................................       --         94
Other.......................................................       --        635
                                                               ------     ------
                                                               $3,631     $6,678
                                                               ======     ======

NOTE 9: STOCKHOLDERS' EQUITY

REDEEMABLE PREFERRED STOCK

    On November 10, 1997, the Board of Directors authorized the designation of 1,000,000 shares of preferred stock, par value $0.10 per share, as Series B Preferred Stock ("Series B Preferred Stock"). In November 1997, the Company issued 1,000,000 shares of Series B Preferred Stock for $4.6 million. Each share is convertible into .45825 shares of Common Stock at the discretion of the holder and accrues a dividend of $0.137475 per share per annum. The holders of outstanding shares of Series B Preferred Stock are entitled to vote as a separate class with respect to certain actions (as defined by the preferred stock agreement) by the Company. The Company has granted demand registration rights for the common stock to be issued pursuant to the conversion.

    In addition, the Certificate of Designation of the Series B Convertible Preferred Stock requires the Company to maintain a listing on a public market (as defined in the agreement). In the event of default, the holders of the Series B Preferred Stock can redeem the preferred stock at a redemption price of $4.5825 in cash per share plus accrued and unpaid dividends thereon or be convertible, at the option of the holder, into .611 shares of Common Stock. Effective September 17, 1998 the Company's stock was delisted from The Nasdaq SmallCap Market. In October 1998 certain holders of its Series B Preferred Stock requested redemption and on December 16, 1998 the Company redeemed an aggregate of 981,997 shares of its Series B Preferred Stock at a price equal to $4.5825 per share plus accrued and unpaid dividends for an aggregate cash redemption price of approximately $4.6 million. A total of 18,003 shares of the Series B Preferred Stock remain outstanding as of December 31, 1999.

    On August 14, 1998, the Company issued 300,000 shares of the Company's Series C Convertible Preferred Stock ("Series C Preferred Stock"), par value $0.10, for an aggregate purchase price of $3,000,000 to Actel Corporation ("Actel"). The Series C Preferred Stock are initially convertible into 200,000 shares of the Company's common stock, are entitled to certain liquidation rights and are redeemable in the event that all of the Company's remaining outstanding shares of Series B Preferred Stock are redeemed.

COMMON STOCK

    The Company's Certificate of Incorporation was duly amended by a proposal by the Board of Directors on November 10, 1997 and by vote of the stockholders at the Annual Meeting of Stockholders on December 15, 1997, to increase the Company's Common Stock from 40,000,000 shares to 65,000,000

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 9: STOCKHOLDERS' EQUITY (CONTINUED) shares of Common Stock authorized at $0.10 par value. At December 31, 1999 there were 4,693,038 shares of the Company's Common Stock outstanding including 50,000 unissued shares of subscribed stock.

    In October 1997, the Company entered into a $3,250,000 Strategic Partnership Agreement with Infineon, which principal terms included the delivery of technology, software, equipment, engineering services, a warrant to purchase Common Stock, and 50,000 shares of Common Stock. The Company has valued the Common Stock at $761,000 and the warrant to purchase common stock at $900,000 (see Warrants). At December 31, 1997, $739,000 cash related to the warrants had been received and the remaining $161,000 was received during 1998. At
December 31, 1999, subscribed stock represents cash received for this Common Stock, which has not been issued as of that date.

    In March 1999, the Company's Board of Directors approved a ten for one reverse stock split of the Company's common stock. In June 1999, the Company's shareholders approved the reverse stock split. The reverse split became effective on June 30, 1999 (the "Effective Date"). No fractional shares were issued. In lieu of any such fractional share interest, each holder will receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Company's Common Stock on the Effective Date as reported on the OTCBB by (ii) the number of shares of Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest.

STOCK COMPENSATION PLANS

    EMPLOYEE PLANS.

    The 1993 Stock Option Plan (the "1993 Plan"), as amended, provides for 300,000 shares of Common Stock to be issued under the 1993 Plan.

    The 1996 Stock Option Plan (the "1996 Plan"), as amended, provides for 200,000 shares of Common Stock to be issued under the 1996 Plan.

    The 1999 Stock Option Plan (the "1999 Plan"), as amended, provides for 300,000 shares of Common Stock to be issued under the 1999 Plan.

    Under the Company's stock option Plans, incentive stock options granted must have a per share exercise price of not less than the fair market value per share at the date of grant. Non-qualified stock options may be granted at such price as may be determined by the Board of Directors. Dependent upon the Plan, options generally vest at specific intervals over a three to four year period and expire eight to ten years after the grant date. In the event of termination, the Company has the right to cancel any vested options not exercised within 90 days of termination.

    In July 1997, the Board of Directors authorized the exchange of outstanding stock options held by all employees for new options with an exercise price of $4.70 per share, the fair market value of the Common Stock on such date. In return, participating employees who chose to exchange their options agreed to accept stock options which will vest on a quarterly basis upon achievement of certain management goals to be established quarterly for each such employee, or in any event, in July 1999, should the employee still be employed by the Company. Options covering a total of 174,410 shares were exchanged under this program. The effect of such exchange reduced the weighted average exercise price of the outstanding options from $17.90 to $8.00 per share.

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 9: STOCKHOLDERS' EQUITY (CONTINUED)

    Activity under the employee stock option plans is as follows:

                                                             OPTIONS OUTSTANDING
                                                             --------------------
                                                                        WEIGHTED-
                                                  SHARES                 AVERAGE
                                                 AVAILABLE              EXERCISE
                                                 FOR GRANT    SHARES      PRICE
                                                 ---------   --------   ---------
Balance, January 1, 1997.......................   105,592     329,812    $18.80
Granted........................................  (374,319)    374,319      4.20
Exercised......................................        --     (27,800)    13.70
Cancelled......................................   336,034    (336,034)    16.60
                                                 --------    --------    ------
Balance, December 31, 1997.....................    67,307     340,297      6.80
Additional shares authorized...................   125,000          --        --
Retire 1984 Plan...............................   (58,631)         --        --
Granted........................................  (172,283)    172,283      6.30
Exercised......................................        --     (74,254)     5.30
Cancelled......................................   101,580    (101,531)    11.70
                                                 --------    --------    ------
Balance, December 31, 1998.....................    62,973     336,795      5.40
Additional shares authorized...................   300,000
Granted........................................  (175,700)    175,700      6.49
Exercised......................................        --     (16,310)     4.70
Cancelled......................................    26,760     (26,760)     6.70
                                                 --------    --------    ------
Balance, December 31, 1999.....................   214,033     469,425    $ 5.73
                                                 ========    ========    ======

    The weighted average per share fair value of the stock options granted in 1999, 1998 and 1997 was $6.49, $6.30 and $4.20, respectively. At December 31,
1999, 1998 and 1997, outstanding options under the employee stock option plans were exercisable for 184,009, 141,533 and 142,321 shares, respectively and exercisable at weighted-average exercise prices of $5.25, $4.90 and $6.80, respectively. All outstanding options are nonqualified options and/or incentive stock options.

    The following tables summarize information about stock options outstanding at December 31, 1999:

                                              OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                   -----------------------------------------   --------------------------
                                                 WEIGHTED-AVG
         EXERCISE PRICE              NUMBER       REMAINING     WEIGHTED-AVG     NUMBER      WEIGHTED-AVG
--------------------------------   OUTSTANDING   CONTRACTUAL      EXERCISE     EXERCISABLE     EXERCISE
        FROM               TO      AT 12/31/99       LIFE          PRICE       AT 12/31/99      PRICE
---------------------   --------   -----------   ------------   ------------   -----------   ------------
        $4.70            $ 4.70      139,353         6.18          $ 4.70        139,353        $ 4.70
        $5.30            $ 5.30      147,297         8.96          $ 5.30         36,831        $ 5.30
        $6.44            $ 6.44      169,200         9.67          $ 6.44              0        $   --
        $7.63            $17.50       13,575         6.99          $11.96          7,825        $14.92
        -----            ------      -------         ----          ------        -------        ------
        $4.70            $17.50      469,425         8.33          $ 5.73        184,009        $ 5.25
        =====            ======      =======         ====          ======        =======        ======

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 9: STOCKHOLDERS' EQUITY (CONTINUED)
    NON-EMPLOYEE PLANS.

    During 1995, stockholders approved a Non-Employee Directors' stock option plan (the "Director Option Plan") whereby 20,000 shares of common stock have been reserved for issuance. Under the Company's Director Option Plan, each non-employee director initially elected to the Board of Directors in the future will be granted an option, upon his or her initial election as a director, to purchase 1,500 shares of common stock. Each non-employee director is also entitled to receive an option for 750 shares on the date of each Annual Meeting of Stockholders. All options granted under the Director Option Plan have or will have an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years from the date of grant (subject to earlier termination in the event the optionee ceases to serve as a director of the Company). Under the Director Option Plan, options from an Initial Grant vest in full two years after the date of grant. Options from an Annual Grant vest one year after the date of grant and the right to exercise vested options terminate one year after a Director ceases to be a director. The Company granted 1,500, 3,750 and 3,750 options to purchase Common Stock at $8.10 to $15.00 per share to non-employee directors in 1999, 1998 and 1997, respectively, of which 3,750 and 1,500 option grants were canceled in 1999 and 1998, respectively.

EMPLOYEE STOCK PURCHASE PLAN

    Through the Company's 1999 Employee Stock Purchase Plan (the "1999 Plan"), eligible employees of the Company may purchase common stock at 85% of the fair market value of the stock at the beginning or end of each offering period
(12 months except for the initial period which is 18 months), whichever is lower. Each participant may contribute up to 15% of total compensation, to a maximum of $25,000 annually. Additionally, each participant is prohibited from participation if he owns more than 5% of the Company's common stock. The maximum number of shares available for purchase under the plan during any six-month purchase period is 20,000 shares, thus, the plan is designed to last a minimum of five purchase periods. The 1999 Plan was approved by the stockholders in June 1999 with an initial 100,000 shares of which 19,362 shares were issued at the end of the first purchase period in February 2000, at a purchase price of $3.35 per share. Simultaneous with the creation of the 1999 Plan the Company terminated its 1987 ESPP (the "Old Plan") which was created in May 1987 with an initial 10,000 shares of Common Stock and added to over the ensuing years in blocks of 20,000 until a total of 70,000 shares had been authorized by May of 1998, of which a total of 60,500 shares had been issued at December 31, 1999. During 1999, 8,083 shares were purchased under the Old Plan for prices ranging from $6.20 to $7.60 with an average price of $6.89 per share. The fair value of the 1999 awards under both plans was not considered significant.

ADDITIONAL STOCK PLAN INFORMATION

    In October 1995, the Financial Accounting Standards Board issued SFAS
No. 123, which establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement defines a fair value based method of accounting for an employee stock option of similar equity instrument. Under this method, compensation costs are measured at the grant date based on the value of the award and are recognized over the service period, which is the vesting period. The Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB
No. 25 and its related interpretations. Had compensation cost for the Company's various stock option plans been

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 9: STOCKHOLDERS' EQUITY (CONTINUED) determined consistent with SFAS No. 123, the Company's net loss and diluted net loss attributable to common stockholders per share would have been changed to the pro forma amounts indicated below (in thousands, except net loss attributable to common stockholders per share amounts):

                                                           DECEMBER 31,
                                                  ------------------------------
                                                    1999       1998       1997
                                                  --------   --------   --------
Net loss attributable to common
  stockholders.....................  As reported  $ (9,964)  $(8,405)   $(22,725)
                                     Pro forma     (10,593)   (9,116)    (23,562)
Diluted net loss per share.........  As reported     (2.30)    (2.00)      (7.50)
                                     Pro forma       (2.45)    (2.20)      (7.80)

    The fair value of each option grant is estimated on the date of grant using Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997 respectively; expected volatility of 137% for 1999, 157% for 1998 and 145% for 1997, dividend yield of 0%, risk-free interest rates of 4.78%, 4.60%, and 5.91% for 1999, 1998, and 1997 respectively, and expected lives from the grant date of 7.5 years for 1999,
6.5 years for 1998, and 3.5 years for 1997.

WARRANTS

    At December 31, 1999, total warrants outstanding were 377,625. Purchase price of the securities subject to these warrants range from $5.30 to $14.40 and they expire at various dates through November 2005.

    In April 1999, James R. Fiebiger exercised 5,000 warrants granted in July 1997 at an option price of $4.70 per share.

    In November 1997, the Company entered into a Stock Purchase Agreement ("the Agreement") in connection with the Series B Preferred Stock financing. Pursuant to this Agreement, the Company issued warrants to purchase 997,751 shares of common stock at $1.00 per share. In January 1998, the warrants expired in accordance with the Agreement upon approval by the stockholders of an increase in the Company's authorized common stock and the closing of the common stock financing contemplated by the Agreement.

    In October 1997, the Company entered into a licensing agreement under which the Company granted a stock warrant to purchase 9.9% of its outstanding shares of Common Stock to a strategic partner at an exercise price equal to 80% of the Market Price of the Company's Common Stock on the trading day immediately prior to the date of exercise, subject to a minimum exercise price of $10.00 per share. Market Price is defined as the last trade price for common stock as reported on the Nasdaq. In the event that the strategic partners' interest is decreased to less than 9.9% by future equity offerings, they will have the right to increase the stock warrant under the same conditions as the equity offering to maintain its 9.9% interest in the Company. The term of this warrant is for five years and is exercisable as follows: the first 1/3 shares after 6 months, an additional 1/3 shares after 12 months, and the final 1/3 after 18 months. The fair value of the warrants was $900,000 at grant, which has been included in additional paid-in capital.

                             GATEFIELD CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 9: STOCKHOLDERS' EQUITY (CONTINUED)
    In July 1997, the Board of Directors approved the exchange of Common Stock warrants and nonqualifying stock options held by certain directors for new Common Stock warrants to purchase 20,256 shares of Common Stock at an exercise price of $4.70 per shares, the fair market value of the common stock on that date of exchange. The effect of such exchange reduced the weighted average exercise price of the warrants and nonqualifying options from $19.70 to $4.70 per share. In November 1997, a director was issued warrants to purchase 750 shares of Common Stock at an exercise price of $14.40 per share. In
February 1998, certain directors exercised their warrants for 13,756 shares of Common Stock.

    In February 1997, the Company issued 50,000 warrants at $22.50 per share in conjunction with the $3,500,000 convertible debentures. The value of the warrants was $850,000 and was recorded as a discount to the debentures. In August 1997, the 50,000 warrants were exchanged for 35,000 warrants at $5.30 per share. During 1997, 10,500 warrants were exercised for $56,000.

NOTE 10

EMPLOYEE BENEFIT PLANS

    Through the Company's elective 401(k) savings plan, eligible U.S. employees of the Company may contribute up to 17.6% of their pre-tax earnings, subject to current IRS restrictions. Under the plan, the Company may make discretionary matching contributions up to $1,500 or 25% of an employee's contributions. The participants vest in the Company's contribution over five years. Company contributions to this plan were $38,000 in 1999, $73,000 in 1998 and $161,000 in 1997.

                                   SIGNATURE

                                          By Order of the Board of Directors

                                          /s/ LYNNE M. BENNETT

                                          Lynne M. Bennett

                                          SECRETARY


October 10, 2000

                                    ANNEXES

    Annex I--Amended and Restated Agreement and Plan of Merger

    Annex II--Opinion of Needham & Company, Inc.

    Annex III--Section 262 of DCGL

    Annex IV--Sections 1300-1312 of the CGCL

                                                                         ANNEX I

                                AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                               ACTEL CORPORATION,
                       GATEFIELD ACQUISITION CORPORATION
                                      AND
                             GATEFIELD CORPORATION
                            DATED AS OF MAY 31, 2000

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

    THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into this 31st day of May, 2000, by and among Actel Corporation, a California corporation ("PURCHASER"), GateField Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Purchaser ("MERGER SUB"), and GateField Corporation, a Delaware corporation (the "COMPANY"), and, with respect to Section 5.17 hereof only, Idanta Partners Ltd., a Texas general partnership ("IDANTA").

                                    RECITALS

    WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company each deem it advisable and in the best interests of their respective corporations and security holders that Merger Sub be merged with and into Company (the "MERGER") upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the "DELAWARE LAW") and the California General Corporation Law ("CALIFORNIA LAW"). The Board of Directors of Purchaser and the Board of Directors of Merger Sub have approved this Agreement. The Board of Directors of Company has approved this Agreement and has resolved to recommend to the stockholders of Company to vote in favor of this Agreement;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Purchaser, Merger Sub and Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.3 hereof), in accordance with this Agreement and Delaware Law, Merger Sub shall be merged with and into Company, the separate existence of Merger Sub (except as may be continued by operation of law) shall cease, and Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Company after the Merger is sometimes referred to hereinafter as the "SURVIVING CORPORATION".

    1.2 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of Merger Sub and Company shall vest in the Surviving Corporation, and all debts and liabilities of Merger Sub and the Company shall become the debts and liabilities of the Surviving Corporation.

    1.3 CONSUMMATION OF THE MERGER. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a Certificate of Merger in the form of EXHIBIT A (the time of acceptance of such filings with the Secretary of State of Delaware being the "EFFECTIVE TIME"). On the same day as the filings referred to in this
Section 1.3, a closing (the "CLOSING") will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304 or at such other location as the parties may establish for the purpose of confirming all the foregoing. The date of such Closing is referred to herein as the "CLOSING DATE."

    1.4 CHARTER; BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Purchaser prior to the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective

Time, until thereafter amended as provided therein and under the applicable provisions of Delaware law. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    2.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any of the following securities:

        (a) Each share of Common Stock, $.10 par value per share, of the Company (the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.1(c) hereof and any Dissenting Shares (as hereinafter defined)), shall be canceled and extinguished and be automatically converted into and become a right to receive $5.25 in cash, without interest (the "MERGER CONSIDERATION"), upon surrender, in the manner provided in Section 2.4, of the certificate that evidenced the Shares (the "CERTIFICATE").

        (b) Each Share that is issued and held in the treasury of Company, or issued and outstanding and owned by Purchaser or any direct or indirect subsidiary of Purchaser or Company, immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made with respect thereto.

        (c) The holders of Dissenting Shares (as defined below), if any, shall be entitled to payment for such Shares only to the extent permitted by and in accordance with the applicable provisions of Delaware Law and California Law.

        (d) Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into shares of the Surviving Corporation.

    2.2  COMPANY STOCK OPTIONS AND RELATED MATTERS.

        (a) At the Effective Time, Purchaser and the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company's 1993 Stock Option Plan, as amended, 1996 Stock Option Plan, as amended, 1999 Stock Option Plan or any other employee or director stock option plan or arrangement of the Company except the Company's 1995 Directors Plan and the Company's 1999 Employee Stock Purchase Plan (collectively, the "PLANS") shall take such action as may be required to effect the following provisions of this Section 2.2(a). Subject to the provisions of
Section 16 of the Exchange Act (as hereinafter defined), as of the Effective Time each option to purchase Shares pursuant to the Plans (a "COMPANY STOCK OPTION") which is then outstanding shall be assumed by Purchaser and converted into an option (an "ASSUMED STOCK OPTION") to purchase the number of shares of Purchaser Common Stock (rounded down to the nearest whole share) equal to (x) the number of Shares subject to such option multiplied by (y) the ratio determined by dividing $5.25 by the Average Purchaser Stock Price (as defined below) for the five (5) consecutive trading day period ending on the second trading day following the date on which Purchaser and Company issue a press release announcing this Agreement (the "EXCHANGE RATIO"), at an exercise price per share of Purchaser Common Stock (rounded up to the nearest penny) equal to
(A) the former exercise price per share of Company Common Stock under such option immediately prior to the Effective Time divided by (B) the Exchange Ratio; PROVIDED, HOWEVER, that in the case of any Company Stock Option which is an "incentive stock option" (as defined in Section 422 of the Code), the conversion formula shall be adjusted, if necessary, in a manner consistent with
Section 424(a) of the Code. Except as provided above and except as otherwise provided by the terms of any Company Stock Option, the Assumed Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the converted Company Stock Option immediately prior to the Effective Time. As used herein, the "AVERAGE PURCHASER STOCK

PRICE" shall mean the average of the daily closing prices, regular way, of one share of Purchaser Common Stock (rounded to the nearest thousandth) on the Nasdaq National Market (as reported in the New York City edition of the Wall Street Journal, or, if not reported thereby, another nationally recognized source).

        (b) As soon as practicable after the Effective Time, Purchaser shall deliver to holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Plans and the agreements evidencing the grants of such Company Stock Options and stating that such Company Stock Options and agreements have been assumed by Purchaser and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.2). Purchaser shall comply with the terms of the Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that the Company Stock Options which qualified as incentive stock options after the Effective Time continue to qualify as incentive stock options after the Effective Time. Purchaser shall take such actions as are reasonably necessary for the assumption of the Plans pursuant to this Section 2.2, including the reservation, issuance and listing of Purchaser Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.2. Purchaser shall use reasonable efforts to prepare and file with the Securities and Exchange Commission (the "SEC") within 30 days after the Effective Time a registration statement on Form S-8 or other appropriate form with respect to shares of Purchaser Common Stock subject to the Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding.

        (c) The Board of Directors of Company (the "BOARD") shall take all actions necessary pursuant to the terms of the Company's 1999 Employee Stock Purchase Plan (the "ESPP") in order to shorten the Offering Periods (as defined in the ESPP) then in progress such that the New Exercise Date (as defined in the
ESPP) shall occur immediately prior to the Effective Time.

    2.3  DISSENTING SHARES.

        (a) Notwithstanding any provision of this Agreement to the contrary, holders of Shares which are entitled to dissenter's rights in connection with the Merger under the applicable provisions of Delaware Law and California Law (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the fair market value of such Shares held by them in accordance with the provisions of Delaware Law or California Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to the payment of fair market value for such Shares under Delaware Law or California Law shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in
Section 2.4, of the certificate or certificates that formerly evidenced such Shares.

        (b) Company shall give Purchaser (i) prompt notice of any demand for payment of fair market value received by Company, the withdrawals of any such demand, and any other instrument served pursuant to Delaware Law or California Law and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under Delaware Law or California Law. Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for payment of fair market value or offer to settle or settle any such demands.

    2.4  EXCHANGE OF CERTIFICATES.

        (a) From and after the Effective Time, a bank or trust company to be designated by Purchaser (the "EXCHANGE AGENT") shall act as exchange agent in effecting the exchange of the Merger Consideration for Certificates which, prior to the Effective Time, represented Shares entitled to payment pursuant to
Section 2.1 hereof. On or before the Effective Time, Purchaser shall deposit with the Exchange Agent the aggregate Merger Consideration (the "DEPOSIT AMOUNT") in trust for the benefit of the holders of

Certificates. Pending distribution pursuant to this Section 2.4(a) of the Deposit Amount deposited with the Exchange Agent, Purchaser may direct the Exchange Agent to invest such Deposit Amount, PROVIDED that such investments
(i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers acceptances of commercial banks with capital exceeding $500,000,000 (collectively "PERMITTED INVESTMENTS") or in money market funds which are invested solely in Permitted Investments and
(ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Section 2.4(a). Upon the surrender of each such Certificate and the issuance and delivery by the Exchange Agent of the Merger Consideration in exchange therefor, such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by Purchaser or the Company or any direct or indirect subsidiary of Purchaser or the Company and Dissenting Shares) shall represent solely the right to receive the Merger Consideration, without interest, multiplied by the number of Shares represented by such Certificate. Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Exchange Agent shall mail to each record holder of Certificates which immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration therefor. Upon the surrender to the Exchange Agent of such an outstanding Certificate together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder shall receive the Merger Consideration, without any interest thereon, and such certificate shall be canceled. If any Merger Consideration is to be paid to a name other than the name in which the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that the person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a name other than that of the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws.

        (b) Purchaser shall not be entitled to the return of any of the Deposit Amount in the possession of the Exchange Agent relating to the transactions described in this Agreement until the date which is one year after the Effective Time. Thereafter, each holder of a Certificate representing a Share may surrender such Certificate to the Surviving Corporation or Purchaser and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Corporation or Purchaser than may be accorded to general creditors of the Surviving Corporation or Purchaser.

        (c) At and after the Effective Time, the holders of Certificates to be exchanged for the Merger Consideration pursuant to this Agreement shall cease to have any rights as to stockholders of the Company except for the right to surrender such holder's Certificates in exchange for payment of the Merger Consideration, and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Purchaser or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article I, subject to applicable law in the case of Dissenting Shares.

        (d) The provisions of this Section 2.4 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Exchange Agent under this Section 2.4 shall commence on the date of loss of such status.

    2.5 SUPPLEMENTARY ACTION. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Merger Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Merger Sub, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Purchaser and Merger Sub that, except as described in the disclosure letter furnished by the Company to Purchaser within twenty one (21) days after the date of this Agreement (the "SIGNING DISCLOSURE LETTER") as supplemented by the disclosure letter furnished by the Company to the Purchaser at the Closing (the "CLOSING DISCLOSURE LETTER" and, together with the Signing Disclosure Letter, the "COMPANY DISCLOSURE LETTER"):

    3.1  ORGANIZATION AND QUALIFICATION.

        (a) Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where such failure would not have a Material Adverse Effect. Section 3.1 of the Company Disclosure Letter sets forth a list of all Subsidiaries of the Company. Other than the Company's ownership interest in its Subsidiaries, the Company has no direct or indirect equity or related interest in any partnership, corporation, joint venture, business association or other entity.

        (b) In this Agreement, (i) a "SUBSIDIARY" means any corporation more than fifty percent (50%) of whose outstanding voting securities are, or any partnership, joint venture or other entity more than fifty percent (50%) of whose total equity interest is, directly or indirectly owned by Purchaser or the Company or such other entity, as the case may be, (ii) any reference to any event, change or effect being "material" with respect to any entity or group of entities means any event, change or effect which is material to the businesses, assets, results of operations or financial conditions of such entity or group of entities and (iii) "MATERIAL ADVERSE EFFECT" means, with respect to any entity or group of entities, any change in or effect on the business, properties or assets of such entity or group of entities that is materially adverse to the business, properties, assets, results of operations or financial condition of such entity or group of entities, taken as a whole.

    3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company shall furnish to Purchaser within twenty one (21) days after the date of this Agreement complete and correct copies of the Certificate of Incorporation (or other charter document) and Bylaws of the Company and similar governing instruments of each of its Subsidiaries, and in each case such copies shall be accurate and complete as of the date of this Agreement.

    3.3  CAPITALIZATION OF THE COMPANY.

        (a) The authorized capital stock of the Company consists of (i) 2,000,000 shares of preferred stock, of which (A) 1,000,000 shares have been designated Series B Preferred Stock, of which 18,003 are issued and outstanding (the "SERIES B PREFERRED"), (B) 300,000 shares of which have been designated Series C Preferred Stock, all of which are issued and outstanding (the
"SERIES C PREFERRED"), and (C) 420,000 shares of which have been designated Series C-1 Preferred Stock, none of which are issued and outstanding (the "SERIES C-1 PREFERRED") but up to all of which are issuable upon conversion of that certain Convertible Promissory Note dated May 25, 1999, issued to Purchaser (the "CONVERTIBLE PROMISSORY NOTE"); and (ii) 65,000,000 shares of common stock, par value $.10 per share, of which (A) 4,662,464 Shares are issued and outstanding, (B) 165,158 shares of common stock are reserved for issuance pursuant to the 1993 Stock Option Plan, as amended (of which options to purchase 157,338 Shares are outstanding as of the date of this Agreement and options to purchase 7,820 Shares remain available for future grant), (C) 20,000 shares of common stock are reserved for issuance pursuant to the 1995 Directors Plan (of which options to purchase 2,250 Shares are outstanding as of the date of this Agreement and options to purchase 17,750 Shares remain available for future grant), (D) 198,292 shares of common stock are reserved for issuance pursuant to the 1996 Stock Option Plan, as amended (of which options to purchase 194,296 Shares are outstanding as of the date of this Agreement and options to purchase 3,996 Shares remain available for future grant), (E) 300,000 shares of common stock are reserved for issuance pursuant to the 1999 Stock Option Plan (of which options to purchase 288,000 Shares are outstanding as of the date of this Agreement and options to purchase 12,000 Shares remain available for future grant), and (F) 60,647 shares of common stock are reserved for issuance pursuant to the 1999 Employee Stock Purchase Plan (of which options to purchase 60,647 Shares are reserved for issuance and no Shares remain available for future grant). Except for (i) the rights created pursuant to this Agreement and the Plans and (ii) the Company's right to repurchase any unvested Shares under the Plans, there are no other options, warrants, calls, rights commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, sell, deliver, repurchase, or redeem or cause to be issued, sold, delivered, repurchased or redeemed any shares of capital stock of, or equity interests in, the Company. All outstanding Shares are, and all Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal. None of the Company or any of its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. The Company has no stockholder rights plan or agreement in force providing for the issuance to holders of Shares of rights to purchase or receive stock, cash or other assets upon the acquisition or proposed acquisition of Shares by a person or entity (a "RIGHTS PLAN"), nor has the Company's Board of Directors or stockholders ever adopted a Rights Plan.

        (b) The Company owns all of the outstanding capital stock of its Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound with respect to the voting of the capital stock of the Company or any of the Company's Subsidiaries.

    3.4 CORPORATE POWER, AUTHORIZATION AND ENFORCEABILITY. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by stockholders holding a majority of the outstanding Shares). All corporate actions necessary to ensure that the provisions of Section 203 of Delaware Law shall not be applicable to the consummation of the transactions contemplated by this Agreement have been taken prior to the execution of this Agreement. This Agreement has been duly executed and delivered by the Company and (subject to obtaining any necessary approval of its stockholders) is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Assuming satisfaction of any applicable requirements referred to in
Section 3.5(b) below, the execution and delivery by the Company of this Agreement, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to the Company or any of its Subsidiaries or any of their respective properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to (i) the Certificate of Incorporation (or other charter document) or Bylaws of the Company or the similar governing instruments of any of its Subsidiaries or (ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained.

        (b) Other than in connection with or in compliance with the provisions of Delaware Law, California Law, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or the "takeover" or "blue sky" laws of various states,
(i) no notice, report, registration, declaration or other filing with any federal, state or local government, court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, "GOVERNMENTAL ENTITIES"), is required in connection with the execution or delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained in connection with the execution or delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement.

    3.6  SEC REPORTS; FINANCIAL STATEMENTS.

        (a) The Company has filed in a timely manner all forms, reports and documents required to be filed with the SEC since August 14, 1998, and has made available to Purchaser all such forms, reports and documents. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "SEC REPORTS." As of their respective dates, the SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such the SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports (the "FINANCIAL STATEMENTS"), including any of the SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (z) fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the SEC Reports as of March 31, 2000 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Financial Statements, since the date of the Company Balance Sheet neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate and liabilities incurred in connection with this Agreement.

        (c) The Company shall furnish to Purchaser within twenty one (21) days after the date of this Agreement a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

    3.7 NO DEFAULT. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with or without notice, the lapse of time or the happening or occurrence of any other event would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing instruments), or (ii) any material contract, lease, agreement, license, note, bond, mortgage, indenture, deed of trust or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their properties or assets may be bound (nor to the knowledge of the Company is any other party thereto in breach thereof or default thereunder).

    3.8 COMPLIANCE WITH LAW. Except as disclosed in the SEC Reports, each of the Company and its Subsidiaries is in compliance, and has conducted its respective businesses so as to comply with all statutes, laws, ordinances, rules, regulations, permits and approvals applicable to its operations. Except as disclosed in the SEC Reports, no investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or any property owned or leased by the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries have all permits, authorizations, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted.

    3.9 ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or as disclosed in the SEC Reports, the Company's financial statements for the fiscal year ended December 31, 1999, or the Company Balance Sheet, since the date of the Company Balance Sheet (the date of the Company Balance Sheet is referred to as the "BALANCE SHEET DATE"), the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and have not taken any of the actions set forth in paragraphs (a) through (m) of
Section 5.1, and there has not been any occurrence that has had or may reasonably be expected to have a Material Adverse Effect including any material change by the Company in its accounting methods, principles or practices, except as required by changes in GAAP.

    3.10 NO UNDISCLOSED LIABILITIES. Except for liabilities and obligations recognized or disclosed in the Financial Statements or disclosed in the SEC Reports or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto.

    3.11 LITIGATION. Except as set forth in the SEC Reports, there is no action, suit, investigation or proceeding pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties and there is no judgment, decree, writ, injunction, award, ruling or order of any Governmental Entity or arbitrator outstanding against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. The Company shall make available to Purchaser within twenty one (21) days after the date of this Agreement correct and complete copies of all correspondence prepared by its counsel for the Company's auditors in connection with the last two completed audits of the Company's financial statements and any such correspondence since the date of the last such audit. As of the date of this Agreement, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company arising out of or in any way related to this Agreement, the Merger or any of the transactions contemplated hereby or thereby.

    3.12  ERISA.

        (a) Section 3.12 of the Company Disclosure Letter identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or formal plans or agreements involving direct or indirect compensation (including any employment agreements entered into between the Company or any of its Subsidiaries and any employee or former employee of the Company or any of its Subsidiaries, but excluding worker's compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by the Company or any of its Subsidiaries or any ERISA Affiliate thereof for the benefit of any employee or former employee of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries or any ERISA Affiliate thereof has any present or future obligation or liability (collectively, the "COMPANY EMPLOYEE PLANS"). For purposes of this
Section 3.12, "ERISA AFFILIATE" shall mean any entity which is a member of
(i) a "controlled group of corporations," as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "CODE"), (ii) a group of entities under "common control," as defined in Section 414(c) of the Code or (iii) an "affiliated service group," as defined in Section 414(m) of the Code or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company or any of its Subsidiaries. The only Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "COMPANY PENSION PLANS"), are identified as such in Section 3.12 of the Company Disclosure Letter.

        (b) No Company Pension Plan is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code. No Company Pension Plan constitutes or has since the enactment of ERISA constituted a "multiemployer plan," as defined in Section 3(37) of ERISA. No "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has or is likely to make the Company or any of its Subsidiaries or any officer or director thereof subject to any material liability under Title I of ERISA or liable for any material tax pursuant to Section 4975 of the Code.

        (c) Each Company Pension Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, except to the extent that the requirements for qualification may be satisfied by adopting retroactive amendments under Section 401(b) of the Code and the regulations thereunder or under Section 1140 of the Tax Reform Act of 1986. Each trust forming a part of a Company Pension Plan is exempt from tax pursuant to Section 501(a) of the Code. Each Company Pension Plan has been maintained substantially in compliance with its terms and with the applicable requirements of ERISA and the Code.

        (d) Section 3.12 of the Company Disclosure Letter identifies each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance or severance-type benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Company Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries, and (iii) covers any employee or former employee of the Company or any of its Subsidiaries. Such contracts, plans and arrangements as are described in this
Section 3.12 are herein referred to collectively as the "COMPANY BENEFIT ARRANGEMENTS." Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Company Benefit Arrangements.

        (e) Except as set forth in Section 3.12 of the Company Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Employee Plan or Company Benefit Arrangement which would increase materially the expense of maintaining such Company Employee Plan or Company Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

        (f) The Company has materially complied with the requirements of Section 4980B of the Code with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and, to the best of the Company's knowledge, no tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees of the Company or any of its Subsidiaries.

        (g) Except as set forth in Section 3.12 of the Company Disclosure Letter, there is no contract, instrument, agreement or arrangement with a "disqualified individual" (as defined in Section 280G(c) of the Code) who is also an employee or director of the Company or any subsidiary that individually or collectively could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) or the imposition of the Excuse tax provided in Section 4999 of the Code. Set forth in
Section 3.12 of the Company Disclosure Letter is (i) the maximum amount that could be paid to each Key Employee (as defined below) as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Arrangements concurrently in effect and (ii) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each Key Employee calculated as of the date of this Agreement. "KEY EMPLOYEE" for this purpose means a "disqualified individual" (as defined in Section 280G(c) of the Code) who is also an employee or director of the Company or any subsidiary of the Company.

    3.13  TAX RETURNS AND REPORTS.

        (a) The Company and its Subsidiaries have timely filed with the appropriate taxing authorities all material federal, state, county, local and foreign returns, estimates, information statements, reports and other documents in respect of Taxes (as defined below) required to be filed by the Company and its Subsidiaries. All amounts shown due on such returns have been timely paid as required by law. For purposes of this Agreement, "TAXES" and "TAX" shall mean any and all material federal, state, local or foreign taxes and other governmental liabilities or assessments, including, without limitation, all income, franchise, property, excise, withholding, sales and use, payroll, profit, trade, capital, occupation, value-added, unitary, stamp, transfer, registration, license, net worth and other similar taxes, levies, imposts, duties, deficiencies and assessments, together with all interest, penalties and additions imposed with respect thereto.

        (b) None of the federal, state, local or foreign Tax returns of the Company or its Subsidiaries is presently being examined, audited or contested by the relevant taxing authorities. The federal income Tax returns of the Company and each of its Subsidiaries consolidated in such returns have been examined and finally resolved by the Internal Revenue Service (or the applicable statute of limitations has expired) for all years through 1999. All deficiencies asserted as a result of such examination have been paid or finally settled or are being contested in good faith. Neither the Company nor any of its Subsidiaries has executed, or been asked in writing to execute, an agreement or waiver extending the statutory period of limitation applicable to any Tax return for any period with respect to which the applicable statute of limitations has not expired.

        (c) The Company has no ruling requests currently pending with the Internal Revenue Service.

        (d) Neither the Company nor any of its Subsidiaries is a party to (or obligated under) any Tax allocation, tax sharing or tax indemnity agreement which has as a party any person or entity other than the Company or its Subsidiaries.

    3.14  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

        (a) Section 3.14 of the Company Disclosure Letter lists the real property owned by the Company. Section 3.14 of the Company Disclosure Letter lists all real property leases to which the Company is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

        (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort, except as reflected in the Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    3.15 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

       "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world;
       (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

       "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

       "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

        (a) Section 3.15(a) of the Company Disclosure Letter lists the Registered Intellectual Property owned by, or filed in the name of, the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY").

        (b) Section 3.15(b) of the Company Disclosure Letter lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Company Intellectual Property.

        (c) No Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

        (d) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (e) The Company owns and has good and exclusive title to each item of Company Intellectual Property, including all Company Registered Intellectual Property listed on Section 3.15(a) of the Company Disclosure Letter but excluding all Intellectual Property that is exclusively licensed to the Company, free and clear of any lien or encumbrance; and the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

        (f) The Company owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company otherwise purports to own.

        (g) To the extent that any work, invention, or material has been developed or created by a third party specifically for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

        (h) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Company Intellectual Property to any third party.

        (i) Section 3.15(i) of the Company Disclosure Letter lists all material contracts, licenses and agreements to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company, with a cost or royalty value in excess of $50,000. Section 3.15(i) of the Company Disclosure Letter lists any material agreements pursuant to which the Company has licensed any Company Intellectual Property or products to any third party that differs in any material respect from its standard form.

        (j) The contracts, licenses and agreements listed in Section 3.15(i) of the Company Disclosure Letter are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in compliance with, and has not breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, Purchaser will be permitted to exercise all of the Company's rights under the contracts, licenses and agreements listed in Section 3.15(i) of the Company Disclosure Letter to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

        (k) Section 3.15(k) of the Company Disclosure Letter lists all contracts, licenses and agreements between the Company and any third party wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or such third party of the Intellectual Property of any third party.

        (l) The operation of the business of the Company as such business currently is conducted, or is reasonably contemplated to be conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and to the Company's knowledge will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (m) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. To the knowledge of the Company, there is no current claim asserted against any customer of the Company which alleges that the customer's use or distribution of the Company's products violates any Intellectual Property of any third party.

        (n) To the knowledge of the Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

        (o) The Company has taken all steps that are reasonably required to protect the Company's rights in the Company's confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/ confidentiality agreement substantially in the Company's standard form and all current and former employees and contractors of the Company have executed such an agreement.

    3.16  LABOR MATTERS.

        (a) Section 3.16 of the Company Disclosure Letter sets forth a list of all employment, labor or collective bargaining agreements to which the Company or any of its Subsidiaries is party and, except as set forth therein, there are no employment, labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries. The Company shall made available to Purchaser within twenty one (21) days after the date of this Agreement true and complete copies of (i) the employment agreements listed on Section 3.16 of the Company Disclosure Letter and (ii) the labor or collective bargaining agreements listed on Section 3.16 of the Company Disclosure Letter, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

        (b) No employees of the Company or any of its Subsidiaries are represented by any labor organization; no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification; and, to the Company's knowledge, there are no representations or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company's knowledge, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries.

        (c) There are no unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employees or group of employees of the Company or any of its Subsidiaries.

            (i) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

            (ii) The Company and each of its Subsidiaries is in material compliance with all laws relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

    3.17  ENVIRONMENTAL MATTERS.

        (a) HAZARDOUS MATERIAL. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies, are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

        (b) HAZARDOUS MATERIALS ACTIVITIES. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company or any of its Subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) PERMITS. The Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's and its Subsidiaries' Hazardous Material Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted.

        (d) ENVIRONMENTAL LIABILITIES. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its Subsidiaries in any material environmental litigation or impose upon the Company any material environmental liability.

    3.18 YEAR 2000 COMPLIANCE. All of the current versions of the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"). The Company's material internal computer and technology products and systems are Year 2000 Compliant, except for upgrades or replacements which may be made without disruption to the Company's operations.

    3.19 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the SEC Reports, neither the Company nor any of its Subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its Subsidiaries' ability to terminate employees at will;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, stock purchase plan or restricted stock purchase agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its Subsidiaries and any of its officers or directors;

        (d) any agreement, contract or commitment currently in force containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

        (f) any material joint marketing or development agreement; or

        (g) any agreement, contract or commitment currently in force to provide source code to any party for any product or technology that is material to the Company and its Subsidiaries taken as a whole.

    Neither the Company nor any of its Subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any agreement, contract or commitment to which the Company or any of its Subsidiaries is a party of the type described above or any other material agreement, contract or commitment (any such agreement, contract or commitment, as well as any agreement, contract or commitment that is an exhibit to any SEC Report, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Company.

    3.20 PROXY STATEMENT. The proxy statement to be sent to the stockholders of the Company in connection with the Special Meeting (as hereinafter defined) (such proxy statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Special Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

    3.21 COMPANY PRODUCTS; REGULATION. There have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at anytime by the Company or its Subsidiaries (the "PRODUCTS") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body.

    The Company has obtained, in all countries where the Company or the Subsidiaries are marketing or have marketed the Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products which are currently marketed by the Company or its Subsidiaries. The Company has set forth in Section 3.21 of the Company Disclosure Schedule or otherwise produced for examination by Purchaser information relating to regulation of its Products in the United States, including licenses, registrations, approvals, permits, audits, device listings, inspections, Company recalls and product actions. The Company has identified in writing to Purchaser, to Company's knowledge, all international locations where regulatory information and documents are kept.

    3.22 BROKERS AND FINDERS. No broker, finder or investment banker other than the Company's Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

    Purchaser represents and warrants to the Company that:

    4.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchase and Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

    4.2 CORPORATE POWER, AUTHORIZATION AND ENFORCEABILITY. Purchaser and Merger Sub have full corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and Merger Sub, the performance by each of Purchaser and Merger Sub of its obligations hereunder and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and the Board of Directors of Merger Sub and no other corporate action on the part of Purchaser or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the filing and recordation of appropriate merger documents as required by the applicable provisions of Delaware Law and California Law). This Agreement has been duly executed and delivered by Purchaser and Merger Sub and is a legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms.

    4.3  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Assuming satisfaction of all applicable requirements referred to in
Section 4.3(b) below, the execution and delivery of this Agreement by Purchaser and Merger Sub, the compliance by Purchaser and Merger Sub with the provisions hereof and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby will not conflict with or violate (i) any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to Purchaser or Merger Sub or any of their respective properties, other than such conflicts or violations which individually or in the aggregate do not and will not have a Material Adverse Effect on Purchaser and its Subsidiaries, including Merger Sub, taken as a whole, or (ii) conflict with or violate the Articles of Incorporation or Bylaws of Purchaser of the Certificate of Incorporation or Bylaws of Merger Sub.

        (b) Other than in connection with or in compliance with the provisions of Delaware Law, California Law, the Exchange Act and the "takeover" or "blue sky" laws of various states, (i) neither Purchaser nor Merger Sub is required to submit any notice, report, registration, declaration or other filing with any Governmental Entity in connection with the execution or delivery of this Agreement by Purchaser or Merger Sub or the performance by Purchaser or Merger Sub or their respective obligations hereunder or the consummation by Purchaser of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by Purchaser or Merger Sub in connection with the execution or delivery of this Agreement by Purchaser or Merger Sub or the performance by Purchaser or Merger Sub of their respective obligations hereunder or the consummation by Purchaser of the transactions contemplated by this Agreement. None of the information supplied by Purchaser for inclusion in the Proxy Statement shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Company's Special Meeting and at the Effective Time, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading.

    4.4 AVAILABLE FUNDS. Purchaser has or has available to it all funds necessary to satisfy all of Purchaser's obligations under this Agreement and in connection with the transaction contemplated hereby, including, without limitation, the obligation to purchase all outstanding Shares pursuant to the Merger and to pay all related fees and expenses in connection with the Merger.

                                   ARTICLE V
                                   COVENANTS

    5.1 CONDUCT OF BUSINESS BY THE COMPANY. Except as contemplated by this Agreement, during the period from the date of this Agreement until the Effective Time or the termination of this Agreement by either party, the Company agrees as to itself and its Subsidiaries that (except to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld) the Company and its Subsidiaries shall conduct their respective operations according to the ordinary course of business consistent with past practice, and each of the Company and its Subsidiaries will use its reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time or the termination of this Agreement by either party, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld):

        (a) except as contemplated by this Agreement, amend its Certificate of Incorporation or other charter document or Bylaws (or similar governing instruments);

        (b) authorize for issuance, issue, sell, deliver, pledge or agree or commit to issue, sell, deliver or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any debt or other securities convertible into capital stock or equivalents (including, without limitation, stock appreciation rights), or amend any of the terms, other than (i) the grant of options in the ordinary course of business consistent with past practice under the Plans or the ESPP, (ii) the issuance of shares of capital stock under the exercise of options under the Plans or the ESPP;

        (c) split, combine or reclassify any shares of its capital stock, or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, adopt or approve any Rights Plan, or repurchase, redeem or otherwise acquire any of its securities or any securities of its Subsidiaries, other than in connection with the exercise of options or rights under the Plans or pursuant to the standard terms of existing employee stock repurchase agreements;

        (d) except in the ordinary course of business consistent with past practice, (i) incur or assume any long-term debt or increase any amounts outstanding under long-term credit facilities existing as of the Balance Sheet Date; (ii) incur or assume any short-term debt or increase amounts outstanding under short-term credit facilities existing as of the Balance Sheet Date;
(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, entity or organization; (iv) make any loans, advances or capital contributions to, or investments in, any other person; (v) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or
(vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereon except as existing on the date of this Agreement or as may be required under agreements outstanding on the date of this Agreement to which the Company or any of its Subsidiaries are parties;

        (e) except as contemplated by this Agreement, enter into, adopt or amend in any material manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, change-in-control or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date of this Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, other than the employment and severance agreements set forth in Section 3.12 of the Company Disclosure Letter;

        (f) sell, lease, license, pledge or otherwise dispose of or encumber any material assets except in the ordinary course of business consistent with past practice (including without limitation any indebtedness owed to it or any claims held by it);

        (g) except as otherwise permitted pursuant to Section 5.5, acquire or agree to acquire by merging or consolidating with or by purchasing any portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than in the ordinary course of business consistent with past practice;

        (h) change any of the accounting principles or practices used by it materially affecting its assets, liabilities or business, except for such changes required by a change in generally accepted accounting principles;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), other than the payment, discharge or satisfaction of liabilities
(x) in the ordinary course of business consistent with past practices or
(y) with notice to Purchaser, in an amount which does not exceed $100,000 in the aggregate;

        (j) except as required by their terms, enter into, materially amend, terminate or default (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a default) under any contract which (i) would be required to be filed as an exhibit to the Company's annual report on Form 10-K filed with the SEC, (ii) involves the expenditure by the Company and its Subsidiaries of more than $250,000 annually or (iii) is with any officer, employee, agent, consultant, advisor, salesman or sales representative of the Company or a Subsidiary and involves annual cash payments of more than $25,000 (each, a "MATERIAL CONTRACT");

        (k) transfer the stock of any Subsidiary to any other Subsidiary or any assets or liabilities to any new or, except in the ordinary course of business consistent with past practice, existing Subsidiary;

        (l) propose or, except pursuant to the terms of Section 5.5(b), enter into an agreement with any person other than Purchaser or its affiliates providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of substantially all assets or otherwise);

        (m) take, or agree in writing or otherwise to take, (i) any of the actions described in Sections 5.1(a) through 5.1(l) or (ii) any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made.

    5.2  ACCESS TO INFORMATION; CONFIDENTIALITY.

        (a) Subject to and in accordance with the terms and conditions of that certain Reciprocal Non-Disclosure Agreement dated as of September 15, 1998, between Purchaser and the Company (the "CONFIDENTIALITY AGREEMENT"), from the date of this Agreement to the Effective Time or the termination of this Agreement by either party, the Company shall, and shall cause its Subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Purchaser and its affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Purchaser, and their respective officers, employees and agents, reasonable access, at all reasonable times upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's business, to its officers, employees, agents, properties, books, records and contracts, and shall furnish Purchaser and its affiliates and the attorneys, banks, other financial institutions and investment banks working with Purchaser, all financial, operating and other data and information as it reasonably requests.

        (b) Subject to the requirements of applicable law, Purchaser shall, and shall cause their officers, employees, agents and affiliates and the attorneys, banks, other financial institutions and investment banks who obtain such information to, hold all information obtained pursuant to this Agreement or the

Confidentiality Agreement in confidence in accordance with the terms and conditions of the Confidentiality Agreement.

        (c) No investigation pursuant to this Section 5.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

    5.3 PROXY STATEMENT. Promptly after execution and delivery of this Agreement, the Company shall prepare and shall file with the Commission as soon as is reasonably practicable a preliminary Proxy Statement, together with a form of proxy, with respect to the meeting of the Company's stockholders at which the stockholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use all reasonable efforts to have the Proxy Statement and form of proxy cleared by the Commission as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to stockholders of the Company. The term "PROXY STATEMENT" shall mean such proxy or information statement at the time it initially is mailed to the Company's stockholders and all amendments or supplements thereto, if any, similarly filed and mailed. The information provided and to be provided by Purchaser and the Company, respectively, for use in Proxy Statement shall, on the date the Proxy Statement is first mailed to the Company's stockholders and on the date of the Special Meeting (as hereinafter defined), not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and the Company and Purchaser each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws. The Proxy Statement shall contain the recommendation of the Board of Directors that the stockholders of the Company vote to adopt and approve the Merger and this Agreement.

    5.4 MEETING OF STOCKHOLDERS OF THE COMPANY. Promptly after execution and delivery of this Agreement, the Company shall take all action necessary, in accordance with Delaware Law and California Law and its Amended and Restated Certificate of Incorporation and Bylaws, to convene a meeting of its stockholders (the "SPECIAL MEETING") on June 30, 2000, to consider and vote upon this Agreement and the Merger. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of such adoption and approval and to take all other action necessary to secure the vote or consent of stockholders required by Delaware Law and California Law to effect the Merger.

    5.5  NO SOLICITATION.

        (a) Except as provided in Section 5.5(b) below, the Company agrees that from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company will not, nor shall it authorize or permit any officer, director, affiliate or agent of the Company or any of its Subsidiaries, solicit, initiate, entertain, or encourage (including by way of furnishing nonpublic information) any proposals or offers from any party other than Purchaser or its affiliates (a "third party") regarding any merger, sale of substantial assets, sale of (or right to sell) shares of capital stock (other than pursuant to the exercise of options outstanding on the date of this Agreement) or similar transactions involving the Company or any of its Subsidiaries (an "ACQUISITION PROPOSAL"). The Company shall promptly inform Purchaser of any inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to Purchaser a copy of any such written inquiry.

        (b) Notwithstanding the foregoing, to the extent required by the fiduciary obligations of the Board of Directors of the Company, the Company may, in response to a request or inquiry that could reasonably be expected to result in an Acquisition Proposal, which request or inquiry was unsolicited after the date of this Agreement, participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement substantially similar to that then in effect between the Company and Purchaser, to, any person. In addition, following the receipt of an Acquisition Proposal, which the Company's Board of Directors determines in good faith to be more favorable to the Company's stockholders than the Merger (a "SUPERIOR PROPOSAL"), the Company may terminate this Agreement under Section
7.1(d)(i) and accept such Superior Proposal, and the Board of Directors of the Company may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger). Nothing contained in this Section 5.5(b) shall prohibit the Company or its Board of Directors from making any disclosure to the Company's stockholders that, in the judgment of the Board of Directors or the Company, is required under applicable law.

    5.6 PUBLIC ANNOUNCEMENTS. Purchaser on the one hand and the Company on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law. This Section 5.6 shall supersede any conflicting provisions in the Confidentiality Agreement.

    5.7  NOTIFICATION OF CERTAIN MATTERS.

        (a) The Company shall give prompt notice (which notice shall state that it is delivered pursuant to Section 5.7 of this Agreement) in writing to Purchaser and Purchaser shall give prompt notice in writing to the Company, of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement through the Effective Time and (ii) any material failure of the Company, Merger Sub, Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

        (b) The Company shall give prompt notice in writing (which notice shall state that it is delivered pursuant to Section 5.7 of this Agreement) to Purchaser of any occurrence that has had or may reasonably be expected to have a Material Adverse Effect.

    5.8  OFFICERS' AND DIRECTORS' INDEMNIFICATION; INSURANCE.

        (a) Purchaser agrees to assume and to honor, for a period ending on the sixth anniversary of the Effective Time, all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Agreement and at the Effective Time in favor of the present and former directors, officers, employees and agents of the Company as provided in the Company's Certificate of Incorporation and Bylaws or otherwise, in each case in effect on the date of this Agreement, and during such period not to reduce or limit the ability of the Purchaser to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify.

        (b) Purchaser agrees to indemnify to the fullest extent permitted under its Articles of Incorporation, its Bylaws and applicable law the present and former directors, officers, employees and agents of the Company against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently permitted to be indemnified pursuant to the Company's Certificate of Incorporation and Bylaws, for a period ending not sooner than the sixth anniversary of the Effective Time.

        (c) Should any claim or claims be made against any present or former director, officer, employee or agent of the Company, arising from such person's service as such, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 respecting the obligation of indemnity of the Purchaser shall continue in effect until the final disposition of all such claims.

        (d) In the event that Purchaser or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporations or entity of such consolidation or merger, then and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser shall assume the obligations of Purchaser set forth in this Section 5.8.

        (e) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and such party's heirs and representatives.

        (f) Purchaser will cause to be maintained for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to and including the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement.

    5.9 SEVERANCE BENEFITS. The Surviving Corporation shall honor, without modification, all employee severance plans (or policies) of the Company or any of its Subsidiaries in existence on the date of this Agreement and the employment and severance agreements of the Company or its Subsidiaries, as such agreements shall be in effect in accordance with the terms of this Agreement at the Effective Time.

    5.10  ADDITIONAL AGREEMENTS.

        (a) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Merger) and to cooperate with each other in connection with the foregoing.

        (b) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, and (ii) to obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulations, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, to effect all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental Entities, and to fulfill all conditions to this Agreement.

    5.11 COMPANY INDEBTEDNESS. Prior to the Effective Time, the Company shall cooperate with Purchaser in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding long-term indebtedness of the Company or any of its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

    5.12 OTHER ACTIONS BY THE COMPANY. If any "fair price," "moratorium," "control share acquisition," "shareholder protection" or other form of anti-takeover statute, regulation or charter provision or contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated hereby.

    5.13 LITIGATION COOPERATION. Promptly upon execution of this Agreement and until the Effective Time, the Company and Purchaser shall cooperate with each other in connection with any litigation by a third party arising out of or in connection with this Agreement or any of the transactions contemplated by this Agreement, and shall take such steps as are necessary to establish successfully a joint defense privilege, including without limitation coordinating all depositions in such actions.

    5.14 FUTURE FILINGS. The Company will deliver to Purchaser as soon as they become available true and complete copies of any report or statement mailed by it to its stockholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Purchaser, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply as to form in all material respects with all applicable requirements of law. The consolidated financial statements of the Company to be included in such reports and statements (excluding any information therein provided by Purchaser, as to which the Company makes no representation) will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (i) as otherwise indicated in such financial statements and the notes thereto or (ii) in the case of unaudited interim statements, to the extent permitted under Form 10-Q under the Exchange
Act) and will present fairly the consolidated financial position, results of operations and cash flows of the Company as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). Purchaser shall deliver to the Company as soon as they become available, true and complete copies of any report or statement mailed by it to the Company's stockholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time.

    5.15 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. From and after the date of this Agreement, the Company will not, except as otherwise provided herein, approve any acquisition of shares of common stock by any person which would result in such person becoming an interested stockholder (as such term is defined in Section 203 of the Delaware General Corporation Law) or otherwise be subject to Section 203 of the Delaware General Corporation Law.

    5.16 COMPANY ACTIONS RELATING TO TAX MATTERS. Without the prior consent of Purchaser (which shall not be unreasonably withheld and which shall be deemed given if there is no response within twenty business days of a request for consent), neither the Company nor any Subsidiary shall make or change any election, request permission of any Tax authority or to change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, or take or omit to take any action out of the ordinary course of its business, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of materially increasing the Tax liability of the Company, any Subsidiary, or the Purchaser.

    5.17 CONVERSION AND VOTING. Purchaser covenants and agrees to convert its Convertible Promissory Note into Series C-1 Preferred and to convert its Series C Preferred and Series C-1 Preferred into Common Stock before the record date for the Special Meeting and to vote all of its shares of common stock in favor of the Merger at the Special Meeting. Idanta covenants and agrees to convert its Series B Preferred into Common Stock before the record date for the Special Meeting and to vote all shares of common stock over which Idanta or any of its general partners have voting and investment power in favor of the Merger at the Special Meeting.

                                   ARTICLE VI
                              CONDITIONS OF MERGER

    6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in party by the party being benefited thereby, to the extent permitted by applicable law:

        (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

        (b) There shall not be in effect any law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Purchaser and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such law.

        (c) All authorizations, consents or approvals of a Governmental Entity required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Purchaser and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    6.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following condition, any or all of which may be waived in whole or in party by the party being benefited thereby, to the extent permitted by applicable law:

        (a) The representations and warranties of Purchaser and Merger Sub contained herein shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

        (b) Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

        (c) Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the President or any Vice President of Purchaser authorized to sign on behalf of Purchaser (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 6.2(a) and (b).

        (d) Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Actel and GateField Acquisition Corporation, in substantially the form attached hereto as EXHIBIT B.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND MERGER SUB TO EFFECT THE MERGER. The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following condition, any or all of which may be waived in whole or in party by the party being benefited thereby, to the extent permitted by applicable law:

        (a) The representations and warranties of the Company contained herein shall have been true in all material respects when made, with the exceptions described in the Signing Disclosure Letter, and shall be true in all material respects and on and as of the Closing Date, with the exceptions described in the Company Disclosure Letter, as though made on and as of the Closing Date.

        (b) The Company and Idanta shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

        (c) The Company shall have delivered to Purchaser and Merger Sub a certificate, dated as of the Closing Date, signed by the President or any Vice President of the Company authorized to sign on behalf of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 6.3(a) and (b).

        (d) Purchaser shall have received a legal opinion from Bay Venture Counsel, LLP, counsel to the Company, in substantially the form attached hereto as EXHIBIT C.

        (e) Purchaser shall have made arrangements with Timothy Saxe satisfactory to Purchaser providing for the employment of Mr. Saxe by Purchaser following the Merger.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated, at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company:

        (a) by mutual written agreement of the Boards of Directors of Purchaser and the Company;

        (b) by either Purchaser or Company,

            (i) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

            (ii) if there has been a willful breach by the other party (in the case of the Company, the "other party" as described in this paragraph shall refer to either Purchaser or Merger Sub) of any representation, warranty, covenant or agreement set forth in the Agreement and such breach is not reasonably capable of being cured and such condition satisfied prior to the Closing Date; or

            (iii) if the Closing has not occurred within sixty (60) days after the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, provided that such party shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing;

        (c) by Purchaser:

            (i) if the Board of Directors of the Company or any committee thereof shall have approved or recommended an Acquisition Proposal by a third party, or withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement or the transactions contemplated hereby, or failed to mail the Proxy Statement to its stockholders or failed to include in such Proxy Statement such recommendation (including the recommendation that the stockholders of the Company vote in favor of the Merger); or publicly resolved to do any of the foregoing;

            (ii) if GateField stockholder approval of this Agreement has not been obtained within fifty (50) days after the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company; or

            (iii) if Purchaser sends written notice to the Company;

        (d) by the Company pursuant to Section 5.5, in the event the Company has complied with all the provisions of Section 5.5 and has determined to accept a Superior Proposal.

    7.2  PROCEDURE AND EFFECT OF TERMINATION.

        (a) In the event of the termination of this Agreement by the Company or Purchaser or both of them pursuant to Section 7.1(a), 7.1(b)(i), or 7.1(b)(iii),
(A) the terminating party shall provide written notice of such termination to the other party and (B) this Agreement shall forthwith become void, except as set forth in Section 7.2(e) hereof, and there shall be no liability on the part of Purchaser or the Company.

        (b) In the event of the termination for willful breach of this Agreement by the Company or Purchaser pursuant to Section 7.1(b)(ii) or 7.1(c)(i),
(A) the terminating party shall provide written notice of such termination to the other party; (B) this Agreement shall forthwith become void, except as set forth in this Section 7.2(b) and Section 7.2(e) hereof; (C) the party committing such breach shall be subject to liability for damages actually incurred as a result of such breach; (D) if such breach was by the Company, Purchaser shall be entitled to exercise the Put Option, as defined in Section 7.2(c) hereof; and
(E) if such breach was by Purchaser, the Company shall be entitled to exercise the Call Option, as defined in Section 7.2(d) hereof.

        (c) In the event of the termination of this Agreement by Purchaser pursuant to Section 7.1(c)(ii) or by the Company pursuant to Section 7.1(d),
(A) the terminating party shall provide written notice of such termination to the other party; (B) this Agreement shall forthwith become void, except as set forth in this Section 7.2(c) and Section 7.2(e) hereof; and (C) Purchaser may require the Company, at Purchaser's discretion, to sell to Purchaser a convertible promissory note in the amount of $3 million on the same terms as the Convertible Promissory Note, except that such convertible promissory note would be convertible at an effective rate of $5.25 per share of Common Stock and shall bear interest at 100% of the applicable federal rate (the "PUT OPTION"). Purchaser may exercise the Put Option at any time within ninety days following the receipt by the non-terminating party of written notice of termination of this Agreement, and Purchaser shall tender the $3 million within three business days following the Company's receipt of Purchaser's written notice that Purchaser is exercising the Put Option.

        (d) In the event of the termination of this Agreement by Purchaser pursuant to Section 7.1(c)(iii) for any reason, (A) this Agreement shall forthwith become void and there shall be no liability on the part of Purchaser or the Company, except as set forth in this Section 7.2(d) and Section 7.2(e) hereof, and (B) the Company may require Purchaser, at the Company's discretion, to purchase a convertible promissory note in the amount of $3 million on the same terms as the Convertible Promissory Note, except that such convertible promissory note would be convertible at an effective rate of $5.25 per share of Common Stock and shall bear interest at 100% of the applicable federal rate (the "CALL OPTION"). The Company may exercise the Call Option at any time within ninety days following the Company's receipt of written notice of termination of this Agreement, and Purchaser shall tender the $3 million within three business days following Purchaser's receipt of the Company's written notice that the Company is exercising the Call Option.

        (e) The Confidentiality Agreement and Sections 5.2, 7.2, 7.3, 8.2, 8.3 and 8.5 of this Agreement shall survive any termination of this Agreement.

        (f) If this Agreement is terminated as provided herein, upon request therefor, each party will redeliver all documents or copies thereof, work papers and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to such other party.

    7.3 FEES AND EXPENSES. Except as otherwise provided in this Agreement and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    7.4 AMENDMENT. This Agreement may be amended by each of the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that (i) such amendment shall be in writing signed by all of the parties, and (ii) after adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which reduces the Merger Consideration or changes the form thereof or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, would materially adversely affect the stockholders of the Company.

    7.5 WAIVER. At any time prior to the Effective Time, whether before or after the Company's Special Meeting, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of such party. Notwithstanding the above, any waiver given shall not apply to any subsequent failure of compliance with agreements of the other party or conditions to its own obligations.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    8.1 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    8.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given, or made as of the date delivered if sent via telecopier or delivered personally (including, without limitation, delivery by commercial carrier warranting next-day delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by similar notice, except that notices of changes of address shall be effective upon receipt):

        (a) If to Company:

               GateField Corporation
               47100 Bayside Parkway
               Fremont, California 94538
               Attention: Timothy Saxe
               Fax No.: (510) 623-4484

           With copies to:

               Bay Venture Counsel, LLP
               1999 Harrison Street, Suite 1300
               Oakland, CA 94612
               Attention: Donald C. Reinke
               Fax No.: (510) 834-7440

        (b) If to the Purchaser or Merger Sub:

               Actel Corporation
               955 East Arques Avenue
               Sunnyvale, CA 94086-4533
               Attention: David L. Van De Hey
               Fax No.: (408) 328-2341

           With copies to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California 94304
               Attention: Henry P. Massey, Jr.
               Fax No.: (650) 493-6811

    8.3 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.4 REPRESENTATIONS AND WARRANTIES, ETC. The respective representations and warranties of the Company, Purchaser and Merger Sub contained herein shall survive until, and shall expire with, and be terminated and extinguished upon the Closing Date. This Section 8.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

    8.5 MISCELLANEOUS. This Agreement, the documents delivered pursuant hereto or in connection herewith and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) except for Section 5.8(e) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder,
(iii) may not be assigned, except that Purchaser may assign its rights hereunder in whole or in part to one or more direct or indirect Subsidiaries which, in written instruments reasonably satisfactory to the Company, shall agree to make all representations and warranties of Purchaser set forth herein and shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement; PROVIDED, HOWEVER, that no such assignment shall relieve the assignor of its obligations hereunder, and
(iv) shall be governed by and construed in accordance with the laws of the State of Delaware and the State of California, respectively. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

    IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement to be executed effective as of the date first written above by their respective officers thereunto duly authorized.

                                                GATEFIELD CORPORATION

                                                By:  /s/ TIMOTHY SAXE
                                                     ---------------------------------------
                                                     Timothy Saxe, PRESIDENT

                                                ACTEL CORPORATION

                                                By:  /s/ FARES N. MUBARAK
                                                     ---------------------------------------
                                                     Fares N. Mubarak, VICE PRESIDENT OF ENGINEERING

                                                GATEFIELD ACQUISITION
                                                CORPORATION

                                                By:  /s/ FARES N. MUBARAK
                                                     ---------------------------------------
                                                     Fares N. Mubarak, VICE PRESIDENT OF ENGINEERING

                                                As to Section 5.17 only

                                                IDANTA PARTNERS LTD.

                                                By:  /s/ JONATHAN S. HUBERMAN
                                                     ---------------------------------------
                                                     Jonathan S. Huberman, GENERAL PARTNER

                                                                        ANNEX II

                                          May 23, 2000

Board of Directors
GateField Corporation
47436 Fremont Blvd.
Fremont, CA 94538

Gentlemen:

    We understand that Gatefield Corporation ("Gatefield") and Actel Corporation ("Actel") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") whereby a wholly-owned subsidiary of Actel will be merged with and into GateField and GateField will become a wholly-owned subsidiary of Actel (the "Merger"). The terms of the Merger will be set forth more fully in the Merger Agreement.

    Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement) the issued and outstanding shares of common stock, par $0.10 par value per share, of GateField ("GateField Common Stock") will be converted into the right to receive $5.25 per share in cash (the "Consideration").

    You have asked us to advise you as to the fairness, from a financial point of view, to the holders of GateField Common Stock (other than Actel and its affiliates) of the Consideration to be received by such holders in the Merger. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by GateField as financial advisor to render this opinion in connection with the Merger and will receive a fee for our services, none of which is contingent on the consummation of the Merger. In addition, GateField has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

    For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated May 12, 2000; (ii) reviewed certain publicly available information concerning GateField and certain other relevant financial and operating data of GateField furnished to us by GateField; (iii) held discussions with members of management of GateField concerning the current and future business prospects of GateField; (iv) reviewed and discussed with the management of GateField certain financial forecasts and projections prepared by such management; (v) reviewed the historical stock prices and trading volumes of GateField Common Stock; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for GateField; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

    In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that
(i) any material liabilities (contingent or otherwise, known or unknown) of GateField are as set forth in the financial statements of GateField and
(ii) the terms set forth in the executed Merger Agreement will not differ materially from the proposed terms provided to us in the draft Merger Agreement dated May 12, 2000. With respect to GateField's financial forecasts provided to us by its management, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available

GateField Corporation
May 23, 2000
Page 2

estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of GateField. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of GateField. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of GateField Common Stock (other than Actel and its affiliates) of the Consideration to be received by such holders in the Merger and does not address GateField's underlying business decision to engage in the Merger or the consideration to be received by any individual stockholder. Our opinion does not constitute a recommendation to any stockholder of GateField as to how such stockholder should vote on the proposed Merger. We are not expressing any opinion as to the prices at which the GateField Common Stock will actually trade at any time.

    In the ordinary course of our business, we may actively trade the equity securities of GateField and Actel for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of GateField and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such information statement or proxy statement.

    Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Consideration to be received by the holders of GateField Common Stock (other than Actel and its affiliates) in the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          /s/ NEEDHAM & COMPANY, INC.

                                          NEEDHAM & COMPANY, INC.

                                                                       ANNEX III

                        DELAWARE GENERAL CORPORATION LAW
                         SECTION 262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section  258, Section  263 or Section  264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
    Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                                     III-1

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section
    228 or Section 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a

                                     III-2
    second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided , that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account

                                     III-3
all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined t hat such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     III-4

                                                                        ANNEX IV

                          CALIFORNIA CORPORATIONS CODE
                              SECTION 1300 ET SEQ.

Section 1300. Shareholder in short-form merger; Purchase at fair market value; "Dissenting shares"; "Dissenting shareholder"

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1)(without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section  1302. Stamping or endorsing dissenting shares

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305. Duty and report of appraisers; Court's confirmation of report; Determination of fair market value by court; Judgment, and payment; Appeal; Costs of action

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

Section 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section  1307. Disposition of dividends upon dissenting shares

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section  1309. When dissenting shares lose their status

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

Section 1310. Suspension of proceedings for compensation or valuation pending litigation

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

Section  1311. Shares to which chapter inapplicable

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                   2100-SM2PS-00

                             GATEFIELD CORPORATION
                            47436 FREMONT BOULEVARD
                         FREMONT, CALIFORNIA 94538-6503
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                           FRIDAY, NOVEMBER 10, 2000



    The undersigned stockholder of GateField Corporation, a Delaware Corporation (the "Company") acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated October 10, 2000, and hereby appoints Lynne M. Bennett and Timothy Saxe and each of them, as the proxies and attorneys-in-fact, with full power to each of substitution on behalf and in the name of the undersigned, to vote all shares of the capital stock of the Company, and otherwise represent all of the shares registered in the name of the undersigned at the Special Meeting of Stockholders of the Company to be held at the offices of the Company, on Friday, November 10, 2000 at 8:00 a.m. (local time), and at any and all postponements, continuations or adjournments thereof, with the same force and effect as the undersigned might or could do if personally present thereat, as set forth below and in their discretion upon any other business that may properly come before the Special Meeting.


    Attendance of those signing on the reverse side at the Special Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall affirmatively indicate thereat the intention of those signing on the reverse side to vote said shares in person. If those signing on the reverse side hold(s) any of the shares of capital stock of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by those signing on the reverse side in every such capacity as well as individually.

    1. To approve and adopt an Amended and Restated Agreement and Plan of Merger dated May 31, 2000 by and among the Company, Actel Corporation, a California corporation ("Actel"), GateField Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Actel and with respect to Section
5.17 thereof only, Idanta Partners Ltd, a Texas general partnership, and to approve the merger of the Company and GateField Acquisition Corporation as described therein.

                / /  FOR        / /  AGAINST        / /  ABSTAIN

    2. To adjourn the Special Meeting to a future date, if necessary to seek additional votes, and to transact such other business as may properly come before the Special Meeting.

                / /  FOR        / /  AGAINST        / /  ABSTAIN

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS MADE AS TO ANY INDIVIDUAL ITEM HEREIN, IT IS INTENDED THAT SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND IN THE DISCRETION OF THE NAMED PROXIES WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

    Both of said attorneys and proxies or their substitutes as shall be present and act at the Special Meeting, or if only one be present and act then that one, shall have and may exercise all of the powers of both of said attorneys and proxies hereunder.


    The undersigned hereby acknowledges receipt of (a) the Notice of Special Meeting of Stockholders to be held on November 10, 2000 and (b) the accompanying Proxy Statement.


    WITNESS the signature of the undersigned this             day of           ,
2000.

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           ---------------------------------------------------------------------
                                SIGNATURE(S)

                                Please sign this proxy exactly as your name appears hereon: joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

                                Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.